                                                         Pursuant to Rule 424(b)
                                                      Registration No. 333-28943


                                2,500,000 Shares

                                 NCO GROUP, INC.

                                  Common Stock

     Of the 2,500,000 shares of Common Stock offered hereby (the "Offering"), 1,444,000 shares are being sold by NCO Group, Inc. ("NCO" or the "Company") and 1,056,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "NCOG." On July 1, 1997, the last sale price of the Common Stock as reported on the Nasdaq National Market was $30.875 per share. See "Price Range of Common Stock."

     See "Risk Factors" commencing on page 8 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================
                    Price to     Underwriting     Proceeds to        Proceeds to
                    Public       Discount (1)     Company (2)     Selling Shareholders
-----------------------------------------------------------------------------------------
Per Share  ......     $29.50        $1.62           $27.88                   $27.88
-----------------------------------------------------------------------------------------
Total (3)  ......   $73,750,000   $4,050,000     $40,258,720               $29,441,280
=========================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company, estimated at $900,000.

(3) Certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock at the Price to Public shown above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Shareholders will be $84,812,500, $4,657,500, and $39,896,280, respectively. See "Principal and
    Selling Shareholders" and "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the office of Montgomery Securities on or about July 8, 1997.
                               ----------------


MONTGOMERY SECURITIES
                          JANNEY MONTGOMERY SCOTT INC.

                                             THE ROBINSON-HUMPHREY COMPANY, INC.

                                  July 2, 1997

[Three pictures depicting: (i) the Company's call center in Blue Bell, Pennsylvania, (ii) the Company's call center in Buffalo, New York and (iii) the Company's computer center in Blue Bell, Pennsylvania. The Company's logo appears in the upper left-hand corner of the page.]























     Certain persons participating in this Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" or "NCO" mean NCO Group, Inc., a Pennsylvania corporation, and its subsidiaries and predecessors. Unless otherwise indicated, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; and (ii) gives effect to the Company's acquisitions of Goodyear & Associates, Inc. ("Goodyear"), Tele-Research Center, Inc. ("TRC") and CMS A/R Services ("CMS A/R") in January 1997 and the Collection Division of CRW Financial, Inc. ("CRWCD") in February 1997 (collectively, the "1997 Acquisitions").


                                  The Company


     NCO is a leading provider of accounts receivable management and related services utilizing an extensive teleservices infrastructure. The Company develops and implements customized accounts receivable management solutions for clients. The Company provides these services on a national basis from 18 call centers located in 15 states. The Company employs advanced workstations and sophisticated call management systems comprised of predictive dialers, automated call distribution systems, digital switching and customized computer software. Through efficient utilization of technology and intensive management of human resources, the Company has achieved rapid growth in recent years. Since April 1994, the Company has completed eight acquisitions, including four in the first quarter of 1997, which have enabled it to increase its penetration of existing markets, establish a presence in certain new markets and realize significant operating efficiencies. In addition, the Company has leveraged its infrastructure by offering additional services including telemarketing, customer service call centers and other outsourced administrative services. The Company believes that it is currently among the 10 largest accounts receivable management companies in the United States.


     The Company provides its services principally to clients in the financial services, government, education, healthcare, retail and commercial, telecommunications and utilities sectors. The Company has over 7,000 clients, including Bell Atlantic Corporation, Pennsylvania Higher Education Assistance Agency, First Union Corporation, Medical Center of Delaware, PECO Energy Company, Federal Express Corporation and MCI Communications Corporation. No client accounted for more than 10% of the Company's revenue (no more than 5% on a pro forma basis) in 1996. For its accounts receivable management services, the Company generates substantially all of its revenue on a contingency fee basis. The Company seeks to be a low cost provider, and as such its fees typically range from 15% to 35% of the amount recovered on behalf of the Company's clients, with an average of 23.7% in 1996 on a pro forma basis. According to the 1995 Top Collection Markets Survey published by the American Collectors Association, Inc. ("ACA"), an industry trade group, the average fees realized by the accounts receivable management companies surveyed were in the range of 30% to 43% depending upon the industries served. For many of its other outsourced teleservices, the Company is paid on a fixed fee basis. While NCO's contracts are relatively short-term, the Company seeks to develop long-term relationships with its clients and works closely with them to provide quality, customized solutions.


     Increasingly, companies are outsourcing many non-core functions to focus on revenue generating activities, reduce costs and improve productivity. In particular, many corporations are recognizing the advantages of outsourcing accounts receivable management and other teleservices as a result of numerous factors including: (i) the increasing complexity of such functions; (ii) changing regulations and increased competition in certain industries; and (iii) the development of sophisticated call management systems requiring substantial capital investment, technical capabilities and human resource commitments. Consequently, receivables referred to third parties for management and recovery in the United States have grown substantially from approximately $43.7 billion in 1990 to approximately $84.3 billion in 1995, according to estimates published by the ACA. While significant economies of scale exist for large accounts receivable management companies, the industry remains highly fragmented. Based on information obtained from the ACA, there are approximately 6,300 accounts receivable management companies in operation, the majority of which are small, local businesses. Given the financial and competitive constraints facing these small companies and the limited number of liquidity options for the owners of such businesses, the Company believes that the industry will experience consolidation in the future. See "Business -- Industry Background."

     The Company strives to be a cost-effective, client service driven provider of accounts receivable management and other related teleservices to companies with substantial outsourcing needs. The Company's business strategy encompasses a number of key elements which management believes are necessary to ensure quality service and to achieve consistently strong financial performance. First, the Company focuses on the efficient utilization of its technology and infrastructure to constantly improve productivity. The Company's teleservices infrastructure enables it to perform large scale accounts receivable management programs cost effectively and to rapidly and efficiently integrate the Company's acquisitions. A second critical component is NCO's commitment to client service. Management believes that the Company's emphasis on designing and implementing customized accounts receivable management programs for its clients provides it with a significant competitive advantage. Third, the Company seeks to be a low cost provider of accounts receivable management services by centralizing all administrative functions and minimizing overhead at all branch locations. Lastly, the Company is targeting larger clients which offer significant cross-selling opportunities and have greater teleservices outsourcing requirements. See "Business -- Business Strategy."

     The Company seeks to continue its rapid expansion through both internal and external growth. The Company has experienced and expects to continue to experience strong internal growth by continually striving to increase its market share, expand its industry-specific market expertise and develop and offer new value-added teleservices. In addition, Company intends to continue to take advantage of the fragmented nature of the accounts receivable management industry by making strategic acquisitions. Through selected acquisitions, the Company will seek to serve new geographic markets, expand its presence in its existing markets and add complementary services. Since the Company's initial public offering in November 1996 ("IPO"), the Company has completed four acquisitions. Certain information related to such acquisitions is summarized in the following table.



                                         Fiscal 1996
Acquired      Year       Acquisition     Revenues
Company      Founded        Date         (millions)      Headquarters              Primary Services
----------   ---------   -------------   ------------   ------------------   -------------------------------
CRWCD         1957       Feb. 1997         $ 25.9       Philadelphia, PA     Accounts Receivable Management
CMS A/R       1972       Jan. 1997            6.8       Jackson, MI          Accounts Receivable Management
Goodyear      1974       Jan. 1997            5.5       Charlotte, NC        Accounts Receivable Management
TRC           1992       Jan. 1997            1.9       Philadelphia, PA     Market Research/Teleservices

     The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, the Company is not a party to any agreements, understandings, arrangements or negotiations regarding any material acquisitions; however as the result of the Company's process of regularly reviewing acquisition prospects, negotiations may occur from time to time if appropriate opportunities arise. See "Acquisition History" and the Pro Forma Consolidated Financial Statements.

     The Company's principal executive offices are located at 1740 Walton Road, Blue Bell, Pennsylvania 19422, and its telephone number is (800) 220-2274. Effective July 7, 1997, the Company's principal executive offices will be relocated to 515 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034.

                                 The Offering


Common Stock offered by:
 The Company   ..........................................   1,444,000 shares
 The Selling Shareholders  ..............................   1,056,000 shares
Common Stock to be outstanding after the Offering  ......   8,779,868 shares (1)
Use of proceeds   .......................................   For repayment of bank debt incurred to
                                                            finance the 1997 Acquisitions and for
                                                            working capital and other general corpo-
                                                            rate purposes, including possible acquisi-
                                                            tions.
Nasdaq National Market symbol ...........................   NCOG

------------
(1) Includes an aggregate of 200,320 shares of Common Stock which are being sold by certain Selling Shareholders upon the exercise of outstanding warrants and stock options and an aggregate of 76,923 shares of Common Stock which are being sold by certain Selling Shareholders upon the conversion of a $1.0 million Convertible Note.

   Excludes: (i) an aggregate of 749,680 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan; (ii) 90,591 shares of Common Stock reserved for issuance upon the exercise of warrants granted by the Company to Mellon Bank, N.A.; (iii) 42,503 shares of Common Stock reserved for issuance upon the conversion of the Company's $900,000 Convertible Note issued as partial consideration for the Goodyear acquisition; and (iv) 250,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued as partial consideration for the CRWCD acquisition. See "Acquisition History," "Management -- Stock Option Plans" and "Description of Capital Stock -- Warrants and Convertible Notes."

                     SUMMARY FINANCIAL AND OPERATING DATA
                 (Dollars in thousands, except per share data)




                                                 Years Ended December 31,
                                  ------------------------------------------------------
                                    1992        1993        1994            1995
                                  ----------  ----------  ----------  ------------------
Statement of Income Data:
Revenue ........................  $  5,822    $  7,445    $  8,578     $     12,733
 Operating costs and
  expenses:
 Payroll and related
  expenses .....................    3,058       4,123       4,558             6,797
 Selling, general and
  administrative expenses ......    2,013       2,391       2,674             4,042
 Depreciation and
  amortization expenses   ......       95         141         215               348
                                  --------    --------    --------     -------------
Income from operations    ......      656         790       1,131             1,546
Other income (expense) .........       15          11         (45)             (180)
                                  --------    --------    --------     -------------
Income before provision for
 income taxes ..................      671         801       1,086             1,366
Pro forma provision for
 income taxes (5)   ............      268         320         434               546
                                  --------    --------    --------     -------------
Pro forma net income (5)  ......  $   403    $    481    $    652      $        820
                                  ========    ========    ========     =============
Pro forma net income per
 share (5) .....................                                       $       0.17(6)
                                                                       =============
Pro forma weighted average
 shares outstanding ............                                          4,728,906(6)
                                                                       =============
Selected Operating Data:
Total value of accounts
 referred  .....................  $150,707    $199,108    $281,387     $    431,927
Average fee   ..................     16.9%       20.2%       22.5%             22.4%


                          [RESTUBBED FROM TABLE ABOVE]

                                          Years Ended December 31,                  Three Months Ended March 31,
                                  --------------------------------------   ---------------------------------------------
                                                 1996                                                  1997
                                  --------------------------------------                     ---------------------------
                                                            Pro                                                 Pro
                                       Actual           Forma(1)(2)            1996            Actual       Forma(3)(4)
                                  ------------------  ------------------  ------------------  -------------  ------------
Statement of Income Data:
Revenue ........................   $     30,760        $     79,944        $      6,044        $  18,077      $  20,918
 Operating costs and
  expenses:
 Payroll and related
  expenses .....................         14,651              40,209               2,998            9,046         10,324
 Selling, general and
  administrative expenses ......         10,032              28,789               1,931            5,932          7,037
 Depreciation and
  amortization expenses   ......          1,254               3,043                 200              716            846
                                   -------------       -------------       -------------       ---------      ---------
Income from operations    ......          4,823               7,903                 915            2,383          2,711
Other income (expense) .........           (576)                  2                (155)             (82)            34
                                   -------------       -------------       -------------       ---------      ---------
Income before provision for
 income taxes ..................          4,247               7,905                 760            2,301          2,745
Pro forma provision for
 income taxes (5)   ............          1,706               3,374                 304              994          1,115
                                   -------------       -------------       -------------       ---------      ---------
Pro forma net income (5)  ......   $      2,541        $      4,531        $        457        $   1,307      $   1,630
                                   =============       =============       =============       =========      =========
Pro forma net income per
 share (5) .....................   $       0.50(6)     $       0.64(6)     $       0.10(6)     $    0.18      $    0.21
                                   =============       =============       =============       =========      =========
Pro forma weighted average
 shares outstanding ............      5,086,736(6)        7,071,272(6)        4,733,549(6)     7,371,157      7,912,073
                                   =============       =============       =============       =========      =========
Selected Operating Data:
Total value of accounts
 referred  .....................   $  1,173,342        $  4,024,658                            $ 581,258      $ 974,266
Average fee   ..................           25.2%               23.7%                                25.2%          23.3%

                                                      March 31, 1997
                                                  -----------------------
                                                                As
                                                  Actual     Adjusted(7)
                                                  --------   ------------
Balance Sheet Data:
 Cash and cash equivalents   ..................     $5,793    $  37,013
 Working capital ..............................      7,996       39,216
 Total assets .................................     61,436       92,656
 Long-term debt, net of current portion  ......     10,733        1,383
 Shareholders' equity  ........................     41,044       81,614

------------
(1) Assumes that the acquisition of Management Adjustment Bureau, Inc. and the 1997 Acquisitions occurred on January 1, 1996.


(2) Gives effect to: (i) the reduction of certain redundant operating costs and expenses that were immediately identifiable at the time of the acquisitions; (ii) the increase in amortization expense as if the acquisitions had occurred on January 1, 1996 and the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions; (iii) the elimination of interest expense associated with acquisition-related debt repaid with proceeds of the Company's IPO and the proceeds of the Offering; (iv) the issuance of 1,604,620 shares of Common Stock at the IPO price of $13.00 per share which, net of the underwriting discount and offering expenses payable by the Company, was sufficient to repay acquisition related debt of $15.0 million and to fund the distribution of undistributed S Corporation earnings of $3.2 million through September 3, 1996, the termination date of the Company's S Corporation status, to existing shareholders of the Company; (v) the issuance of 345,178 shares of Common Stock and warrants exercisable for 250,000 shares of Common Stock in connection with the acquisition of CRWCD; and (vi) the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million. See Pro Forma Consolidated Financial Statements.

(3) Assumes that the 1997 Acquisitions occurred on January 1, 1997.

(4) Gives effect to: (i) the reduction of certain redundant operating costs and expenses that were immediately identifiable at the time of the acquisitions; (ii) the increase in amortization expense as if the acquisitions had occurred on January 1, 1997 and the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions; (iii) the elimination of interest expense associated with acquisition related debt to be repaid with proceeds of the Offering; (iv) the issuance of 345,178 shares of Common Stock and warrants exercisable for 250,000 shares of Common Stock in connection with the acquisition of CRWCD; and (v) the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million. See Pro Forma Consolidated Financial Statements.

(5) Prior to September 3, 1996 the Company operated as an S Corporation for income tax purposes and accordingly was not subject to federal or state income taxes prior to such date. Accordingly, the historical financial statements do not include a provision for federal and state income taxes for such periods. Pro forma net income and pro forma net income per share have been computed as if the Company had been fully subject to federal and state income taxes for all periods presented. See Note 8 of Notes to Consolidated Financial Statements.

(6) Assumes that the Company issued 249,758 shares of Common Stock at $13.00 per share to fund the distribution of undistributed S Corporation earnings of $3.2 million through September 3, 1996, the termination date of the Company's S Corporation status, to existing shareholders of the Company.

(7) Gives effect to: (i) the sale of the 1,444,000 shares of Common Stock offered by the Company hereby (at the public offering price of $29.50 per share) and the application of the net proceeds therefrom as set forth in "Use of Proceeds" and (ii) the exercise of warrants and stock options to purchase an aggregate of 200,320 shares of Common Stock which are being sold by certain Selling Shareholders in the Offering and the receipt by the Company of the aggregate exercise price of $211,000.

                                 RISK FACTORS

     Certain statements included in this Prospectus, including, without limitation, statements regarding the anticipated growth in the amount of accounts receivable placed for third-party management, the continuation of trends favoring outsourcing of other administrative functions, the Company's objective to grow through strategic acquisitions, the Company's ability to realize operating efficiencies upon the completion of the recent acquisitions and other acquisitions that may occur in the future, the Company's ability to expand its service offerings, the anticipated changes in revenues from acquired companies and trends in the Company's future operating performance, and statements as to the Company's or management's beliefs, expectations or opinions, are forward-looking statements. The factors discussed below and elsewhere in this Prospectus could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information contained in "Acquisition History -- Financial Impact of Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


Risks Associated with Recent Acquisitions


     The 1997 Acquisitions were consummated in the first quarter of 1997. The businesses acquired had combined revenues of $40.1 million in 1996 compared to the Company's revenue of $30.8 million in 1996 ($39.9 million on a pro forma basis assuming that the acquisition of Management Adjustment Bureau, Inc. ("MAB") had occurred on January 1, 1996). The Company is currently in the process of integrating the 1997 Acquisitions as well as completing the integration of MAB. Such integration will likely place significant demands on the Company's management and infrastructure. There can be no assurance that businesses acquired in the 1997 Acquisitions or the MAB acquisition will be successfully integrated with that of the Company, that the Company will be able to realize operating efficiencies or eliminate redundant costs or that their businesses will be operated profitably. Further, there can be no assurance that clients of the acquired businesses will continue to do business with the Company or that the Company will be able to retain key employees. Due to the consolidation or closing of certain CRWCD branch offices, and the loss of certain contracts during 1996, revenue for CRWCD for 1997 is anticipated to be 10% to 15% lower than CRWCD's revenue for 1996. Approximately $8.4 million of the proceeds of this Offering will be used to repay indebtedness incurred to finance the 1997 Acquisitions. See "Use of Proceeds."


Risks Associated with Rapid Growth


     The Company has experienced rapid growth over the past several years which has placed significant demands on its administrative, operational and financial resources. The Company seeks to continue such rapid growth which could place additional demands on its resources. Future internal growth will depend on a number of factors, including the effective and timely initiation and development of client relationships, the Company's ability to maintain the quality of services it provides to its clients and the recruitment, motivation and retention of qualified personnel. Sustaining growth will also require the implementation of enhancements to its operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth, and any failure to do so could have a materially adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


Risks Associated with Future Acquisitions


     A primary element of the Company's growth strategy is to continue to pursue strategic acquisitions that expand and complement the Company's business. The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, the Company is not a party to any agreements, understandings, arrangements or negotiations regarding any material acquisitions; however, as the result of the Company's process of regularly reviewing acquisition prospects, negotiations may occur from time to time if appropriate opportunities arise. There can be no assurance that the

Company will be able to identify additional acquisition candidates on terms favorable to the Company or in a timely manner, enter into acceptable agreements or close any such transactions. There can also be no assurance that the Company will be able to continue its acquisition strategy, and any failure to do so could have a materially adverse effect on the Company's business, financial condition, results of operations and ability to sustain growth. In addition, the Company believes that it will compete for attractive acquisition candidates with other larger companies, consolidators or investors in the accounts receivable management industry. Increased competition for such acquisition candidates could have the effect of increasing the cost to the Company of pursuing this growth strategy or could reduce the number of attractive candidates to be acquired. Future acquisitions could divert management's attention from the daily operations of the Company and otherwise require additional management, operational and financial resources. Moreover, there is no assurance that the Company will successfully integrate businesses acquired in the future into its business or operate such acquired businesses profitably. Acquisitions also may involve a number of additional risks including: adverse short-term effects on the Company's operating results; dependence on retaining key personnel; amortization of acquired intangible assets; and risks associated with unanticipated problems, liabilities or contingencies. See "Business -- Growth Strategy."

     The Company may require additional debt or equity financing to fund any future acquisitions, which may not be available on terms favorable to the Company, if at all. To the extent the Company uses its capital stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing shareholders, including the purchasers of Common Stock in this Offering. In the event that the Company's capital stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept the Company's capital stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources or is unable to use its capital stock as consideration for acquisitions, its growth through acquisitions could be limited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


Fluctuations in Quarterly Operating Results


     The Company has experienced and expects to continue to experience quarterly variations in revenue and net income as a result of many factors, including the timing of clients' accounts receivable management programs, the commencement of new contracts, the termination of existing contracts, costs to support growth by acquisition or otherwise, the effect of the change of business mix on margins and the timing of additional selling, general and administrative expenses to support new business. In connection with certain customer contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts which may adversely affect the Company's operating results in a particular quarter. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected. While the effects of seasonality on the Company's business historically have been obscured by its rapid growth, the Company's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's quarterly operating results could also be affected by the costs and timing of completion and integration of acquisitions. In the fourth quarter of 1996, income from operations and net income as a percentage of revenue were lower than in prior quarters of 1996 largely as a result of the higher payroll and related expenses of MAB as compared to the Company's core business. Similarly, in the first quarter of 1997, the Company's operating and net margins were adversely affected by the higher cost structures of MAB and the 1997 Acquisitions as compared to the Company's core business.


Dependence on Key Personnel


     The Company is highly dependent upon the continued services and experience of its senior management team, including Michael J. Barrist, President and Chief Executive Officer. The loss of the services of Mr. Barrist or other members of its senior management could have a materially adverse effect on the Company. The Company has five-year employment contracts with Mr. Barrist and certain other key executives. In addition, the Company has a $4.0 million key person life insurance policy on Mr. Barrist. See "Management."

Dependence on Certain Sectors; Contract Risks


     Most of the Company's revenues are derived from clients in the financial services, government, education, healthcare, retail and commercial, telecommunications and utilities sectors. A significant downturn in any of these sectors or any trends to reduce or eliminate the use of third-party accounts receivable management services could have a materially adverse impact on the Company's business, results of operations and financial condition. The Company enters into contracts with most of its clients which define, among other things, fee arrangements, scope of services and termination provisions. Clients may usually terminate such contracts on 30 or 60 days notice. Accordingly, there can be no assurance that existing clients will continue to use the Company's services at historical levels, if at all. Under the terms of these contracts, clients are not required to place accounts with the Company but do so on a discretionary basis. In addition, substantially all of the Company's contracts are on a contingent fee basis in which the Company recognizes revenues only as accounts are recovered. See "Business."


Competition


     The accounts receivable management industry is highly competitive. The Company competes with approximately 6,300 providers, including large national corporations such as First Data Corporation, Equifax Inc., Outsourcing Solutions Inc., The Union Corporation and many regional and local firms. Some of the Company's competitors have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. In addition, the accounts receivable management services offered by the Company, in many instances, are performed in-house. Moreover, many larger clients retain multiple accounts receivable management providers which exposes the Company to continuous competition in order to remain a preferred vendor. There can be no assurance that outsourcing of the accounts receivable management function will continue or that the Company's clients which currently outsource such services will not bring them in-house. The Company also competes with other firms, such as SITEL Corporation, APAC Teleservices, Inc. and TeleTech Holdings, Inc., in providing teleservices. As a result of these factors, there can be no assurance that the Company will be able to compete successfully with its existing or future competitors. See "Business -- Competition."


Risk of Business Interruption; Reliance on Computer and Telecommunications
   Infrastructure


     The Company's success is dependent in large part on its continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching. The Company has invested significantly in technology in an effort to remain competitive and anticipates that it will be necessary to continue to do so in the future. Moreover, computer and telecommunication technologies are evolving rapidly and are characterized by short product life cycles, which require the Company to anticipate technological developments. There can be no assurance that the Company will be successful in anticipating, managing or adopting such technological changes on a timely basis or that the Company will have the capital resources available to invest in new technologies. In addition, the Company's business is highly dependent on its computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through casualty or operating malfunction, could have a materially adverse effect on the Company's business. The Company's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a materially adverse impact on the Company. See "Business -- Operations."


Dependence on Labor Force


     The accounts receivable management industry is very labor intensive and experiences high personnel turnover. Many of the Company's employees receive modest hourly wages, and a portion of these employees are employed on a part-time basis. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and could adversely impact the quality of services the Company provides to its clients. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient number of qualified employees. Additionally, an increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect the Company. See "Business -- Personnel and Training."


Government Regulation


     The accounts receivable management and telemarketing industries are regulated under various federal and state statutes. In particular, the Company is subject to the federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. The Company is also subject to the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on the Company to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The accounts receivable management business is also subject to state regulation, and some states require that the Company be licensed as a debt collection company. With respect to the other teleservices offered by the Company, including telemarketing, the federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 broadly authorizes the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. The federal Telephone Consumer Protection Act of 1991 (the "TCPA") limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to the federal TCPA. The failure to comply with applicable statutes and regulations could have a materially adverse effect on the Company. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance.

     Several of the industries served by the Company are also subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of the Company's clients, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations. See "Business -- Government Regulation."


Control by Principal Shareholders


     Immediately following this Offering, Michael J. Barrist will beneficially own approximately 23.4% of the Common Stock (approximately 20.6% if the Underwriters' over-allotment option is exercised in full), and together with the other directors and executive officers of the Company will beneficially own approximately 37.6% (approximately 33.3% if the Underwriters' over-allotment option is exercised in full). As a result of such voting concentration, Mr. Barrist, together with the other directors and executive officers of the Company, would likely be able to effectively control most matters requiring approval by the Company's shareholders, including the election of directors. Such voting concentration may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."


Possible Volatility of Stock Price


     Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results, market conditions for accounts receivable management, telemarketing industry or business services stocks in general, the timing and announcement of acquisitions by the Company or its competitors or government regulatory action, could have a significant impact on the future price of the Common Stock. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that purchasers of Common Stock in this Offering will be able to resell their Common Stock at prices equal to or greater than the offering price hereunder.

Shares Eligible for Future Sale

     Sales of the Company's Common Stock in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's future ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have 8,779,868 shares of Common Stock outstanding. Of these shares, all of the 2,500,000 shares sold in the Offering will be, and the 2,875,000 shares sold in the IPO are, available for resale in the public market without restriction, except for any such shares purchased by affiliates of the Company. The Company's directors, executive officers and the Selling Shareholders have agreed, subject to certain limitations, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the closing of the Offering without the prior written consent of Montgomery Securities. Following the expiration of this 90-day period, such persons will hold an aggregate of 3,406,868 outstanding shares of Common Stock (3,031,868 shares if the over-allotment option is exercised in full) which may be resold under Rule 144. Upon completion of the Offering, the Company also will continue to have outstanding warrants to purchase an aggregate of 90,591 shares of Common Stock exercisable at any time on or before July 31, 2005, a $900,000 Convertible Note convertible into 42,503 shares of Common Stock at any time on or before January 22, 2002 and a warrant to purchase 250,000 shares of Common Stock exercisable at any time on or before January 31, 2002. The holders of the warrants, in their capacity as Selling Shareholders, have agreed, subject to certain limitations, not to offer, sell or otherwise dispose of any shares of Common Stock issuable upon exercise of the warrants for a period of 90 days after the closing of the Offering without the prior written consent of Montgomery Securities. The holders of the warrants and the Convertible Note will continue to be entitled to certain demand and/or piggyback registration rights following the completion of the Offering. In addition, the Company intends to register 749,680 shares of Common Stock reserved for issuance to its employees, directors, consultants and advisors under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan. Options to purchase an aggregate of 542,901 shares of Common Stock will continue to be outstanding under all such plans upon the completion of the Offering. See "Management -- Stock Option Plans," "Description of Capital Stock -- Warrants and Convertible Notes" and "Shares Eligible for Future Sale."


Anti-Takeover Provisions

     The Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws (the "Bylaws") contain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction. The Articles permit the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, up to 5,000,000 shares of Preferred Stock without shareholder approval. The Company's Bylaws also provide for the staggered election of directors to serve for one-, two- and three-year terms, and for successive three-year terms thereafter, subject to removal only for cause upon the vote of not less than 65% of the shares of Common Stock represented at a shareholders' meeting. Certain provisions of the Articles and Bylaws may not be amended except by a similar 65% vote. In addition, the Company is subject to certain anti-takeover provisions of the Pennsylvania Business Corporation Law. See "Description of Capital Stock."

                              ACQUISITION HISTORY


     Since 1994, the Company has completed eight strategic acquisitions, including four in the first quarter of 1997, which have expanded its client base and geographic presence, increased its presence in key industries and substantially increased its revenues and profitability. A key element of the Company's growth strategy is to continue to pursue selected strategic acquisitions to serve new geographic markets or industries, expand its presence in its existing markets and add complementary service applications. The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, the Company is not a party to any agreements, understandings, arrangements or negotiations regarding any material acquisitions; however, as the result of the Company's process of regularly reviewing acquisition prospects, negotiations may occur from time to time if appropriate opportunities arise. A summary of the completed acquisitions follows:


Collection Division of CRW Financial, Inc.


     On February 2, 1997, NCO purchased substantially all of the assets of the CRWCD for $3.8 million in cash, 345,178 shares of Common Stock and warrants to purchase 250,000 shares of Common Stock at an exercise price of $27.625 per share. In connection with the acquisition of CRWCD, NCO granted to CRW Financial, Inc. certain demand and piggyback registration rights to register, under certain conditions, the shares of Common Stock issued to CRW Financial, Inc. and the shares of Common Stock issuable upon the exercise of warrants issued by the Company to CRW Financial, Inc. The purchase price was valued at approximately $12.8 million. CRWCD provided accounts receivable management services principally to the telecommunications, education, financial, government and utility sectors from 10 offices located throughout the United States. In addition, CRWCD had a commercial collections division. CRWCD's clients included California Student Aid Commission, Federal Express Corporation and the Massachusetts Department of Revenue. CRWCD's revenues for the year ended December 31, 1996 were $25.9 million.


CMS A/R Services


     On January 31, 1997, NCO purchased substantially all of the assets of CMS A/R for $5.1 million in cash. CMS A/R, located in Jackson, Michigan, specialized in providing a wide range of accounts receivable management and administrative services to the utility sector, including traditional recovery of delinquent accounts, outsourced administrative services, early stage accounts receivable management and database management services. CMS A/R's clients included CMS Energy Corporation, Commonwealth Edison Company and PECO Energy Company. CMS A/R's revenues for the year ended December 31, 1996 were $6.8 million.


Tele-Research Center, Inc.


     On January 30, 1997, NCO purchased certain assets of TRC for $1.6 million in cash. The purchase price may be increased by up to $600,000 if the TRC business achieves certain revenue targets during the three-year period following the closing date. At the option of the seller, the purchase price adjustment may be paid in cash or Common Stock, based on the fair market value of the Common Stock as of the date that the purchase price adjustment accrues. TRC, located in Philadelphia, Pennsylvania, provided market research, data collection and other teleservices to market research companies as well as end-users. TRC's clients included Corestates Bank, N.A., Nextel Communications and ATX Telecommunications. TRC's revenues for the year ended December 31, 1996 were $1.9 million.


Goodyear & Associates, Inc.


     On January 22, 1997, NCO purchased all of the outstanding stock of Goodyear for $4.5 million in cash and a $900,000 Convertible Note. The Note is convertible at any time into 42,503 shares of the Company's Common Stock and bears interest payable monthly at a rate of 8.0% per annum with principal due in January 2002. In connection with the acquisition of Goodyear, NCO granted the former majority shareholders of Goodyear certain piggyback registration rights to register the shares of Common Stock issuable upon the conversion of the

Convertible Note. Goodyear, based in Charlotte, North Carolina, provided accounts receivable management services principally to the telecommunications, education and utility sectors. Goodyear's clients included BellSouth Corporation. Goodyear's revenues for the year ended December 31, 1996 were $5.5 million.


Management Adjustment Bureau, Inc.


     On September 5, 1996, NCO purchased all of the outstanding stock of MAB for $8.0 million in cash and a $1.0 million Convertible Note. The Note is convertible at any time into 76,923 shares of the Company's Common Stock and bears interest payable monthly at a rate of 8.0% per annum with principal due in September 2001. In connection with the acquisition of MAB, NCO granted the former majority shareholder of MAB certain piggyback registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Note. MAB, based in Buffalo, New York, provided accounts receivable management services, principally to the education, financial services, telecommunications and utility sectors. MAB's clients included NationsBank Corporation, Fleet Bank, New York State Electric and Gas and St. John's University.


Trans Union Corporation Collections Division


     On January 3, 1996, NCO purchased certain assets of the Trans Union Corporation Collections Division ("TCD") for $4.8 million in cash. TCD provided accounts receivable management services, principally to the telecommunications, utility and healthcare sectors from offices in Pennsylvania, Ohio and Kansas. TCD's clients included Bell Atlantic Corporation, Western Resources Corporation and Hutchinson Hospital Corporation.


Eastern Business Services, Inc.


     In August 1995, NCO purchased certain assets of Eastern Business Services, Inc. ("Eastern") for $1.6 million in cash and the assumption of a non-interest bearing note payable in the amount of $252,000 and certain other accounts payable in the amount of $209,000. Eastern, based in Beltsville, Maryland, provided accounts receivable management services, principally to the utility and healthcare sectors. Eastern's clients included Bell Atlantic Corporation, Potomac Electric Power Company and Washington Gas.


B. Richard Miller, Inc.


     In April 1994, NCO purchased certain assets of B. Richard Miller, Inc. ("BRM") for $1.0 million in cash, the issuance by the Company of a $127,000 promissory note and the issuance of 123,803 shares of Common Stock and an option to acquire 86,881 shares of Common Stock at an exercise price of $2.16 per share (which option was exercised in 1995). In connection with the acquisition, BRM's principal shareholder became an executive officer of the Company. BRM, based in Ardmore, Pennsylvania, provided accounts receivable management services, principally to the education sector. BRM's clients included University of Pennsylvania, Rutgers University and Seton Hall University.


Financial Impact of Acquisitions


     The Company financed the 1997 Acquisitions with borrowings of approximately $8.4 million from its revolving credit facility with Mellon Bank, N.A., the net proceeds from the Company's IPO and funds from operations. The Company financed the MAB, TCD, Eastern and BRM acquisitions with borrowings from Mellon Bank, N.A., which borrowings were repaid with a portion of the proceeds from the Company's IPO. In September 1996, the bank increased the Company's revolving credit facility from $7.0 million to $15.0 million to finance the acquisition of MAB. The bank further increased this facility to $25.0 million at an interest rate of LIBOR plus 2.5% in December 1996. Mellon Bank, N.A. has committed to reduce the interest rate to 1.5% over LIBOR upon the completion of this Offering. The Company granted the bank a warrant to acquire 175,531 shares of Common Stock at a nominal exercise price in consideration for establishing the revolving credit facility for acquisitions, and granted additional warrants to purchase 46,560 shares and 18,500 shares of Common Stock at an exercise price of $13.00 per share in consideration for increasing the revolving credit facility to $15.0 million and to $25.0 million, respectively.

     All of the acquisitions have been accounted for under the purchase method of accounting for financial reporting purposes. These acquisitions have created goodwill estimated at $38.0 million which is being amortized over a 15- to 25-year period resulting in amortization expense of approximately $1.7 million annually.

     In each of the acquisitions completed prior to 1997, the Company acquired businesses with higher cost structures than the Company. In the months following the acquisitions, the Company leveraged its existing infrastructure to realize additional operating efficiencies in order to bring the cost structure of the acquired companies in line with NCO's current operating results. These other cost savings included: (i) reductions in payroll and related expenses relating primarily to redundant collections and administrative personnel, (ii) reduction in rent and other facilities costs, and (iii) reduction in certain direct and indirect expenses such as telephone, mailing and data processing costs.

     The Company has also begun to realize certain operating efficiencies from the 1997 Acquisitions. These result from: (i) reduction of management, operating and administrative personnel, (ii) consolidation and centralization of numerous administrative functions such as cash processing, data entry and client service, (iii) closure of several facilities, and (iv) renegotiation of certain of the remaining facilities' leases. As a result, the Company has reduced the expense structure of the 1997 Acquisitions to levels more consistent with NCO's current operating results. The Company expects to realize further expense reductions as it continues the integration process through the end of 1997, including: (i) migration of acquired companies' computer systems to a single computer platform, (ii) additional staff reductions, and (iii) consolidation and centralization of certain other administrative functions. The Company's ability to achieve such further cost savings is uncertain and there can be no assurance that such businesses will be successfully integrated with that of the Company, or that the Company will be able to realize operating efficiencies or eliminate redundant costs. See "Risk Factors -- Risks Associated with Recent Acquisitions."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 1,444,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $39.4 million after deducting the underwriting discount and estimated expenses of the Offering and based on the public offering price of $29.50 per share. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     Approximately $8.4 million of the net proceeds will be used to repay outstanding debt under the Company's Credit Agreement with Mellon Bank, N.A. incurred to finance the 1997 Acquisitions. The Company entered into the Credit Agreement in July 1995 to obtain working capital and acquisition financing and to refinance certain existing debt. The Credit Agreement, as amended, provides a revolving line of credit which permits borrowings of up to $25.0 million at an interest rate equal to LIBOR plus 2.5% (8.1875% at May 31, 1997). Mellon Bank, N.A. has committed to reduce the interest rate to 1.5% over LIBOR upon the completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company intends to use the remaining net proceeds of $31.0 million for working capital and other general corporate purposes, including possible future acquisitions. The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. Currently, the Company is not a party to any agreements, understandings, arrangements or negotiations regarding any material acquisitions; however, as the result of the Company's process of regularly reviewing acquisition prospects, negotiations may occur from time to time if appropriate opportunities arise. Pending the uses described above, the Company intends to invest its net proceeds in short-term, investment-grade securities.


                           DIVIDEND POLICY AND PRIOR
                             S CORPORATION STATUS

     The Company historically was treated for federal and state income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and under Pennsylvania law. As a result of the Company's status as an S Corporation, the Company's shareholders, rather than the Company, were taxed directly on the earnings of the Company for federal and certain state income tax purposes, whether or not such earnings were distributed. The Company made cash distributions to the then current shareholders aggregating $658,000, $813,000, $1.1 million and $876,838 in respect of the Company's S Corporation earnings for 1993, 1994, 1995 and 1996 (through September 3, 1996), respectively. On September 3, 1996 (the "Termination Date"), the Company terminated its status as an S Corporation and thereupon became subject to federal and state income taxes at applicable C Corporation rates. In November 1996, the Company paid to shareholders of record as of the Termination Date a distribution of approximately $3.2 million representing the Company's undistributed S Corporation earnings through the Termination Date.

     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In addition, the Company's Credit Agreement prohibits the Company from paying cash dividends without the lender's prior consent. The Company currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                          PRICE RANGE OF COMMON STOCK

     The Company completed the initial public offering of its Common Stock at $13.00 per share on November 6, 1996. The Common Stock is traded on the Nasdaq National Market under the symbol "NCOG." The following table sets forth, for the periods indicated, the high and low closing sale prices for the Common Stock, as reported by Nasdaq:



                                                     High        Low
                                                  ----------   --------
1996
       Fourth Quarter (from November 6, 1996)      $19 7/16    $16 1/2
1997
       First Quarter  ...........................   28 3/8      16 3/4
       Second Quarter ...........................   33 3/4      18 1/4

     On July 1, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $30.875 per share. As of June 30, 1997, the Company's Common Stock was held by approximately 23 holders of record. Based on information obtained from the Company's transfer agent, the Company believes that the number of beneficial owners of its Common Stock is approximately
1,034.

                                CAPITALIZATION

     The following table sets forth as of March 31, 1997 the current portion of long-term debt and capitalized lease obligations and the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to: (i) the exercise of warrants and stock options to purchase an aggregate of 200,320 shares of Common Stock which are being sold by certain Selling Shareholders in the Offering and the receipt by the Company of the aggregate exercise price of $211,000, (ii) the conversion of a $1.0 million Convertible
Note into 76,923 shares of Common Stock which are being sold by certain
Selling Shareholders in the Offering, and (iii) the sale by the Company of 1,444,000 shares of Common Stock in the Offering (at the public offering price of $29.50 per share) and the application of the net proceeds therefrom as set forth in "Use of Proceeds." This table should be reviewed in conjunction with the Company's historical and pro forma financial statements and related notes appearing elsewhere in this Prospectus.



                                                                                March 31, 1997
                                                                           ------------------------
                                                                           Actual      As Adjusted
                                                                           ---------   ------------
                                                                                (In thousands)
Current portion of long-term debt and capitalized lease obligations  ...   $   182       $   182
                                                                           ========      ========
Long-term debt, net of current portion (1):
 Revolving credit agreement   ..........................................   $ 8,429       $    79
 Capitalized lease obligations   .......................................       404           404
 Convertible notes payable    ..........................................     1,900           900
                                                                           --------      --------
  Total long-term debt and capitalized lease obligations.   ............    10,733         1,383
Shareholders' equity:
 Preferred Stock, no par value, 5,000,000 shares authorized; no
  shares issued or outstanding   .......................................
 Common Stock, no par value, 25,000,000 shares authorized;
  7,058,625 shares issued and outstanding, actual, 8,779,868 shares
  issued and outstanding, as adjusted (2)    ...........................    37,577        78,298
 Unexercised warrants (3)  .............................................     1,271         1,120
 Retained earnings   ...................................................     2,196         2,196
                                                                           --------      --------
  Total shareholders' equity  ..........................................    41,044        81,614
                                                                           --------      --------
  Total capitalization  ................................................   $51,777       $82,997
                                                                           ========      ========

------------
(1) See Notes 7 and 13 of Notes to Consolidated Financial Statements for a description of the terms of the Company's debt.

(2) Excludes: (i) an aggregate of 800,000 shares of Common Stock (749,680 shares, as adjusted) reserved for issuance under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan; (ii) 240,591 shares of Common Stock (90,591 shares, as adjusted) reserved for issuance upon the exercise of warrants issued to Mellon Bank, N.A.; (iii) 76,923 shares of Common Stock (0 shares, as adjusted) reserved for issuance upon the conversion of the Company's $1.0 million Convertible Note issued as partial consideration for the MAB acquisition; (iv) 42,503 shares of Common Stock reserved for issuance upon the conversion of the Company $900,000 Convertible Note issued as partial consideration for the Goodyear acquisition; and (v) 250,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued by the Company at an exercise price of $27.625 per share as partial consideration for the CRWCD acquisition. See "Acquisition History," "Management -- Stock Option Plans" and "Description of Capital Stock -- Warrants and Convertible Notes."

(3) Reflects: (i) a warrant to purchase 175,531 shares of Common Stock (25,531 shares, as adjusted) at a nominal exercise price issued by the Company to Mellon Bank, N.A.; (ii) a warrant to purchase 46,560 shares of Common Stock at an exercise price of $13.00 per share issued by the Company to Mellon Bank, N.A.; (iii) a warrant to purchase 18,500 shares of Common Stock at an exercise price of $13.00 per share issued by the Company to Mellon Bank, N.A.; and (iv) a warrant to purchase 250,000 shares of Common Stock issued by the Company at an exercise price of $27.625 per share as partial consideration for the CRWCD acquisition.

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected financial data of the Company for each of the five years in the period ended December 31, 1996 are derived from the financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position for such periods. The results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year. The Pro Forma Consolidated Financial Statements do not purport to represent what NCO's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. The following data should be read in conjunction with the Company's actual and pro forma consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                     SELECTED FINANCIAL AND OPERATING DATA
                 (Dollars in thousands, except per share data)




                                                                    Years Ended December 31,
                                 ----------------------------------------------------------------------------------------------
                                   1992        1993        1994            1995                           1996
                                 ----------  ----------  ----------  ------------------  --------------------------------------
                                                                                                                   Pro
                                                                                              Actual           Forma(1)(2)
                                                                                         ------------------  ------------------
Statement of Income Data:
 Revenue  .....................  $  5,822    $  7,445    $  8,578     $     12,733        $     30,760        $     79,944
 Operating costs and
   expenses:
  Payroll and related
   expenses  ..................    3,058       4,123       4,558             6,797              14,651              40,209
   Selling, general and
   administrative
   expenses  ..................    2,013       2,391       2,674             4,042              10,032              28,789
  Depreciation and amor-
   tization expenses                  95         141         215               348               1,254               3,043
                                 --------    --------    --------     -------------       -------------       -------------
 Income from
  operations    ...............      656         790       1,131             1,546               4,823               7,903
 Other income
  (expense)  ..................       15          11         (45)             (180)               (576)                  2
                                 --------    --------    --------     -------------       -------------       -------------
 Income before provision for
  income taxes   ..............      671         801       1,086             1,366               4,247               7,905
 Pro forma provision
  for income taxes (5)   ......      268         320         434               546               1,706               3,374
                                 --------    --------    --------     -------------       -------------       -------------
 Pro forma net income (5) ...... $    403    $    481    $    652     $        820        $      2,541        $      4,531
                                 ========    ========    ========     =============       =============       =============
 Pro forma net income per
  share (5)  ..................                                       $       0.17(6)     $       0.50(6)     $       0.64(6)
                                                                      =============       =============       =============
 Pro forma weighted average
   shares outstanding .........                                          4,728,906(6)        5,086,736(6)        7,071,272(6)
                                                                      =============       =============       =============
Selected Operating Data:
 Total value of
  accounts referred   .........  $150,707    $199,108    $281,387     $    431,927        $  1,173,342        $  4,024,658
 Average fee ..................      16.9%       20.2%       22.5%            22.4%               25.2%               23.7%

                         [RESTUBBED FROM TABLE ABOVE]


                                          Three Months Ended March 31,
                                 -----------------------------------------------
                                       1996                     1997
                                 ------------------  ---------------------------
                                                                       Pro
                                                       Actual       Forma(3)(4)
                                                     -------------  ------------
Statement of Income Data:
 Revenue  .....................   $      6,044        $  18,077      $  20,918
 Operating costs and
   expenses:
  Payroll and related
   expenses  ..................          2,998            9,046         10,324
   Selling, general and
   administrative
   expenses  ..................          1,931            5,932          7,037
  Depreciation and amor-
   tization expenses ..........            200              716            846
                                  -------------       ---------      ---------
 Income from
  operations    ...............            915            2,383          2,711
 Other income
  (expense)  ..................           (155)             (82)            34
                                  -------------       ---------      ---------
 Income before provision for
  income taxes   ..............            760            2,301          2,745
 Pro forma provision
  for income taxes (5)   ......            304              994          1,115
                                  -------------       ---------      ---------
 Pro forma net income (5) .....   $        457        $   1,307      $   1,630
                                  =============       =========      =========
 Pro forma net income per
  share (5)  ..................   $       0.10(6)     $    0.18      $    0.21
                                  =============       =========      =========
 Pro forma weighted average
  shares outstanding   ........      4,733,549(6)     7,371,157      7,912,073
                                  =============       =========      =========
Selected Operating Data:
 Total value of
  accounts referred   .........                       $ 581,258      $ 974,266
 Average fee ..................                            25.2%          23.3%


                                                               December 31,
                                               ---------------------------------------------
                                               1992     1993     1994     1995      1996
                                               -------  -------  -------  -------  ---------
Balance Sheet Data:
 Cash and cash equivalents ..................    $ 421    $ 562    $ 526    $ 805  $12,059
 Working capital  ...........................      362      445      473      812   13,629
 Total assets  ..............................    1,794    1,990    3,359    6,644   35,826
 Long-term debt, net of current portion   ...      144       59      732    2,593    1,092
 Shareholders' equity   .....................      686      876    1,423    2,051   30,648

                          [RESTUBBED FROM TABLE ABOVE]


                                                        March 31, 1997
                                                    -----------------------
                                                                   As
                                                      Actual    Adjusted(7)
                                                     --------  ------------
Balance Sheet Data:
 Cash and cash equivalents ..................          $5,793    $37,013
 Working capital  ...........................           7,996     39,216
 Total assets  ..............................          61,436     92,656
 Long-term debt, net of current portion   ...          10,733      1,383
 Shareholders' equity   .....................          41,044     81,614

------------
(1) Assumes that the acquisition of MAB and the 1997 Acquisitions occurred on January 1, 1996.

(2) Gives effect to: (i) the reduction of certain redundant operating costs and expenses that were immediately identifiable at the time of the acquisitions; (ii) the increase in amortization expense as if the acquisitions had occurred on January 1, 1996 and the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions; (iii) the elimination of interest expense associated with acquisition-related debt repaid with proceeds of the Company's IPO and the proceeds of the Offering; (iv) the issuance of 1,604,620 shares of Common Stock at the IPO price of $13.00 per share which, net of the underwriting discount and offering expenses payable by the Company, was sufficient to repay acquisition related debt of $15.0 million and to fund the distribution of undistributed S Corporation earnings of $3.2 million through September 3, 1996, the termination date of the Company's S Corporation status, to existing shareholders of the Company; (v) the issuance of 345,178 shares of Common Stock and warrants exercisable for 250,000 shares of Common Stock in connection with the acquisition of CRWCD; and (vi) the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million. See Pro Forma Consolidated Financial Statements.

(3) Assumes that the 1997 Acquisitions occurred on January 1, 1997.

(4) Gives effect to: (i) the reduction of certain redundant operating costs and expenses that were immediately identifiable at the time of the acquisitions;
    (ii) the increase in amortization expense as if the acquisitions had occurred on January 1, 1997 and the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions; (iii) the elimination of interest expense associated with acquisition related debt to be repaid with proceeds of the Offering; (iv) the issuance of 345,178 shares of Common Stock and warrants exercisable for 250,000 shares of Common Stock in connection with the acquisition of CRWCD; and (v) the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million. See Pro Forma Consolidated Financial Statements.

(5) Prior to September 3, 1996 the Company operated as an S Corporation for income tax purposes and accordingly was not subject to federal or state income taxes prior to such date. Accordingly, the historical financial statements do not include a provision for federal and state income taxes for such periods. Pro forma net income and pro forma net income per share have been computed as if the Company had been fully subject to federal and state income taxes for all periods presented. See Note 8 of Notes to Consolidated Financial Statements.

(6) Assumes that the Company issued 249,758 shares of Common Stock at $13.00 per share to fund the distribution of undistributed S Corporation earnings of $3.2 million through September 3, 1996, the termination date of the Company's S Corporation status, to existing shareholders of the Company.

(7) Gives effect to: (i) the sale of the 1,444,000 shares of Common Stock offered by the Company hereby (at the public offering price of $29.50 per share) and the application of the net proceeds therefrom as set forth in "Use of Proceeds" and (ii) the exercise of warrants and stock options to purchase an aggregate of 200,320 shares of Common Stock which are being sold by certain Selling Shareholders in the Offering and the receipt of the Company of the aggregate exercise price of $211,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     NCO is a leading provider of accounts receivable management and other related services such as customer service call centers, telemarketing and other outsourced administrative services. In 1996, accounts receivable management services comprised more than 90% of the Company's revenue; however, the Company expects other related services to represent a greater portion of its business in the future. As a result of rapid internal growth and selected strategic acquisitions, the Company's revenue has grown from $7.4 million in 1993 to $79.9 million in 1996 on a pro forma basis, giving effect to the MAB acquisition and the 1997 Acquisitions. NCO operates 18 call centers with 1,337 workstations in 15 states.

     The Company has historically generated substantially all of its revenue from the recovery of delinquent accounts receivable on a contingency fee basis. Contingency fees typically range from 15% to 35% of the amount recovered on behalf of the Company's clients, but can range from 6% for the management of accounts placed early in the recovery cycle to 50% for accounts which have been serviced extensively by the client or by other third-party providers. In addition, the Company generates revenue from fixed fees for certain accounts receivable management and other related services. Revenue is earned and recognized upon collection of the accounts receivable for contingency fees and as work is performed for fixed fee services. Although its average accounts receivable management fee has increased from 20.2% in 1993 to 23.7% in 1996 on a pro forma basis, the Company expects to remain among the low cost providers of accounts receivable management services; accordingly, the Company does not expect its average contingency fee to increase materially in the future. The Company enters into contracts with most of its clients which define, among other things, fee arrangements, scope of services and termination provisions. Clients may usually terminate such contracts on 30 or 60 days notice. In the event of termination, however, clients typically do not withdraw accounts referred to the Company prior to the date of termination, thus providing the Company with an ongoing stream of revenue from such accounts which diminishes over time.

     The Company's costs consist principally of payroll and related costs, selling, general and administrative costs, and depreciation and amortization. Payroll and related expenses consist of wages and salaries, commissions, bonuses and benefits for all employees of the Company, including management and administrative personnel. As the Company has grown, payroll costs as a percentage of revenue have gradually declined. Selling, general and administrative expenses, which include postage, telephone and mailing costs, and other costs of collections as well as expenses which directly support the operations of the business including facilities costs, equipment maintenance, sales and marketing, data processing, professional fees and other management costs, have remained relatively constant as a percentage of revenue since 1993.


     Since April 1994, the Company has completed eight acquisitions, including four in the first quarter of 1997, which have had a significant impact on the Company's financial condition and results of operations. As a result of these acquisitions, the Company has: (i) increased its penetration of the utilities, healthcare, financial services and telecommunications markets; (ii) established a presence in the education and insurance markets; (iii) increased its base of national clients; and (iv) expanded NCO's geographic presence by adding 17 call centers in 14 states. With respect to the acquisitions completed prior to 1997, the Company has been able to achieve significant economies of scale by eliminating certain redundant expenses, reducing the workforce of the acquired companies, and in the case of BRM and TCD, closing two offices. Revenues from the 1997 Acquisitions accounted for approximately 50.1% of the Company's 1996 pro forma revenue. The Company is currently integrating the 1997 Acquisitions and is in the process of bringing the cost structures of the acquired companies in line with NCO's current operating results. The Company regularly reviews various strategic acquisition proposals and periodically engages in discussions regarding such possible acquisitions.

     To date, all of the Company's acquisitions have been accounted for under the purchase method of accounting with the results of the acquired companies included in the Company's statements of income beginning on the date of acquisition. In pursuing acquisitions, the Company typically seeks to serve new geographic markets or industries, expand its presence in its existing markets and add complementary services. Upon completion of an acquisition, the Company immediately focuses on achieving operating efficiencies by eliminating redundant expenses and reducing certain other expenses to levels consistent with the Company's current operating results. Included elsewhere in this prospectus are Pro Forma Consolidated Financial Statements which show the effect of the MAB acquisition and the 1997 Acquisitions as if the results of each acquired company had been included in the Company's statement of income throughout the year ended December 31, 1996 and which show the effect of the 1997 Acquisitions as if the results of each acquired company had been included in the Company's statement of income throughout the three months ended March 31, 1997.

     For the periods shown prior to September 3, 1996, the Company had been treated for federal and state income tax purposes as an S Corporation. As a result, the Company's shareholders, rather than the Company, were taxed directly on the earnings of the Company for federal and certain state income tax purposes. The Company terminated its status as an S Corporation effective September 3, 1996 and is now subject to federal and state income taxes at applicable C Corporation rates. Accordingly, the pro forma provision for income taxes assumes that the Company was subject to federal and state income taxes for all prior periods.


Pro Forma Compared to Actual Results of Operations

     Pro forma operating data for the year ended December 31, 1996 and the quarter ended March 31, 1997 assume that the MAB acquisition was consummated on January 1, 1996 and that the 1997 Acquisitions were consummated on January 1, 1996 and January 1, 1997, respectively. Pro forma adjustments have been made to reflect the elimination of certain expenses that were immediately identifiable at the time of the acquisitions. For instance, pro forma adjustments to the MAB acquisition and the 1997 Acquisitions include the elimination of approximately 59 redundant administrative and collection personnel, the reduction of the salaries of the principal shareholders of MAB and Goodyear, respectively, the closing or consolidation of four existing call centers, as well as the downsizing of three call centers into customer service locations. See "Acquisition History -- Financial Impact of Acquisitions" and Notes to Pro Forma Consolidated Financial Statements. At the time of the acquisitions, the acquired companies had a higher cost structure than that of the Company's core business. The Company intends to leverage its infrastructure to realize additional operating efficiencies in order to bring the cost structure of the acquired companies in line with NCO's current operating results. These other costs savings include: (i) further reduction in payroll and related expenses relating primarily to redundant collections and administrative personnel; (ii) further reductions in facilities costs; and (iii) reduction of certain expenses such as telephone, mailing and data processing. Management believes it will realize these cost savings with respect to the acquired companies, although no assurances can be given that such cost savings will be realized. Due to the higher cost structures of the acquired business and the fact that all expected expense savings are not reflected in pro forma adjustments, certain pro forma operating percentages compare unfavorably to actual operating percentages for the periods under consideration. Due to the consolidation or closing of certain CRWCD branch offices, and the loss of certain contracts during 1996, revenue for CRWCD for 1997 is anticipated to be 10% to 15% lower than CRWCD's revenue for 1996.

Results of Operations

     The following tables set forth income statement data on an historical and pro forma basis as a percentage of revenue:



                                                 Years Ended December 31,              Three Months Ended March 31,
                                         -----------------------------------------   --------------------------------
                                         1994       1995              1996           1996               1997
                                         --------   --------   -------------------   --------   ---------------------
                                                                           Pro                               Pro
                                                               Actual     Forma                 Actual      Forma
                                                               --------   --------              --------   ----------
Revenue    ...........................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%       100.0%
Operating costs and expenses:
 Payroll and related expenses   ......    53.1       53.4       47.6       50.3       49.6       50.0         49.4
 Selling, general and administrative
  expenses ...........................    31.2       31.7       32.6       36.0       32.0       32.8         33.6
 Depreciation and amortization
  expenses    ........................     2.5        2.7        4.1        3.8        3.3        4.0          4.0
                                         ------     ------     ------     ------     ------     ------      ------
  Total ..............................    86.8       87.8       84.3       90.1       84.9       86.8         87.0
                                         ------     ------     ------     ------     ------     ------      ------
Income from operations ...............    13.2       12.2       15.7        9.9       15.1       13.2         13.0
Other income (expense) ...............    (0.5)      (1.4)      (1.9)        --       (2.6)      (0.5)         0.1
                                         ------     ------     ------     ------     ------     ------      ------
Income before income taxes   .........    12.7       10.8       13.8        9.9       12.5       12.7         13.1
Pro forma provision for income taxes.      5.1        4.3        5.5        4.2        5.0        5.5          5.5
                                         ------     ------     ------     ------     ------     ------      ------
Pro forma net income   ...............     7.6%       6.5%       8.3%       5.7%       7.5%       7.2%         7.5%
                                         ======     ======     ======     ======     ======     ======      ======

Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996

     Revenue. Revenue increased $12.1 million or 199.1% to $18.1 million for the three months ended March 31, 1997 from $6.0 million for the comparable period in 1996. The addition of new clients and growth in business from existing clients represented $1.3 million of the additional revenue. In addition, $3.4 million of revenue was attributable to the MAB acquisition completed in September 1996, $4.1 million was attributable to the CRWCD acquisition completed in February 1997, and $3.2 million was attributable to the Goodyear, CMS A/R, and TRC acquisitions completed in January 1997.


     Payroll and related expenses. Payroll and related expenses increased $6.0 million to $9.0 million for the three months ended March 31, 1997 from $3.0 million for the comparable period in 1996, and increased as a percentage of revenue to 50.0% from 49.6%. Payroll and related expenses increased as a percentage of revenue primarily as a result of the businesses acquired in the MAB acquisition and the 1997 Acquisitions having a higher cost structure than that of the Company. This increase was partially offset by spreading the cost of management and administrative personnel over a larger revenue base.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased $4.0 million to $5.9 million for the three months ended March 31, 1997 from $1.9 million for the comparable period in 1996, and increased as a percentage of revenue to 32.8% from 32.0%. Selling, general and administrative expenses increased as a percentage of revenue primarily as a result of the businesses acquired in the CRWCD and CMS A/R acquisitions having a higher cost structure than that of the Company. The Company also experienced increased costs as a result of a change in business mix which required the increased use of national data bases and credit reporting services.


     Depreciation and amortization. Depreciation and amortization increased to $716,000 for the three months ended March 31, 1997 from $200,000 for the comparable period in 1996. Of this increase, $394,000 was a result of the MAB acquisition and the 1997 Acquisitions. The remaining $122,000 consisted of amortization of deferred financing charges and depreciation resulting from capital expenditures incurred in the ordinary course of business.


     Other income (expense). Interest expense increased $3,000 to $175,000 for the three months ended March 31, 1997 from the comparable period in 1996. Although the Company's revolving credit facility had been repaid with a portion of the net proceeds from the IPO, the Company borrowed $8.4 million to partially finance the 1997 Acquisitions in the three months ended March 31, 1997. Investment income increased $76,000 to $93,000 for the three months ended March 31, 1997 from the comparable period in 1996. This increase was primarily attributable to the investment of funds remaining from the IPO after repayment of outstanding debt as well as an increase in funds held in trust for clients.

     Income tax expense. Income tax expense for the three months ended March 31, 1997 was $994,000 and was computed using an assumed rate of 43.2% after giving effect to non-deductible goodwill resulting from certain of the acquired companies. The Company was an S Corporation as of March 31, 1996, and accordingly, there was no provision for income taxes. The pro forma provision for income taxes of $304,000 for the three months ended March 31, 1996 was computed utilizing an assumed rate of 40.0% after giving effect to non-deductible goodwill.

     Net income. Net income increased to $1.3 million for the three months ended March 31, 1997 from $456,000 for the comparable period in 1996, a 186.6% increase.


Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased $18.0 million or 141.6% to $30.8 million in 1996 from $12.7 million in 1995. Of this increase, $5.0 million was attributable to the MAB acquisition completed in September 1996, $6.8 million was attributable to the TCD acquisition completed in January 1996, and $1.3 million was attributable to a full year of revenue from the Eastern acquisition in 1996 versus three months in 1995. Additionally, $4.8 million of the increase was due to internal growth from the addition of new clients and a growth in business from existing clients. Of this internal growth, $2.9 million of the increase was due to a full 12 months of revenue in 1996 from a contract awarded to the Company by a government agency in April 1995. Revenue from other related services, which became an area of focus in 1996, increased $1.2 million to $1.5 million in 1996 from $259,000 in 1995.

     Payroll and related expenses. Payroll and related expenses increased $7.9 million to $14.7 million in 1996 from $6.8 million in 1995, but decreased as a percentage of revenue to 47.6% from 53.5%. The decrease in payroll and related expenses as a percentage of revenue was primarily the result of spreading the relatively fixed costs of management and administrative personnel over a larger revenue base and the increased utilization of "on-line" computer services and other outside services, as well as eliminating redundant administrative staff following the TCD and Eastern acquisitions. These efficiencies were offset in part by higher payroll and related expenses of MAB as a percentage of its revenue. The effect of MAB was minimized due to only four months of the operations of MAB being included in the income statements.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $6.0 million to $10.0 million in 1996, from $4.0 million in 1995, and increased as a percentage of revenue to 32.6% from 31.7%. A large percentage of the increase was due to the increased costs associated with litigation management services performed by the Company on behalf of its clients in states where the laws are more conducive to the utilization of the legal process for recovery of delinquent accounts. In addition, the Company experienced increased costs as a result of a change in business mix which required the increased use of national data bases and credit reporting services. These increases were offset in part by operating efficiencies resulting from the TCD acquisition.

     Depreciation and amortization. Depreciation and amortization increased to $1.3 million in 1996 from $348,000 in 1995. Of this increase, $605,000 was a result of the MAB, TCD and Eastern acquisitions. The remaining $301,000 consisted of amortization of deferred financing charges and depreciation resulting from capital expenditures incurred in the ordinary course of business.


     Other income (expense). Interest expense increased to $818,000 in 1996 from $180,000 in 1995, primarily due to increased borrowings associated with the acquisitions of MAB, TCD and Eastern. Also included in other income (expense) for 1995 was a loss from the disposal of assets of $49,000.


     Pro forma provision for income taxes. The pro forma provision for income taxes of $1.7 million and $546,000 in 1996 and 1995 respectively, was computed using an assumed tax rate of 40.0% and giving effect to non-deductible goodwill from certain of the acquired companies.

     Pro forma net income. Pro forma net income increased to $2.5 million in 1996 from $820,000 in 1995, a 210.0% increase.


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenue. Revenue increased $4.2 million or 48.4% to $12.7 million in 1995 from $8.6 million in 1994. In 1995, the Company initiated a marketing program targeted at larger national accounts. As a result, the Company had internal growth of $2.9 million from the addition of new clients and growth in business from existing clients. This growth includes approximately $1.3 million from a contract with a governmental agency awarded in April 1995. In addition to strong internal growth, approximately $808,000 of the increase in revenue was attributable to the Eastern acquisition, and $437,000 was attributable to a full year of operations of BRM in 1995 versus eight months in 1994. This was partially offset by a decrease in revenue from outsourcing projects to $259,000 in 1995 from $357,000 in 1994. Approximately $300,000 of revenue from outsourcing projects in 1994 was from a one-time project completed in the first quarter of 1994.

     Payroll and related expenses. Payroll and related expenses increased $2.2 million to $6.8 million in 1995 from $4.6 million in 1994, and increased slightly as a percentage of revenue to 53.4% from 53.1%. During the fourth quarter of 1995, the Company hired a Vice President of Collection, as well as 20 additional telephone representatives necessary for two outsourcing projects which did not generate revenue until the first quarter of 1996. In addition, the one-time outsourcing project completed during the first quarter of 1994 had lower payroll and related expenses as a percentage of revenue. The increases in personnel were partially offset by spreading the relatively fixed costs of the Company's management and administrative personnel over a larger revenue base, as well as the elimination of redundant administrative staff related to the Eastern acquisition.

     Selling, general and administrative expenses. Selling general and administrative expenses increased $1.3 million to $4.0 million in 1995, from $2.7 million in 1994 and increased as a percentage of revenue to 31.7% from 31.2%. These increases were primarily due to higher data processing and facilities costs in anticipation of growth and to allow for the rapid assimilation of the TCD acquisition in the first quarter of 1996 without having to purchase short-term administrative services from the parent company of TCD during the post-acquisition transition.

     Depreciation and amortization. Depreciation and amortization increased to $348,000 in 1995 from $215,000 in 1994. Of this increase, $90,000 was attributable to the Eastern and BRM acquisitions. The remaining $43,000 consisted of amortization of deferred financing charges and depreciation resulting from capital expenditures incurred in the ordinary course of business.

     Other income (expense). Interest expense increased to $180,000 in 1995 from $72,000 in 1994, primarily due to increased borrowings associated with the Eastern and BRM acquisitions. The Company recorded a $49,000 loss from the disposal of assets in 1995.

     Pro forma provision for income taxes. The pro forma provision for income taxes of $546,000 and 434,000 in 1995 and 1994 respectively, was computed using an assumed tax rate of 40.0% and giving effect to non-deductible goodwill from certain of the acquired companies.

     Pro forma net income. Pro forma net income increased to $820,000 in 1995 from $652,000 in 1994, a 25.7% increase.

Quarterly Results

     The following table sets forth selected actual historical financial data for the calendar quarters of 1995 and 1996, and for the first calendar quarter of 1997. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarter Ended
                      -------------------------------------------------------------------------------------------------
                                        1995                                         1996                      1997
                      -----------------------------------------   ------------------------------------------   --------
                      Mar.       Jun.       Sept.      Dec.       Mar.       Jun.       Sept.       Dec.       Mar.
                       31         30         30         31         31         30         30          31         31
                      --------   --------   --------   --------   --------   --------   --------   ---------   --------
                                                           (dollars in thousands)
Revenue   .........   $2,544     $3,002     $3,480     $3,707     $6,044     $6,499     $7,715     $10,502     $18,076
Income from
 operations  ......      244        485        496        320        915      1,156      1,183      1,569       2,383
Net income   ......      227        429        460        250        760      1,001        968        906       1,307

                                                                Quarter Ended
                      -------------------------------------------------------------------------------------------------
                                         1995                                         1996                      1997
                      ------------------------------------------   ------------------------------------------   -------
                      Mar.       Jun.       Sept.       Dec.       Mar.       Jun.       Sept.       Dec.       Mar.
                       31         30          30         31         31         30          30         31         31
                      --------   --------   ---------   --------   --------   --------   ---------   --------   -------
                                                        (as a percentage of revenue)
Revenue   .........    100.0%     100.0%      100.0%    100.0%     100.0%     100.0%       100.0%    100.0%     100.0%
Income from
 operations  ......      9.6       16.2        14.3        8.6       15.1       17.8        15.3       14.9      13.2
Net income   ......      8.9       14.3        13.2        6.7       12.6       15.4        12.5        8.6       7.2

     In the past, the Company has experienced quarterly fluctuations in operating expenses. Due to the low revenue base of the Company at the time these costs were incurred, the impact of these fluctuations was more significant than if they had occurred at the Company's current revenue base. For instance, the fourth quarter of 1995 included additional costs primarily due to increases in data processing and facilities costs in anticipation of growth and to allow for the rapid assimilation of the TCD acquisition.

     The Company has experienced and expects to continue to experience quarterly variations in revenue and net income as a result of many factors, including the timing of clients' accounts receivable management programs, the commencement of new contracts, the termination of existing contracts, costs to support growth by acquisition or otherwise, the effect of the change of business mix on margins and the timing of additional selling, general and administrative expenses to support new business. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected. While the effects of seasonality on the Company's business historically have been obscured by its rapid growth, the Company's business tends to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

     The Company's quarterly operating results could also be affected by the costs and timing of completion and integration of acquisitions. In the fourth quarter of 1996, income from operations and net income as a percentage of revenue were lower than in prior quarters of 1996 largely as a result of the higher payroll and related expenses of MAB as compared to the Company's core business. Similarly, in the first quarter of 1997, the Company's operating and net margins were adversely affected by the higher cost structures of MAB and the 1997 Acquisitions as compared to the Company's core business.

Liquidity and Capital Resources

     In November 1996, the Company completed its IPO of 2,500,000 shares of its Common Stock at a price of $13.00 per share. The net proceeds to the Company were $28.8 million. The Company's primary sources of cash have historically been cash flow from operations, bank borrowings and, in 1996, the net proceeds from the IPO. Cash has been used for acquisitions, distributions to shareholders, purchases of equipment and working capital to support the Company's growth.


     Cash provided by operating activities was $1.4 million during the three months ended March 31, 1997, and $800,000 for the comparable period in 1996. The increase in cash provided by operations was primarily due to the increase in net income to $1.3 million in the three months ended March 31, 1997 compared to $760,000 in the comparable period in 1996, and the increase in non-cash charges, primarily depreciation and amortization, to $808,000 during the three months ended March 31, 1997 compared to $210,000 for the comparable period in 1996. These increases were offset by a $2.0 million increase in accounts receivable in the three months ended March 31, 1997 compared to a $811,000 increase in the comparable period in 1996 and a $254,000 decrease in accounts payable and accrued expenses in the three months ended March 31, 1997 compared to a $547,000 increase in the comparable period in 1996. Approximately $1.0 million of accounts payable and accrued expenses in acquired companies were reduced in order to bring the balances in line with NCO's payment policies.


     Cash provided by operating activities was $2.9 million in 1996 and $2.0 million in 1995. The increase in cash provided by operations was primarily due to the increase in net income to $3.6 million in 1996 compared to $1.4 million in 1995, and the increase in non-cash charges, primarily depreciation and amortization, to $1.3 million in 1996 compared to $348,000 in 1995. These increases were offset by a $1.8 million increase in accounts receivable in 1996 compared to a $572,000 increase in 1995 and a $222,000 increase in accounts payable and accrued expenses in 1996 compared to an $858,000 increase in 1995.


     Cash used in investing activities was $15.9 million during the first quarter of 1997 compared to $4.8 million for the comparable period in 1996. The increase was primarily due to the 1997 Acquisitions during the first quarter of 1997 versus the acquisition of TCD during the first quarter of 1996. In February 1997, NCO purchased substantially all of the assets of CRWCD for $3.75 million in cash, 345,178 shares of Common Stock and warrants for 250,000 shares of Common Stock. In January 1997, the Company purchased substantially all of the assets of CMS A/R for $5.1 million in cash, certain assets of TRC for $1.6 million in cash and all of the outstanding stock of Goodyear for $4.5 million in cash and a $900,000 Convertible Note. The Note is convertible into an aggregate of 42,503 shares of Common Stock at any time and bears interest payable monthly at a rate of 8.0% per annum with principal due in January 2002. The Company financed the cash portion of the purchase price for the 1997 Acquisitions with borrowings of $7.4 million under its Credit Agreement and financed the balance with proceeds of its IPO and existing working capital. During March 1997, the Company borrowed an additional $1.0 million under the Credit Agreement to pay certain accounts payable assumed as part of the CRWCD acquisition. In addition, the Company has accrued $1.6 million of acquisition related expenses. The 1997 Acquisitions collectively resulted in goodwill of $21.0 million.


     Cash used in investing activities was $13.5 million in 1996 compared to $2.0 million in 1995. The increase was primarily due to the acquisitions of MAB and TCD in 1996. In September 1996, the Company purchased all the outstanding stock of MAB for $8.0 million in cash and the issuance of a $1.0 million, five-year convertible note to the principal shareholder of MAB. The note is convertible into the Common Stock of the Company at the initial public offering price of $13.00 per share, and bears interest payable monthly at a rate of 8.0% per annum. In January 1996, the Company purchased all the assets of TCD for $4.8 million in cash. In August 1995, the Company purchased certain assets of Eastern for $1.6 million in cash and the assumption of a non-interest bearing note payable of $252,000 and certain other accounts payable in the amount of $209,000. The Company financed the cash portion of these acquisitions with bank borrowings. These acquisitions collectively resulted in goodwill of $14.2 million.


     In addition to equipment financed under operating leases, capital expenditures were $298,000, $976,000 and $312,000 in 1995, 1996 and the first three months of 1997, respectively.


     Cash provided by financing activities was $8.2 million during the three months ended March 31, 1997 compared to $4.6 million for the comparable period in 1996. Cash provided by financing activities was $21.8 million in 1996 compared to $280,000 in 1995. Bank borrowings had been the Company's primary source of cash from financing activities and were used for acquisitions and, along with cash provided by operations, for distributions to shareholders. The Company raised net proceeds of approximately $28.8 million in the IPO of which $15.0 million was used to repay outstanding indebtedness under the Credit Agreement and approximately $3.2 million was used to pay undistributed S Corporation earnings. Total distributions to shareholders were $4.1 million in 1996 and $1.1 million in 1995.

     In July 1995, the Company entered into a revolving credit agreement with Mellon Bank, N.A. which provided for borrowings up to $7.0 million at an interest rate equal to prime plus 1.375%, which was subsequently increased to $15.0 million in September 1996, to be utilized for working capital and strategic acquisitions. Subsequent to the IPO, Mellon Bank, N.A. increased the revolving credit facility to $25.0 million and decreased the rate of interest to 2.5% over LIBOR. Mellon Bank, N.A. has committed to reduce the interest rate to 1.5% over LIBOR upon the completion of the Offering. Outstanding borrowings under the Credit Agreement at March 31, 1997 and December 31, 1996 and 1995 were $8.4 million, $0 and $2.4 million, respectively. The revolving credit line is collateralized by substantially all the assets of the Company and includes certain financial covenants such as maintaining minimum working capital and net worth requirements and includes restrictions on, among other things, capital expenditures and distributions to shareholders.

     In connection with entering into the original Credit Agreement, the Company recorded deferred charges of approximately $135,000 relating primarily to bank and legal fees. The Company also issued a warrant to the bank exercisable for an aggregate of 175,531 shares of the Company's Common Stock. The warrant expires on July 31, 2005 and is exercisable for nominal consideration. In connection with the increase of the line of credit available under the Credit Agreement in September 1996 and December 1996, the Company recorded deferred charges of $261,000 primarily relating to bank charges and legal fees. In addition, the Company issued additional warrants to the bank for an aggregate of 65,060 shares of Common Stock exercisable at $13.00 per share. The warrants have been capitalized on the balance sheet as a deferred charge and are being amortized over the four-year life of the credit facility. All the warrants are currently exercisable.

     The Company believes that funds generated from operations, together with existing cash, the net proceeds from the Offering and available borrowings under its Credit Agreement will be sufficient to finance its current operations and planned capital expenditure requirements and internal growth at least through June 30, 1998. In addition, the Company believes it will have sufficient funds to make selected acquisitions. However, the Company could require additional debt or equity financing if it were to make any significant acquisitions for cash. The Company has no current commitments or agreements with respect to any acquisitions.


Recently Issued Accounting Standard

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. The Company is currently evaluating the impact, if any, adoption of SFAS No. 128 will have on its financial statements.

                                   BUSINESS

     NCO is a leading provider of accounts receivable management and related services utilizing an extensive teleservices infrastructure. The Company develops and implements customized accounts receivable management solutions for clients' delinquent and current accounts. The Company provides these services on a national basis from its 18 call centers located in 15 states. The Company employs advanced workstations and sophisticated call management systems comprised of predictive dialers, automated call distribution systems, digital switching and customized computer software. Through efficient utilization of its technology and intensive management of human resources, the Company has achieved rapid growth in recent years. Since April 1994, the Company has completed eight acquisitions, including four in the first quarter of 1997, which have enabled it to increase its penetration of existing markets, establish a presence in certain new markets and realize significant operating efficiencies. In addition, the Company has leveraged its infrastructure by offering additional services including telemarketing, customer service call centers and other outsourced administrative services. The Company believes that it is currently among the 10 largest accounts receivable management companies in the United States.


     The Company provides its services principally to clients in the financial services, government, education, healthcare, retail and commercial, telecommunications and utilities sectors. The Company has over 7,000 clients, including Bell Atlantic Corporation, Pennsylvania Higher Education Assistance Agency, First Union Corporation, Medical Center of Delaware, PECO Energy Company, Federal Express Corporation and MCI Communications Corporation. For its accounts receivable management services, the Company generates substantially all of its revenue on a contingency fee basis. For many of its other outsource teleservices, the Company is paid on a fixed fee basis. While NCO's contracts are relatively short-term, the Company seeks to develop long-term relationships with its clients and works closely with them to provide quality customized solutions.



Industry Background


     Increasingly, companies are outsourcing many non-core functions to focus on revenue generating activities, reduce costs and improve productivity. In particular, many large corporations are recognizing the advantages of outsourcing accounts receivable management. This trend is being driven by a number of industry-specific factors. First, the complexity of accounts receivable management functions in certain industries has increased dramatically in recent years. For example, with the increasing popularity of Health Maintenance Organizations (HMOs) and Preferred Provider Organizations
(PPOs), healthcare institutions now face the challenge of billing not only large insurance companies but also individuals who are required to pay small, one-time co-payments. Second, changing regulations and increased competition in certain industries such as utilities and telecommunications have created new outsourcing opportunities. Third, the ability to implement cost-effective specialized accounts receivable management, customer support and telemarketing programs has improved dramatically in recent years with the development of sophisticated call and information systems. These programs require substantial capital investment, technical capabilities, human resource commitments and extensive management supervision.


     The emphasis on cost-effective outsourcing solutions, the increasing sophistication of call center technology and the efficacy of third-party intervention in the recovery process has resulted in the steady growth of the accounts receivable management industry. Based on studies published by the ACA, an industry trade group, it is estimated that receivables referred to third parties for management and recovery in the United States increased from approximately $43.7 billion in 1990 to approximately $84.3 billion in 1995. The leading market segments within the overall accounts receivable management market are healthcare financial services, telecommunications and utilities which represented approximately 35%, 22%, 12% and 9%, respectively, or an aggregate of 78%, of total industry referrals in 1995.


     The accounts receivable management industry is highly fragmented. Based on information obtained from the ACA, there are approximately 6,300 accounts receivable management companies in operation, the majority of which are small local businesses. The Company believes that many small accounts receivable management companies have insufficient capital to expand and invest in call center technology and sophisticated workstations and are unable to adequately meet the standards demanded by businesses seeking to outsource their accounts receivable recovery function. In addition, there are a limited number of options for owners of such businesses to obtain liquidity or to sell their businesses. As a result, the Company believes that the industry will experience consolidation in the future and that strategic acquisition opportunities will continue to become available.


Business Strategy


     The Company strives to be a cost-effective, client service driven provider of accounts receivable management and other related teleservices to companies with substantial outsourcing needs. To achieve this goal, the Company's business strategy is based on the following key elements:


     Efficient Utilization of Technology and Management Infrastructure to Improve Productivity. Efficient use of technology and intensive management of human resources enables the Company to provide cost-effective client solutions and perform large scale accounts receivable management programs. The Company has made a substantial investment in its teleservices infrastructure and is committed to utilizing the best available technologies to achieve operational efficiencies. This investment enables the Company to rapidly and efficiently integrate acquisitions. For example, in the MAB acquisition, the Company was able to reduce the workforce by approximately 16% while maintaining the same revenue base. In the CRWCD acquisition, the Company has been able to reduce the workforce by approximately 17%, to date. The Company believes that its infrastructure is capable of supporting additional growth internally or through acquisitions without commensurate increases in costs.


     Commitment to Client Service. NCO is committed to providing superior service to its clients. The Company works closely with its clients to identify particular needs, design appropriate recovery strategies and implement customized accounts receivable management programs. The Company maintains a client service department to promptly address client issues, assigns dedicated field service representatives to assist larger clients and offers clients the ability to electronically communicate with the Company and monitor operational activity.


     Seek Low Cost Solutions. The Company seeks to be a low cost provider of accounts receivable management services by centralizing all administrative functions and minimizing overhead at all branch locations. Specifically, the Company has centralized such functions as payment processing, information systems, accounting, sales and marketing, payroll and human resources.


     Target Larger Clients. The Company continues to focus on expanding its base of larger clients while at the same time continuing to pursue mid-size prospects that have traditionally comprised the Company's client base. While the Company's traditional clients have provided a stable revenue base, the Company believes that larger clients offer significant cross-selling opportunities as they continue to outsource more of their accounts receivable management, customer support and telemarketing functions. The Company believes that its size and geographic diversity will help it to obtain larger national clients.


Growth Strategy


     In light of the increasing volume of accounts receivable referred for third party management, the greater emphasis on the outsourcing of non-core competencies by businesses and the fragmented nature of the industry, the Company believes there are significant opportunities to expand its business. The Company's growth strategy includes the following key elements:


     Actively Pursue Strategic Acquisitions. The Company intends to take advantage of the fragmented nature of the accounts receivable management industry, along with opportunities in related industries, by continuing to make strategic acquisitions. Through selected acquisitions, the Company will seek to serve new geographic markets or industries, expand its presence in its existing vertical markets and add complementary service applications. For example, the acquisitions of CRWCD, Goodyear and CMS A/R allowed the Company to market its services nationwide and expand its penetration of the commercial collections market. The Company evaluates acquisitions using numerous criteria including size, management strength, service quality, industry focus, diversification of client base, operating characteristics and the ability to integrate the acquired businesses into the Company's operations and eliminate redundant costs.

     Increase Market Penetration. The Company believes that its long-standing reputation as a quality provider of cost-effective accounts receivable management services is one of its most significant competitive advantages and intends to continue to build upon its reputation. The Company continually strives to increase its share of its clients' accounts receivable management business and to obtain new clients that have outsourced or are seeking to outsource these services. In particular, the Company will continue to focus on the education, financial services, healthcare, telecommunications and utilities sectors. These sectors include many large corporations which rely heavily on third-party providers for a substantial portion of their accounts receivable management needs. In addition, the Company believes there is significant opportunity for growth in certain new market segments, such as the retail credit card and insurance sectors and commercial accounts receivable management, in which it can leverage its accumulated business expertise and call center infrastructure.


     Expand Service Offerings. The Company regularly seeks to leverage its infrastructure by expanding the array of services offered to clients by cross-selling existing services and by developing new value-added services that strengthen its long-term relationship with existing clients. For example, the Company has already begun providing other outsourced administrative services such as customer service call centers, telemarketing, telephone-based auditing and other administrative services outsourcing. Additionally, through the CMS A/R acquisition, the Company expanded into early stage accounts receivable management services and expanded into telephone-based market research through the acquisition of TRC. Substantially all of these services are presently provided to clients who utilize NCO's accounts receivable management services; however, in the future, the Company plans to continue to market these services to both existing and new clients.


Accounts Receivable Management Services


     The Company provides a wide range of accounts receivable management services to its clients utilizing an extensive teleservices infrastructure. Although most of the Company's accounts receivable management services to date have focused on recovery of traditional delinquent accounts (which typically average approximately 282 days past due), the Company does engage in the recovery of current receivables and early stage delinquencies (generally accounts which are 90 days or less past due). The Company generates substantially all of its revenue from the recovery of delinquent accounts receivable on a contingency fee basis. In addition, the Company generates revenue from fixed fees for certain accounts receivable management and other related services. Contingency fees typically range from 15% to 35% of the amount recovered on behalf of the Company's clients, but can range from 6% for the management of accounts placed early in the accounts receivable cycle to 50% for accounts which have been serviced extensively by the client or by third-party providers.


     Recovery activities typically include the following:


     Management Planning. The Company's approach to accounts receivable management for each client is determined by a number of factors including account size and demographics, the client's specific requirements and management's estimate of the collectability of the account. The Company has developed a library of standard processes for accounts receivable management which is based upon its accumulated experience. The Company will integrate these processes with its client's requirements to create a customized recovery solution. In many instances, the approach will evolve and change as the relationship with the client develops and both parties evaluate the most effective means of recovering accounts receivable. The Company's standard approach, which may be tailored to the specialized requirements of its clients, defines and controls the steps that will be undertaken by the Company on behalf of the client and the manner in which data will be reported to the client. Through its systemized approach to accounts receivable management, the Company removes most decision making from the recovery staff and ensures uniform, cost-effective performance.


     Once the approach has been defined, the Company electronically or manually transfers pertinent client data into its information system. Once the client's records have been established in the Company's system, the Company commences the recovery process.


     Skip Tracing. In cases where the customer's telephone number or address is unknown, the Company systematically searches the United States Post Office National Change of Address Service, consumer data bases, electronic telephone directories, credit agency reports, tax assessor and voter registration records, motor vehicle registrations, military records and other sources. The geographic expansion of banks, credit card companies, national and regional telecommunications companies and managed healthcare providers along with the mobility of consumers has increased the demand for locating the client's customers. Once the Company has located the customer, the notification process can begin.


     Account Notification. The Company initiates the recovery process by forwarding an initial letter which is designed to seek payment of the amount due or open a dialogue with customers who cannot afford to pay at the current time. This letter also serves as an official notification to each customer of their rights as required by the federal Fair Debt Collection Practices Act. The Company continues the recovery process with a series of mail and telephone notifications. Telephone representatives remind the customer of their obligation, inform them that their account has been placed for collection with the Company and begin a dialogue to develop a payment program.


     Credit Reporting. At a client's request, the Company will electronically report delinquent accounts to one or more of the national credit bureaus where it will remain for a period of up to seven years. The denial of future credit often motivates the payment of all past due accounts.


     Litigation Management. When account balances are sufficient, the Company will also coordinate litigation undertaken by a nationwide network of attorneys that the Company utilizes on a routine basis. Typically, account balances must be in excess of $1,000 to warrant litigation and the client is asked to advance legal costs such as filing fees and court costs. Attorneys generally are compensated on a contingency fee basis. The Company's collection support staff manages the Company's attorney relationships and facilitates the transfer of all necessary documentation.


     Payment Process. After the Company receives payment from the customer, it either remits the amount received net of its fee to the client or remits the entire amount received to the client and bills the client for its services.


     Activity Reports. Clients are provided with a system-generated set of standardized or customized reports that fully describes all account activity and current status. These reports are typically generated monthly, however, the information included in the report and the frequency that the reports are generated can be modified to meet the needs of the client.


     Quality Tracking. The Company emphasizes quality control throughout all phases of the accounts receivable management process. Some clients may specify an enhanced level of supervisory review and others may request customized quality reports. Large national credit grantors will typically have exacting performance standards which require sophisticated capabilities such as documented complaint tracking and specialized software to track quality metrics to facilitate the comparison of the Company's performance to that of its peers.



Other Services


     The Company selectively provides other related services which complement its traditional accounts receivable management business and which leverage its teleservices infrastructure. The Company believes that the following services will provide additional growth opportunities for the Company.


     Telemarketing and Market Research. The Company provides telemarketing services for clients, including lead generation and qualification and the actual booking of appointments for a client's sales representatives. As a result of the TRC acquisition, the Company also provides market research and data collection services.


     Customer Service Call Center. The Company utilizes its communications and information system infrastructure to supplement or replace the customer service function of its clients. For example, the Company is currently engaged by PECO Energy Company, a regional utility, to function as its customer service department to field and respond to calls concerning new services which the utility is beginning to develop and offer. In this manner, the utility can focus on developing these services without investing the resources to build the in-house infrastructure necessary to respond to customer inquiries.

     Accounts Receivable Outsourcing. The Company complements existing service lines by offering adjunct billing services to clients as an outsourcing option. Additionally, the Company can assist healthcare clients in the billing and management of third party insurance.

     Custom Designed Business Applications. The Company has the ability to provide outsourced administrative and other back-office responsibilities currently conducted by its clients. For example, the Company was engaged by United Healthcare Corporation, a national health insurer, to assume all administrative operations for its COBRA and individual conversion coverage, including all responsibility for premium billing and payment processing, customer service call center and policy fulfillment. The Company also was engaged by Independence Blue Cross to audit its base of small business employer accounts to determine if individuals insured through these accounts were, in fact, employees.


Operations


     Technology and Infrastructure. Over the past five years, the Company has made a substantial investment in its call management systems such as predictive dialers, automated call distribution systems, digital switching and customized computer software. As a result, the Company believes it is able to address accounts receivable management activities more reliably and more efficiently than many other accounts receivable management companies. The Company's systems also permit network access to enable clients to electronically communicate with NCO and monitor operational activity on a real-time basis.


     NCO provides its accounts receivable management services through the operation of 18 state-of-the-art call centers which are electronically linked through a national, wide area network. The Company utilizes two computer platform systems. One system consists of two Unix-based NCR 3455 computers which are linked via network servers to 583 workstations and which provide necessary redundancy (either computer can operate the system in the event of the failure of the other) and excess capacity for future growth. The other system consists of three Unix-based Hewlett-Packard computers which are linked via network servers to 754 workstations. The computers are linked via network servers to the Company's 1,337 workstations, which consist of personal computers and terminals that are linked to the microcomputers but do not have separate processors.


     The Company utilizes predictive dialers to address its low balance, high volume accounts. These systems scan the Company's database and simultaneously initiate calls on all available telephone lines and determine if a live connection is made. Upon determining that a live connection has been made, the computer immediately switches the call to an available representative and instantaneously displays the associated account record on the representative's workstation. Calls that reach other signals, such as a busy signal, telephone company intercept or no answer, are tagged for statistical analysis and placed in priority recall queues or multiple-pass calling cycles. The system also automates virtually all recordkeeping and follow-up activities including letter and report generation. The Company's automated method of operations dramatically improves the productivity of the Company's collection staff.


     The Company employs a 15 person MIS staff led by a Vice President - Chief Information Officer. The Company maintains disaster recovery contingency plans and has implemented procedures to protect the loss of data against power loss, fire and other casualty. The Company has implemented a security system to protect the integrity and confidentiality of its computer system and data and maintains comprehensive business interruption and critical systems insurance on its telecommunications and computer systems.


     Quality Assurance and Client Service. The Company's reputation for quality service is critical to acquiring and retaining clients. Therefore, the Company and its clients monitor the Company's representatives for strict compliance with the clients' specifications and the Company's policies. The Company regularly measures the quality of its services by capturing and reviewing such information as the amount of time spent talking with clients' customers, level of customer complaints and operating performance. In order to provide ongoing improvement to the Company's telephone representatives' performance and to assure compliance with the Company's policies and standards, quality assurance personnel monitor each telephone representative on a frequent basis and provide ongoing training to the representative based on this review. The Company's information systems enable it to provide clients with reports on a real-time basis as to the status of their accounts and clients can choose to network with the Company's computer system to access such information directly.

     The Company maintains a client service department to promptly address client issues and questions and alert senior executives of potential problems that require their attention. In addition to addressing specific issues, a team of client service representatives will contact accounts on a regular basis in order to establish a close client rapport, determine the client's overall level of satisfaction and identify practical methods of improving the client's satisfaction.


Client Relationships


     The Company's client base currently includes over 7,000 companies in the financial services, government, education, healthcare, retail and commercial, telecommunications and utilities sectors. The Company's 10 largest clients in 1996 accounted for approximately 22.7% of the Company's revenue on a pro forma basis assuming that the MAB acquisition and the 1997 Acquisitions had occurred on January 1, 1996. In 1996, no client accounted for more than 10% of total revenue (no more than 5% on a pro forma basis). In 1996, the Company on a pro forma basis derived 32.2% of its referrals from financial institutions, 19.3% from government entities, 17.1% from educational organizations, 11.8% from healthcare organizations, 8.3% from retail and commercial entities, 6.1% from telecommunications companies and 5.2% from utilities.


     The following table sets forth a list of certain of the Company's key clients:



     Financial Services                    Education                         Healthcare
-------------------------------   -------------------------------   --------------------------------
First Union Corporation           California Student Aid            Catholic Health Initiatives
Mellon Bank Corporation            Commission                       Hutchinson Hospital Corporation
NationsBank Corporation           Penn State University             Kaiser Permanente
The Progressive Corporation       Pennsylvania Higher Education     Medical Center of Delaware
United Healthcare Corporation      Assistance Agency                Reimbursement Technologies Inc.
                                  Seton Hall University
                                  University of Pennsylvania


  Government and Utilities          Telecommunications           Retail and Commercial
-------------------------------  ---------------------------  -----------------------------
Commonwealth Edison Company      Bell Atlantic Corporation    Airborne Freight Corporation
Massachusetts Department of      BellSouth Corporation        Emery Worldwide
 Revenue                         Frontier Cellular            Federal Express Corporation
New York State Electric & Gas    MCI Communications           The Bon Ton Stores, Inc.
 Corporation                      Corporation
PECO Energy Company              Sprint Corporation
Water Revenue Bureau,
 City of Philadelphia

     The Company enters into contracts with most of its clients which define, among other things, fee arrangements, scope of services and termination provisions. Clients may usually terminate such contracts on 30 or 60 days notice. In the event of termination, however, clients typically do not withdraw accounts referred to the Company prior to the date of termination, thus providing the Company with an ongoing stream of revenue from such accounts which diminish over time. Under the terms of the Company's contracts, clients are not required to place accounts with the Company but do so on a discretionary basis.


Sales and Marketing


     The Company utilizes a focused and highly professional direct selling effort in which sales representatives personally cultivate relationships with prospective and existing clients. The Company's sales effort consists of a 44 person direct sales force. Each sales representative is charged with identifying leads, qualifying prospects and closing sales. When appropriate, Company operating personnel will join in the sales effort to provide detailed information and advice regarding the Company's operational capabilities. Sales and operating personnel also work together to take advantage of potential cross-selling opportunities. The Company supplements its direct sales effort with print media and attendance at trade shows.

     Many of the Company's prospective clients issue requests-for-proposals ("RFPs") as part of the contract award process. The Company retains a technical writer for the purpose of preparing detailed, professional responses to RFPs. In addition, the effect of the Company's direct sales force in maintaining contact with the prospective client often allow them to serve in an informal advisory capacity to the prospective client with respect to the requirements of the RFP which the Company believes gives it a competitive edge in responding to the RFP.


Personnel and Training


     The Company's success in recruiting, hiring and training a large number of employees is critical to its ability to provide high quality accounts receivable management, customer support and teleservices programs to its clients. The Company seeks to hire personnel with previous experience in accounts receivable management or as a telephone representative. NCO generally offers competitive compensation and benefits and offers promotion opportunities within the Company.


     All Company personnel receive a comprehensive training course that consists of a combination of classroom and practical experience. Prior to customer contact, new employees receive one week of training in the Company's operating systems, procedures and telephone techniques and instruction in applicable federal and state regulatory requirements. Company personnel also receive a wide variety of continuing professional education consisting of both classroom and role playing sessions.


     As of May 31, 1997, the Company had a total of 1,180 full-time employees and 255 part-time employees, of which 1,094 were telephone representatives. None of the Company's employees is represented by a labor union. The Company believes that its relations with its employees are good.


Competition


     The accounts receivable management industry is highly competitive. The Company competes with approximately 6,300 providers, including large national corporations such as First Data Corporation, Equifax Inc., Outsourcing Solutions Inc., The Union Corporation and many regional and local firms. Some of the Company's competitors have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. In addition, the accounts receivable management services offered by the Company, in many instances, are performed in-house. Moreover, many larger clients retain multiple accounts receivable management and recovery providers which exposes the Company to continuous competition in order to remain a preferred vendor. The Company believes that the primary competitive factors in obtaining and retaining clients are the ability to provide customized solutions to a client's requirements, personalized service, sophisticated call and information systems and price. The Company also competes with other firms, such as SITEL Corporation, APAC TeleServices, Inc. and TeleTech Holdings, Inc., in providing teleservices.


Regulation


     The accounts receivable management industry is regulated both at the federal and state level. The federal Fair Debt Collection Practices Act (the "FDCPA") regulates any person who regularly collects or attempts to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. The FDCPA establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. Further, it prohibits harassment or abuse by debt collectors, including the threat of violence or criminal prosecution, obscene language or repeated telephone calls made with the intent to abuse or harass. The FDCPA also places restrictions on communications with individuals other than consumer debtors in connection with the collection of any consumer debt and sets forth specific procedures to be followed when communicating with such third parties for purposes of obtaining location information about the consumer. Additionally, the FDCPA contains various notice and disclosure requirements and prohibits unfair or misleading representations by debt collectors. The Company is also subject to the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on the Company to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate. The accounts receivable management business is also subject to state regulation. Some states require that the Company be licensed as a debt collection company. Management believes that the Company currently holds applicable licenses from all states where required.

     With respect to the other teleservices offered by the Company, including telemarketing, the federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorizes the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. The federal Telephone Consumer Protection Act of 1991 (the "TCPA") limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing. For example, some states have enacted restrictions similar to the federal TCPA. From time to time, Congress and the states consider legislation that would further regulate the Company's telemarketing operations and the Company cannot predict whether additional legislation will be enacted and, if enacted, what effect it would have on the telemarketing industry and the Company's business.

     Several of the industries served by the Company are also subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of the Company's clients, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     The Company devotes significant and continuous efforts, through training of personnel and monitoring of compliance, to ensure that it is in compliance with all federal and state regulatory requirements. The Company believes that it is in material compliance with all such regulatory requirements.

Facilities

     The Company currently operates 19 leased facilities. The Company intends to close or consolidate certain offices acquired in the 1997 Acquisitions. The chart below summarizes the Company's current call center facilities:



                                              Approximate
           Location of Facility              Square Footage
         ------------------------            ---------------
         Blue Bell, PA(1)                        36,500
         Fort Washington, PA(1)                  82,000
         Tucson, AZ                               1,400
         San Diego, CA                            3,200
         Aurora, CO                               4,800
         Honolulu, HI                             2,900
         Hutchinson, KS                             900
         Wichita, KS                             10,000
         Metairie, LA                             6,900
         Beltsville, MD(2)                        4,700
         Crofton, MD(2)                          12,000
         Jackson, MI                             12,200
         Charlotte, NC                           15,000
         Buffalo, NY                             30,000
         Cleveland, OH                            7,000
         Tulsa, OK                               13,900
         Philadelphia, PA                         5,700
         Philadelphia, PA                         5,500
         Columbia, SC                            10,500
         Richardson, TX                           6,100

------------
(1) The Company's headquarters will be relocated from Blue Bell, PA to Fort Washington, PA effective July 7, 1997.

(2) Locations will be consolidated and relocated to a new facility during the second half of 1997.

     The leases of these facilities expire between 1997 and 2009, and most contain renewal options. The Company believes that these facilities are adequate for its current operations, but additional facilities may be required to support growth. The Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms. In addition, the Company leases sales offices in Birmingham, Alabama; Little Rock, Arkansas; Boston, Massachusetts; Las Vegas, Nevada; Jericho, New York; Houston, McAllen and Waco, Texas.

     The Company leases its corporate headquarters and processing facility in Blue Bell, Pennsylvania from three limited partnerships of which Messrs. Barrist, Piola and Miller and Mr. Barrist's mother are limited partners and Mr. Barrist is the sole shareholder of the corporate general partners. In July 1997, the Company will terminate its leases of the Blue Bell facilities (without penalty) and will relocate such offices to an 82,000 square foot facility located in Fort Washington, Pennsylvania leased from a limited partnership of which J. Brian O'Neill is a partner. Mr. O'Neill is a principal shareholder, Chairman of the Board and Chief Executive Officer, of CRW Financial, Inc., which owns 8.1% of the Company's Common Stock prior to this Offering as a result of the CRWCD acquisition. See "Management -- Certain Transactions -- Leases" and "Principal and Selling Shareholders."


Legal Proceedings

     The Company is involved in legal proceedings from time to time in the ordinary course of its business. Management believes that none of these legal proceedings will have a materially adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT


Directors, Executive Officers and Key Employees

     The following table sets forth certain information concerning the Company's directors, executive officers and key employees:




           Name                 Age                        Position
-----------------------------   -----   ----------------------------------------------------------
Michael J. Barrist  .........   36      Chairman of the Board, President and Chief
                                        Executive Officer
Charles C. Piola, Jr.  ......   50      Executive Vice President and Director
Bernard R. Miller   .........   49      Senior Vice President, Development and Director
Steven L. Winokur   .........   37      Vice President, Finance, Chief Financial Officer
                                        and Treasurer
Joseph C. McGowan   .........   43      Co-Chief Operating Officer of NCO Financial Systems, Inc.
Michael G. Noah  ............   51      Co-Chief Operating Officer of NCO Financial Systems, Inc.
Stephen Elliott  ............   35      Vice President, Technology and Chief Information
                                        Officer
Steven Leckerman ............   45      Vice President, Collection Operations
Eric S. Siegel   ............   40      Director
Allen F. Wise ...............   54      Director

     Michael J. Barrist has served as Chairman of the Board, President and Chief Executive Officer of the Company since purchasing the Company in 1986. Mr. Barrist was employed by U.S. Healthcare Inc. from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a certified public accountant.

     Charles C. Piola, Jr. joined the Company in 1986 as Executive Vice President, Sales and Marketing and has served as a director since that time. Prior to joining the Company, Mr. Piola was the Regional Sales Manager for Trans World Systems from 1983 to 1986 and IC Systems from 1979 to 1981, both accounts receivable management companies.

     Bernard R. Miller joined the Company as Senior Vice President of Development in 1994 when NCO acquired BRM, a Philadelphia-based accounts receivable management company owned principally by Mr. Miller. Mr. Miller became a director in 1996. Prior to joining the Company, Mr. Miller served as President and Chief Executive Officer of BRM since founding it in 1980.

     Steven L. Winokur joined the Company in December 1995 as Vice President, Finance, Chief Financial Officer and Treasurer. Prior to that, Mr. Winokur acted as a part-time consultant to the Company since 1986. From February 1992 to December 1995, Mr. Winokur was the principal of Winokur & Associates, a certified public accounting firm. From March 1981 to February 1992, Mr. Winokur was a partner with Gross & Company, a certified public accounting firm, where he most recently served as Administrative Partner. Mr. Winokur is a certified public accountant.

     Joseph C. McGowan joined the Company in 1990 as Vice President, Operations and became Co-Chief Operating Officer of NCO Financial Systems, Inc., the Company's wholly owned subsidiary, in February 1997. Prior to that, Mr.
McGowan was Assistant Manager of the Collections Department at Philadelphia Gas Works, a public utility, since 1975.

     Michael G. Noah has been President of MAB since May 1994. He became Co-Chief Operating Officer of NCO Financial Systems, Inc., the Company's wholly owned subsidiary, in February 1997. Prior to joining MAB, he was an Executive Vice President of Everest National Bank, a subsidiary of GE Capital, since August 1991.

     Stephen Elliott joined the Company in May 1996 as Vice President, Technology and Chief Information Officer and provided consulting services to the Company since May 1995. Prior to joining NCO, Mr. Elliott was employed by Electronic Data Systems, a computer services company, since 1986, most recently as Senior Account Manager.

     Steven Leckerman joined the Company in September 1995 as Vice President, Collection Operations. From 1982 to September 1995, Mr. Leckerman was employed by Allied Bond Corporation, a division of Union Corporation, an accounts receivable management company, where he served as manager of dialer and special projects.

     Eric S. Siegel was appointed to the Board of Directors of the Company in December 1996. Mr. Siegel has been president of Siegel Management Company, a management consulting firm, since 1983. Mr. Siegel also is an adjunct faculty member at the Wharton School of the University of Pennsylvania and is co-author of The Ernst & Young Business Plan Guide.

     Allen F. Wise was appointed to the Board of Directors of the Company in December 1996. Mr. Wise has been a director and Chief Executive Officer of Coventry Corporation, a managed care company, since October 1996. Prior thereto, he was Executive Vice President of United Healthcare Corporation since October 1994, President of Wise Health Systems, a healthcare management company, from September 1993 to October 1994, Chief Executive Officer of Keystone Health Plan and Chief Operating Officer of Independence Blue Cross from September 1991 to September 1993 and Vice President of US Healthcare, Inc. from April 1985 to September 1991. Mr. Wise is also a director of Transition Systems Inc.


Board of Directors

     Following completion of the Company's initial public offering in the fourth quarter of 1996, the Board of Directors was reorganized by increasing the number of directors from three to five, appointing Eric S. Siegel and Allen
F. Wise as outside directors to fill the vacancies created by the increase and dividing the Board into three classes. Class I consists of Mr. Michael J. Barrist, whose term will expire at the 2000 Annual Meeting of Shareholders; Class II consists of Messrs. Bernard R. Miller and Allen F. Wise, whose terms will expire at the 1998 Annual Meeting of Shareholders; and Class III consists of Messrs. Charles C. Piola and Eric S. Siegel, whose terms will expire at the 1999 Annual Meeting of Shareholders. Beginning with the 1997 Annual Meeting of Shareholders, directors whose terms are expiring will be elected by the shareholders to serve for three year terms.

     Audit Committee. The Board of Directors has established an Audit Committee, consisting of Messrs. Siegel and Wise, to make recommendations concerning the engagement of independent public accountants; review with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and the results of the audit; approve the professional services provided by the independent public accountants; review the independence of the independent public accountants; and review the adequacy and effectiveness of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors has established a Compensation Committee, consisting of Messrs. Siegel and Wise, to make recommendations to the Board of Directors concerning compensation for the Company's executive officers; review general compensation levels for other employees as a group; and take such other actions as may be required in connection with the Company's compensation and incentive plans.


Director Compensation

     Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $500 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings.

     Non-employee directors receive stock options pursuant to the Company's 1996 Non-Employee Director Stock Option Plan and all directors, including non-employee directors, are eligible to participate in the Company's 1996 Stock Option Plan. See "-- Stock Option Plans."

Executive Compensation

     Summary Compensation Table. The following table sets forth the compensation earned by the Chief Executive Officer and the four next most highly compensated executive officers of the Company whose aggregate salaries and bonuses exceeded $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during 1996.


                          SUMMARY COMPENSATION TABLE





                                                                                   Long-Term
                                                                                   Compensation
                                                                                   Awards (1)
                                                       Annual Compensation         -------------
                                                 -------------------------------   Securities
             Name and                                                              Underlying          All Other
        Principal Position              Year     Salary ($)       Bonus ($)        Options (#)     Compensation ($)(2)
-------------------------------------   ------   ------------   ----------------   -------------   --------------------
Michael J. Barrist ..................   1996      $208,653       $   53,862(3)            --              $5,957
Chairman of the Board, President and    1995       200,000          242,641               --               5,993
Chief Executive Officer

Charles C. Piola, Jr. ...............   1996       202,884           33,333(3)            --              16,413
Executive Vice President and            1995       200,000          135,714               --              15,835
Director

Bernard R. Miller  ..................   1996       136,730           26,448(3)        50,000               7,926
Senior Vice President, Development      1995       130,000           21,645               --               5,955
and Director

Steven L. Winokur  ..................   1996       149,422           35,000           31,201                  --
Vice President, Finance, Chief          1995            --               --           33,257                  --
Financial Officer and Treasurer

Joseph C. McGowan  ..................   1996       117,000           18,000           41,600               3,664
Co-Chief Operating Officer (4)          1995       100,000           30,000           44,344               5,088

------------

(1) The Company did not grant any restricted stock awards or stock appreciation rights during 1995 or 1996.

(2) For 1996, consists of premiums for disability policies paid by the Company of $3,582, $14,038, $6,217, $0, and $1,989 and the Company matching contribution under the 401(k) Profit Sharing Plan of $2,375, $2,375, $1,709, $0 and $1,675 for the benefit of Messrs. Barrist, Piola, Miller, Winokur and McGowan, respectively.

(3) These bonus amounts represent the bonuses earned by the respective officers from September 3, 1996, the date of the Company's termination of its status as an S Corporation under the Internal Revenue Code of 1986, as amended, until December 31, 1996 pursuant to bonus arrangements contained in their respective employment agreements. No bonus was paid to these executive officers (who were also shareholders) for the period while the Corporation was an S Corporation in 1996. If the bonus arrangements had been in effect for the entire year, the bonus amounts for 1996 for Messrs. Barrist, Piola and Miller would have been $161,587, $100,000 and $79,343, respectively.

(4) Mr. McGowan became Co-Chief Operating Officer of NCO Financial Systems, Inc. in 1997.

     1996 Option Grants Table. The following table sets forth certain information concerning stock options granted during 1996 to each of the Named Executive Officers.


                             OPTION GRANTS IN 1996




                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                Annual Rates of Stock
                                                                                                Price Appreciation for
                                                     Individual Grants                             Option Term (1)
                                ------------------------------------------------------------   ------------------------
                                 Number of        Percent of
                                 Securities       Total Options
                                 Underlying       Granted to       Exercise
                                  Options         Employees in     Price Per     Expiration
           Name                   Granted         Fiscal Year       Share          Date          5%           10%
-----------------------------   ---------------   --------------   -----------   -----------   ----------   -----------
Michael J. Barrist  .........           --            --                 --              --          --             --
Charles C. Piola, Jr.  ......           --            --                 --              --          --             --
Bernard R. Miller   .........       50,000(2)        17.1%          $ 17.00        12/18/06    $534,560     $1,354,681
Steven L. Winokur   .........       31,201(3)        10.6%            13.00        10/17/06     255,088        646,443
Joseph C. McGowan   .........       41,600(3)        14.2%            13.00        10/17/06     340,106        861,896

------------

(1) Represents the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock on the date of grant appreciates in value to the end of the 10-year option term at annualized rates of 5% and 10%, respectively, and the exercise price of the option. The rates of appreciation used in this table are prescribed by regulation of the SEC and are not intended to forecast future appreciation of the market value of the Common Stock.

(2) These options were granted on 12/18/96 at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments beginning one year after the date of grant.

(3) These options were granted on 10/17/96 at the initial public offering price of the Common Stock and become exercisable in three equal annual installments beginning one year after the date of grant.

     Aggregated Option Exercises in 1996 and 1996 Year-End Option Values
Table. No stock options were exercised in 1996. The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at December 31, 1996 held by each of the Named Executive Officers.


      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES




                                                        Number of Securities Underlying      Value of Unexercised
                               Shares                       Unexercised Options at         In-the-Money Options at
                              Acquired       Value             December 31, 1996             December 31, 1996(1)
          Name               on Exercise    Realized       Exercisable/Unexercisable       Exercisable/Unexercisable
---------------------------  -------------  ----------  ---------------------------------  --------------------------
Michael J. Barrist   ......      --            --                         --/--                            --/--
Charles C. Piola, Jr.   ...      --            --                         --/--                            --/--
Bernard R. Miller .........      --            --                     --/50,000                            --/$0
Steven L. Winokur .........      --            --                 11,086/53,373                $156,811/$434,513
Joseph C. McGowan .........      --            --                 14,781/71,163                $209,077/$579,369

------------

(1) Represents the difference between the last sale price of the Common Stock on December 31, 1996 ($16.875 per share), as reported on the Nasdaq National Market, and the exercise price of in-the-money options, multiplied by the number of exercisable or unexercisable options held, as the case may be.

Employment Agreements

     In September 1996, the Company entered into five-year employment agreements with Messrs. Barrist, Piola, Miller, Winokur and McGowan pursuant to which they are entitled to receive annual base salaries of $275,000, $225,000, $150,000, $150,000, and $125,000, respectively, adjusted each year in accordance with the Consumer Price Index. Mr. Barrist is entitled to receive an annual bonus of $50,000 if the Company reaches performance goals determined by the Board of Directors. He is also entitled to a bonus of $100,000 if the Company's net income increases by 20% over the prior year and a bonus equal to 5% of any increase in net income in excess of 20%, in each case adjusted for dilution. Mr. Piola is eligible for an annual bonus of $50,000, $75,000, or $100,000 if the Company's annual increase in net income (adjusted for dilution) over the prior year exceeds 20%, 30%, or 40%, respectively. Mr. Miller is entitled to a bonus equal to .00375 of the annualized revenue resulting from companies acquired during the preceding year, subject to a maximum bonus of $100,000. Messrs. Winokur and McGowan receive such annual bonuses as are determined by the Board of Directors.

     Each of the employment agreements provides that, in the event of the death of the employee or the termination of employment by the Company other than "for cause" (as defined in the agreements), the Company shall continue to pay the employee's full compensation, including bonuses, for the balance of the employment term. In addition to a non-disclosure covenant, each employment agreement also contains a covenant-not-to-compete with the Company for a period of two years following the date that the Company ceases to pay the employee any compensation pursuant to the terms of the agreement.


Stock Option Plans

     In June 1995, the Company adopted, and the shareholders approved, the Company's 1995 Stock Option Plan (the "1995 Plan"). In September 1996, the Company adopted, and the shareholders approved, the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Non-Employee Director Stock Option Plan (the "Director Plan" and collectively with the 1995 Plan and the 1996 Plan, the "Plans"). The 1996 Plan was amended by the Board in January 1997 and the Director Plan was amended by the Board in April 1997, which amendments received shareholder approval at the 1997 Annual Meeting of Shareholders held on June 23, 1997. The purpose of the Plans is to attract and retain employees, non-employee directors, and independent consultants and contractors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the Plans may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Plans are exercisable in accordance with a vesting schedule which is set at the time of the issuance of the option and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the Plans will become immediately exercisable upon a "change in control" as defined in the Plans.

     1995 Plan and 1996 Plan. All officers, directors, key employees, independent contractors and independent consultants of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the 1995 Plan and the 1996 Plan. These Plans are administered by the Compensation Committee of the Board of Directors or, at the option of the Board of Directors, the Board may administer the Plans. The Committee will select the optionees and will determine the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify or supplement these Plans and outstanding options and may suspend or terminate these Plans, provided that such action may not adversely affect outstanding options.

     The Company has reserved 221,719 shares of Common Stock for issuance upon the exercise of options granted under the 1995 Plan and 478,281 shares of Common Stock for issuance upon the exercise of options granted under the 1996 Plan. Options to purchase an aggregate of 567,221 shares of Common Stock have been issued under the 1995 Plan and the 1996 Plan. Options granted under these Plans may be incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to so qualify. These Plans require the exercise price of incentive stock options to be at least equal to the fair market value of the

Common Stock on the date of the grant. In the case of options granted to a shareholder owning, directly or indirectly, in excess of 10% of the Common Stock, the option exercise price must be at least equal to 110% of the fair market value of the Common Stock on the date of grant and such option may not be exercised more than five years from the date of grant. The option price for non-qualified options, at the discretion of the Compensation Committee, may be less than the fair market value of the Common Stock on the date of grant.

     All unexercised options terminate three months following the date on which an optionee's employment by, or relationship with, the Company or any parent or subsidiary of the Company, terminates other than by reason of disability or death (but not later than the expiration date) whether or not such termination is voluntary. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the scheduled termination date). Options are not transferable except to the decedent's estate in the event of death. No additional options may be granted under the 1995 Plan and no option may be granted under the 1996 Plan after August 2006. No individual may receive options under the 1995 Plan or the 1996 Plan for more than 90% of the total number of shares of the Company's Common Stock authorized for issuance under such Plans.

     Director Plan. All non-employee directors automatically receive options under the Director Plan. The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted.

     The Company has reserved 100,000 shares of Common Stock for issuance upon the exercise of options under the Director Plan. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. Under the Director Plan, as amended, each person who was a non-employee director as of the date of the approval of the amendments by the Board and each person who thereafter is first elected or appointed to serve as a non-employee director of the Company automatically would be granted an option to purchase 10,000 shares of Common Stock and automatically would be granted an option to purchase 2,000 shares of Common Stock at each annual meeting of shareholders thereafter (beginning with the 1997 Annual Meeting of Shareholders) provided that such person is re-elected or continues to serve as a non-employee director. Each of Messrs. Siegel and Wise was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $18.125 per share upon their appointment to the Board of Directors in December 1996. As a result of the amendments to the Director Plan, each of Messrs. Siegel and Wise received a grant of an option to purchase 10,000 shares of Common Stock in April 1997 at an exercise price of $25.00 per share and was granted an option to purchase 2,000 shares immediately following the 1997 Annual Meeting of Shareholders at the fair market value of the Common Stock on the date of grant.


Compensation Committee Interlocks and Insider Participation in Compensation
   Decisions

     Prior to the completion of the Company's IPO, the Company did not have a Compensation Committee and compensation decisions were made by the Board of Directors, consisting of Messrs. Barrist, Piola and Miller, each of whom is also an executive officer of the Company. In December, the Board appointed Messrs. Siegel and Wise to the Board and established a Compensation Committee consisting of Messrs. Barrist, Siegel and Wise.


                             CERTAIN TRANSACTIONS


Real Estate Matters

     The Company currently leases four facilities in Blue Bell, Pennsylvania. These facilities are leased from limited partnerships, in each case the general partner of which is a corporation with Mr. Barrist as the sole shareholder and the limited partners of which are Messrs. Barrist, Piola, Miller and Mr. Barrist's mother, except that, in certain partnerships, an unaffiliated person is also a limited partner. Under the facilities leases, the Com-pany paid the limited partnerships owned by the persons named above approximately $297,500, $385,217, $489,926 and $151,101 for the years ended
December 31, 1994, 1995, 1996 and the three months ended March 31, 1997, respectively. At one of the facilities, the Company has sublet the space to an affiliate of the limited partnership owning the facility for a monthly rent of $1,454, which is equal to the monthly rent paid by the Company.

     The Company made interest-free advances to the limited partnerships for the purpose of making improvements to these facilities. The largest aggregate amount of indebtedness outstanding during 1994, 1995 and 1996 was $64,000, $100,000 and $249,820, respectively. These amounts were repaid in June 1996.

     In July 1997, the Company will terminate its leases of the Blue Bell facilities and will relocate such offices to a 82,000 square foot facility located in Fort Washington, Pennsylvania leased from a limited partnership of which J. Brian O'Neill is a partner. Mr. O'Neill is a principal shareholder, and the Chairman of the Board and Chief Executive Officer, of CRW Financial, Inc., which owns 8.1% of the Company's Common Stock as a result of the Company's acquisition of CRWCD. The lease term is 12 years beginning on July 1, 1997. The annual rental for the first five years of the lease is $1.1 million and the Company is responsible for the payment of operating expenses, taxes and insurance.

     The Company believes that the terms of the leases described above are no less favorable to the Company than would have been obtained from unaffiliated parties. See "Business -- Facilities" and Note 11 of Notes to Consolidated Financial Statements.

     Any material transactions that may arise in the future with respect to these leases or any other future material transactions between the Company and its directors, executive officers or principal shareholders will be subject to approval by the Company's independent directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


S Corporation Distributions


     On the Termination Date, the Company terminated its status as an S Corporation. In connection therewith, the Company declared a distribution to the then existing shareholders in an amount equal to the Company's undistributed S Corporation earnings as of such date, and paid such distributions with a portion of the proceeds of its IPO including distributions of $1,815,042, $1,015,193, $170,508 and $246,108 to Messrs. Barrist, Piola and
Miller, and Mrs. Annette Barrist, respectively.


Distribution and Tax Indemnification Agreement


     In 1996, the Company entered into a distribution and tax indemnification agreement with its shareholders as of the Termination Date which provided for:
(i) the payment of the estimated S Corporation distribution described above;
(ii) the adjustment of the S Corporation distributions based on the final determination of the Company's actual undistributed S Corporation earnings through the Termination Date; (iii) an indemnification by the Company of such shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties, legal and accounting fees and any additional taxes resulting from any indemnification) resulting from the Company's operations during the period in which it was an S Corporation (the "S Corporation Period"); and (iv) an indemnification by such shareholders of the Company for the amount of any tax refund received by such shareholders due to a reduction in their share of the Company's S Corporation taxable income for the S Corporation Period less any taxes, interest or penalties imposed by any tax authority on any distributions to such shareholders with respect to the S Corporation Period in excess of such shareholder's share of taxable income of the Company for the S Corporation Period.


Loan to Bernard R. Miller


     In 1995, the Company loaned $135,888 to Bernard R. Miller, Senior Vice President of Development and a director of the Company, at an interest rate of 7.0% per year to enable him to exercise an option to purchase 86,881 shares of Common Stock, which option was issued to him in connection with the acquisition of BRM, a company which was principally owned by Mr. Miller. This loan was repaid in May 1996.

Professional Services

     The Company paid consulting fees of $40,000 to Siegel Management Company in 1996. The Company also paid a fee to Siegel Management Company of $240,000 after the consummation of its IPO for various consulting and advisory services rendered to the Company in connection with such public offering. Eric S. Siegel is a director of the Company and is the President and owner of Siegel Management Company. In connection with such consulting services, in 1996 Mr. Siegel also received options to purchase 11,086 shares of Common Stock under the Company's 1995 Stock Option Plan at an exercise price of $13.00 per share.

                      PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 9, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by:
(i) each Selling Shareholder; (ii) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (iii) each of the Company's directors; (iv) each of the Named Executive Officers; and (v) the Company's directors and executive officers as a group. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.



                                          Shares Beneficially
                                                  Owned                            Shares Beneficially Owned
                                          Prior to the Offering                       After the Offering
                                         -----------------------   Shares Being   --------------------------
     Name of Beneficial Owner             Number       Percent       Offered         Number       Percent
--------------------------------------   -----------   ---------   --------------   -----------   --------
APT Holdings Corporation (1) .........     240,591        3.3%        150,000          90,591        1.0%
Annette H. Barrist (2) ...............     231,501        3.3          34,725         196,776        2.2
Joshua Gindin, Esq. and Michael J.
 Barrist, Trustees, U/A/T dated
 10/16/96, Annette H. Barrist,
 Settlor   ...........................      60,192          *           9,029          51,163          *
Michael J. Barrist (3)(4) ............   2,302,650       32.6         246,350       2,056,300       23.4
Joshua Gindin, Esq. and Steven
 Winokur, CPA, Trustees, U/A/T
 dated 9/6/96, Michael J. Barrist
 and Natalie Barrist, Settlors  ......     140,518        2.0          21,078         119,440        1.4
Canisius College(5) ..................       3,077          *           3,077              --         --
Craig Costanzo (5)  ..................      73,846        1.0          73,846              --         --
CRW Financial, Inc. (6)   ............     595,178        8.1         345,178         250,000        2.8
Stephen Elliott (7) ..................      14,781          *           7,196           7,585          *
Steven Leckerman (7)   ...............       7,390          *           7,196             194          *
Mark Macrone (7) .....................      22,172          *          10,044          12,128          *
Joseph C. McGowan (7)  ...............      29,563          *          14,392          15,171          *
Bernard R. Miller   ..................     191,934        2.7          37,790         154,144        1.8
Charles C. Piola, Jr.(3)(8)  .........   1,062,827       15.1         107,283         955,544       10.9
Joshua Gindin, Esq., Trustee U/A/T
 dated 9/6/96, Charles C. Piola,
 Jr. and June Piola, Settlors   ......     140,518        2.0          21,078         119,440        1.4
Eric S. Siegel (9)  ..................       5,695          *              --           5,695          *
Steven L. Winokur (10) ...............     162,689        2.3          32,570         130,119        1.5
Allen F. Wise ........................          --         --              --              --         --
All directors and executive officers
 as a group (8 persons) (11) .........   3,755,358       52.8         438,385       3,316,973       37.6

------------
* Less than one percent.

 (1) Represents shares issuable upon the exercise of warrants originally issued to Mellon Bank, N.A. and subsequently assigned to APT Holdings Corporation, an affiliate.

 (2) Excludes 60,192 shares held in trust for the benefit of members of Mrs. Barrist's family, as to which Mrs. Barrist disclaims beneficial ownership. Mrs. Barrist is the mother of Michael J. Barrist.

 (3) The address of such person is c/o NCO Group, Inc., 1740 Walton Road, Blue Bell, Pennsylvania 19422-0987; effective July 7, 1997 the address of such person is c/o NCO Group, Inc., 515 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034.

 (4) Includes: (i) 231,501 shares of Common Stock owned by Mrs. Annette Barrist (including 34,725 shares being sold by her in the Offering) which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; and
     (ii) 60,192 shares held in trust for the benefit of members of Mrs.
     Annette Barrist's family (including 9,029 shares being sold by such trust) for which Mr. Barrist is a co-trustee. Excludes 140,518 shares held in trust for the benefit of Mr. Barrist's child, as to which Mr. Barrist disclaims beneficial ownership. Mrs. Annette Barrist is the mother of Michael J. Barrist. In the event that the Underwriters' over-allotment option is exercised in full, Mr. Barrist would sell an additional 245,172 shares and would beneficially own 20.6% of the outstanding Common Stock after the Offering.

 (5) Represents shares issuable upon conversion of a $1.0 million Convertible
     Note issued as partial consideration in the MAB acquisition. Canisius College is a transferee of a portion of such Convertible Note.

 (6) Represents 345,178 outstanding shares and 250,000 shares issuable upon exercise of a warrant issued as partial consideration in the CRWCD acquisition. The address of CRW Financial, Inc. is 443 South Gulph Road, King of Prussia, PA 19406.

 (7) Represents shares issuable upon the exercise of options which are exercisable within 60 days after June 9, 1997. Such person will exercise options to acquire all of the shares being sold by him in the Offering.

 (8) Excludes 140,518 shares held in trust for the benefit of Mr. Piola's children, as to which Mr. Piola disclaims beneficial ownership. In the event that the Underwriters' over-allotment option is exercised in full, Mr. Piola would sell an additional 129,828 shares and would beneficially own 9.4% of the outstanding Common Stock after the Offering.

 (9) Includes 3,695 shares issuable upon the exercise of options which are exercisable within 60 days after June 9, 1997.

(10) Represents: (i) 140,518 shares held in trust for the benefit of Mr. Barrist's child (including 21,078 shares being sold by such trust) for which Mr. Winokur is a co-trustee; and (ii) 22,171 shares issuable upon the exercise of options which are exercisable within 60 days after June 9, 1997. Mr. Winokur will exercise options to acquire all of the shares being sold by him in the Offering.

(11) Includes: (i) 231,501 shares of Common Stock owned by Mrs. Annette Barrist (including 34,725 shares being sold by her in the Offering) which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; (ii) 60,192 shares held in trust for the benefit of members of Mrs. Annette Barrist's family (including 9,029 shares being sold by such trust) for which Mr. Barrist is a co-trustee; (iii) 140,518 shares held in trust for the benefit of Mr. Barrist's child for which Mr. Winokur is a co-trustee; and (iv) an aggregate of 99,772 shares issuable upon exercise of options which are exercisable within 60 days after June 9, 1997 (including 50,320 shares being sold by the holders). Excludes 140,518 shares held in trust for the benefit of Mr. Piola's children. In the event that the Underwriters' over-allotment option is exercised in full, the directors and executive officers as a group would sell an additional 375,000 shares and would beneficially own 33.3% of the outstanding Common Stock after the Offering.

                         DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 25,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, issuable in series, the relative rights, limitations and preferences of which may be designated by the Board of Directors ("Preferred Stock"). As of June 30, 1997, 7,058,625 shares of Common Stock were issued and outstanding and held of record by 23 shareholders and no shares of Preferred Stock were outstanding.


Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled, among other things: (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor; and (ii) in the event of liquidation, dissolution or winding-up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive rights to subscribe for additional shares of capital stock of the Company. All currently outstanding shares of the Common Stock are, and the shares offered hereby, when sold in the manner contemplated by this Prospectus will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the terms of any series of Preferred Stock which the Company may issue in the future.


Preferred Stock

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Articles and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares, to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the shareholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.


Warrants and Convertible Notes

     The Company issued a warrant (the "First Mellon Warrant") to purchase 175,531 shares of Common Stock to Mellon Bank, N.A. pursuant to the Company's Credit Agreement. The First Mellon Warrant is exercisable at any time prior to July 31, 2005 at a nominal exercise price. The Company issued a warrant (the "Second Mellon Warrant") to purchase an additional 46,560 shares of Common Stock to Mellon Bank, N.A. upon the amendment of the Credit Agreement. The First Mellon Warrant and the Second Mellon Warrant were subsequently assigned to APT Holdings Corporation, an affiliate of Mellon Bank, N.A. The Company issued an additional warrant (the "Third Mellon Warrant") to APT Holdings Corporation to purchase 18,500 shares of Common Stock in consideration of the increase in the revolving credit facility to $25.0 million. The Second Mellon Warrant and the Third Mellon Warrant each have an exercise price of $13.00 per share and expire on July 31, 2005. The number of shares of Common Stock which may be acquired upon exercise of the First Mellon Warrant, Second

Mellon Warrant and Third Mellon Warrant (collectively, the "Warrants") and the exercise price are each subject to adjustment in certain circumstances, including the sale by the Company of Common Stock at a price per share less than the then current fair market value of the Common Stock. The holder of the Warrants also has the right to surrender the Warrants in exchange for shares of Common Stock having an aggregate fair market value equal to the amount by which the aggregate fair market value of all of the shares issuable upon exercise of the Warrants exceeds the aggregate exercise price of the Warrants.

     In connection with the Credit Agreement, the Company entered into a Registration Rights Agreement granting APT Holdings Corporation and its transferees (collectively, "Holders") the right to register the shares received upon exercise of the Warrants under the Securities Act. Whenever the Company proposes to register any shares of Common Stock at any time prior to July 31, 2005, the Company is required to give notice to the Holders of the proposed registration and to include their shares in such registrations, subject to certain conditions including the right of the underwriters of such offering to limit the number of shares sold by the Holders if, in the underwriters' opinion, the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering. The Holders may also require the Company to file up to two registration statements under the Securities Act with respect to such shares. The Company is required to pay all registration expenses (other than underwriting discounts), including the reasonable fees of one counsel chosen by the Holders. APT Holdings Corporation has elected to exercise the First Mellon Warrant for 150,000 shares of Common Stock and to have the Company register the shares of Common Stock received upon exercise for sale in the Offering. APT Holdings Corporation will continue to have demand and piggyback registration rights with respect to the unexercised Warrants for 90,591 shares of Common Stock upon completion of the Offering.

     As part of the purchase price for the MAB acquisition, the Company issued a $1.0 million Convertible Note which is convertible into 76,923 shares of Common Stock at any time prior to maturity in September 2001 (the "MAB Convertible Note"). As part of the purchase price for the Goodyear acquisition, the Company issued a $900,000 Convertible Note which is convertible into 42,503 shares of Common Stock at any time prior to maturity in January 2002. Whenever the Company proposes to register any securities under the Securities Act and the form of registration statement to be used permits registration of the shares of Common Stock issuable upon conversion of the Convertible Notes, the Company is required to give prompt notice to the holders of the Convertible Notes who, at their expense, shall have the right to include the shares of Common Stock issuable upon conversion of the Convertible Notes in such registration. The holder of the MAB Convertible Note has elected to convert the principal amount of the Note into 76,923 shares of Common Stock and to have the Company register the shares received upon conversion for sale in the Offering.

     As part of the purchase price for the CRWCD acquisition, the Company issued a warrant to purchase 250,000 shares of Common Stock at an exercise price of $27.625 per share. In connection with the CRWCD Acquisition, the Company entered into a Registration Rights Agreement granting CRW Financial, Inc. and its transferees, among other things, the right to register the shares received upon exercise of the Warrants under the Securities Act. Whenever the Company proposes to register any shares of Common Stock at any time prior to February 1, 2002, the Company is required to give notice to CRW Financial, Inc. of the proposed registration and to include its shares in such registrations, subject to certain conditions including the right of the underwriters of such offering to limit the number of shares sold by CRW Financial, Inc. if, in the underwriters' opinion, the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering. CRW Financial, Inc. may also require the Company to file one registration statement under the Securities Act with respect to such shares at any time after November 13, 1997. The Company is required to pay all registration expenses (other than underwriting discounts, the fees and expenses of the CRW Holders' counsel, and a proportionate share of any registration and filing fees with respect to such shares). CRW Financial, Inc. has elected to sell the 345,178 shares received as partial consideration for the CRWCD acquisition in the Offering pursuant to application registration rights under the Registration Rights Agreement.


Anti-Takeover Provisions

     The Company's Articles and Bylaws contain several provisions intended to limit the possibility of, or make more difficult, a takeover of the Company. In addition to providing for a classified Board of Directors and the issuance of Preferred Stock having terms established by the Board of Directors without shareholder approval, the Articles provide that: (i) at least 65% of the votes entitled to be cast by shareholders is required to approve amendments to the Articles and Bylaws, unless at least a majority of the incumbent directors on the Board of Directors has voted in favor of the amendment, in which case only a majority of the votes cast by shareholders is required to approve the amendment; (ii) directors can be removed only for cause and only by a vote of at least 65% of the votes entitled to be cast by shareholders; and
(iii) the shareholders of the Company are not entitled to call special meetings of the shareholders. In addition, the Articles provide that actions by shareholders without a meeting must receive the unanimous written consent of all shareholders. The Articles also permit the Board of Directors to oppose, in its sole discretion, a tender offer or other offer for the Company's securities and to take into consideration all pertinent issues. Should the Board of Directors determine to reject such an offer, it may take any lawful action to accomplish its purpose, including, among other things, advising shareholders not to accept the offer and commencing litigation against the offeror. The Company's Bylaws establish procedures for the nomination of directors by shareholders and the proposal by shareholders of matters to be considered at meetings of the shareholders, including the submission of certain information within the times prescribed in the Bylaws.


     In addition, under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), subject to certain exceptions, a business combination between a Pennsylvania corporation and a person owning 20% or more of such corporation's voting stock (an "interested person") may be accomplished only if: (i) the business combination is approved by the corporation's directors prior to the date on which such person acquired 20% or more of such stock or if the board approved such person's acquisition of 20% or more of such stock prior to such acquisition; (ii) the interested person owns shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in the election of directors, the business combination is approved by the vote of shareholders entitled to cast a majority of votes that all stockholders would be entitled to cast in an election of directors (excluding shares held by the interested person), which vote may occur no earlier than three months after the interested person acquired its 80% ownership, and the consideration received by shareholders in the business combination satisfies certain minimum conditions;
(iii) the business combination is approved by the affirmative vote of all outstanding shares of common stock; or (iv) the business combination is approved by the vote of shareholders entitled to cast a majority of the votes that all shareholders would be entitled to cast in the election of directors (excluding shares held by the interested person), which vote may occur no earlier than five years after the interested person became an interested person. A corporation may exempt itself from this provision by an amendment to its articles of incorporation that requires shareholder approval. The Articles do not provide an exemption from this provision. Pennsylvania has also adopted other anti-takeover legislation from which the Company has elected to exempt itself in the Articles.


     The BCL also provides that the directors of a corporation, in making decisions concerning takeovers or any other matters, may consider, to the extent that they deem appropriate, among other things: (i) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors; (ii) the short-term and long-term interests of the corporation; and (iii) the resources, intent and conduct of the person seeking control.


     The existence of the foregoing provisions of the Articles, Bylaws and BCL may discourage other persons or companies from making a tender offer for, or seeking to acquire, substantial amounts of the Company's Common Stock.


Limitations on Directors' Liabilities and Indemnification


     As permitted by the BCL, the Company's Bylaws provide that a director shall not be personally liable in such capacity for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under the BCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the Board of Directors of the Company protection against awards of monetary damages for negligence in the performance of their duties.

     The Bylaws also provide that every person who is or was a director or executive officer of the Company, or of any corporation which he served as such at the request of the Company, shall be indemnified by the Company to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or executive officer of the Company, or of such other corporation, whether or not he is a director or executive officer of the Company or such other corporation at the time the expenses or liabilities are incurred. No indemnification shall be provided, however, with respect to: liabilities arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, if a final unappealable judgment or award establishes that such officer or director engaged in self-dealing, willful misconduct or recklessness, for expenses or liabilities which have been paid directly to, or for the benefit of, such person by an insurance carrier or for amounts paid in settlement of actions without the written consent of the Board of Directors.


Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., New York, New York.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering the Company will have an aggregate of 8,779,868 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock sold in this Offering will be, and the 2,875,000 shares sold in the IPO are, freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 3,404,868 shares of outstanding Common Stock will be "restricted securities", as that term is defined in Rule 144 ("Restricted Shares"), and may be sold only in accordance with an exemption from registration, such as the exemption provided by Rule 144.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (approximately 87,799 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates of the Company who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.


     The Company's directors, executive officers and the Selling Shareholders have agreed, subject to certain limitations, not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the closing of the Offering without the prior written consent of Montgomery Securities. Following the expiration of this 90-day period, such directors, executive officers and Selling Shareholders will hold an aggregate of 3,406,868 outstanding shares of Common Stock (3,031,868 shares if the over-allotment option is exercised in full) which may be resold under Rule 144. Upon completion of the Offering, the Company also will continue to have outstanding warrants to purchase an aggregate of 90,591 shares of Common Stock exercisable at any time on or before July 31, 2005, a $900,000 Convertible Note convertible into 42,503 shares of Common Stock at any time on or before January 22, 2002 and a warrant to purchase 250,000 shares of Common Stock exercisable at any time on or before January 31, 2002. The holders of the warrants, in their capacity as Selling Shareholders, have agreed, subject to certain limitations, not to offer, sell or otherwise dispose of any shares of Common Stock issuable upon exercise of the warrants for a period of 90 days after the closing of the Offering without the prior written consent of Montgomery Securities. The holders of the warrants will continue to be entitled to certain demand and piggy- back registration rights and the holder of the Convertible Note will continue to be entitled to certain piggyback registration rights following completion of the Offering. In addition, the Company intends, as soon as practicable after the completion of the Offering, to register approximately 749,680 shares of Common Stock reserved for issuance to its employees, directors, consultants and advisors under the Company's 1995 Plan, 1996 Plan and Director Plan. Options to purchase an aggregate of 542,901 shares of Common Stock will continue to be outstanding under all such Plans upon the completion of the Offering.

     The Company's Common Stock has been traded on the Nasdaq National Market since November 1996. Sales of substantial amounts of Common Stock in the public market could adversely affect market prices for the Common Stock and make it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.

                                 UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), by and among the Company, the Selling Shareholders and the Underwriters, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.



                                               Number of
  Underwriter                                   Shares
  -----------                                  ---------
  Montgomery Securities   ..................   1,250,000
  Janney Montgomery Scott Inc   ............     750,000
  The Robinson-Humphrey Company, Inc  ......     500,000
                                               ---------
   Total   .................................   2,500,000
                                               =========

     The Underwriters have advised the Company and the Selling Shareholders that the Underwriters propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.93 per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     Certain of the Selling Shareholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, the Selling Shareholders and the Company's officers and directors who are also shareholders of the Company and who, immediately following the Offering (assuming no exercise of the Underwriters' over-allotment option) collectively will beneficially own an aggregate of 3,406,868 outstanding shares of Common Stock, have agreed that for a period of 90 days after the effective date of the Offering they will not, without the prior written consent of Montgomery Securities, directly or indirectly, offer for sale, sell, solicit an offer to sell, contract or grant an option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable or convertible into shares of Common Stock held by them. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable with its Common Stock for a period of 90 days after the effective date of the Offering without the prior written consent of Montgomery Securities, subject to limited exceptions and grants and exercises of stock options. The holders of the warrants issued by the Company, in their capacity as Selling Shareholders, have also agreed not to offer, sell or otherwise dispose of any shares of Common Stock issuable upon exercise of the warrants for a period of 90 days after the closing of the Offering without the prior written consent of Montgomery Securities. In evaluating any request for a waiver of the 90-day lock-up period, the Underwriters will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The public offering price of the Common Stock will be determined by negotiations among the Underwriters and the Company, and will be based largely upon the market price for the Common Stock as reported on the Nasdaq National Market.


                                 LEGAL MATTERS

     An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania, to the effect that the shares of Common Stock offered by the Company hereby, when issued and paid for as contemplated in this Prospectus, will be, and the shares of Common Stock offered by the Selling Shareholders hereby are, legally issued, fully paid and non-assessable. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.


                                    EXPERTS

     The Company's balance sheets as of December 31, 1995 and 1996, the Company's statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and MAB's balance sheets as of December 31, 1994 and 1995 and June 30, 1996 and the statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of CRWCD at December 31, 1996 and the related statements of operations, Division equity and cash flows for the two years in the period ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission. So long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Securities and Exchange Commission. The Company will furnish to its shareholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     The Registration Statement, including the exhibits and schedules thereto, and any reports and information filed by the Company may be inspected without charge and copied at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at the prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web Site is http://www.sec.gov.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NCO Group, Inc.
Pro Forma Consolidated Financial Statements:
 Basis of Presentation  ..................................................................   F-2
 Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 .........   F-3
 Pro Forma Consolidated Statement of Income for the three months ended March 31, 1997  ...   F-4
 Notes to Pro Forma Consolidated Financial Statements ....................................   F-5
Historical Financial Statements:
 Report of Independent Accountants  ......................................................   F-7
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997
  (Unaudited) ............................................................................   F-8
 Consolidated Statements of Income for each of the three years in the period ended
  December 31,  1996 and the three months ended March 31, 1996 and 1997 (Unaudited).......   F-9
 Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1996 and the three months ended March 31, 1996 and
  1997 (Unaudited)  ......................................................................   F-10
 Consolidated Statements of Cash Flows for each of the three years in the period ended
  December 31, 1996 and the three months ended March 31, 1996 and 1997 (Unaudited)........   F-11
 Notes to Consolidated Financial Statements  .............................................   F-12
The Collection Division of CRW Financial, Inc.
 Report of Independent Accountants  ......................................................   F-23
 Balance Sheet as of December 31, 1996 ...................................................   F-24
 Statements of Operations for the years ended December 31, 1995 and 1996   ...............   F-25
 Statements of Division Equity for the years ended December 31, 1995 and 1996 ............   F-26
 Statements of Cash Flows for the years ended December 31, 1995 and 1996   ...............   F-27
 Notes to Financial Statements   .........................................................   F-28
Management Adjustment Bureau, Inc.
 Report of Independent Accountants  ......................................................   F-31
 Balance Sheets as of December 31, 1994 and 1995 and as of June 30, 1996   ...............   F-32
 Statements of Income and Retained Earnings for the three year period ending December 31,
  1995 and  the six months ended June 30, 1996   .........................................   F-33
 Statements of Cash Flows for each of the years in the three year period ended December
  31, 1995 and the six months ended June 30, 1996  .......................................   F-34
 Notes to Financial Statements   .........................................................   F-35

                  Pro Forma Consolidated Financial Statements

                             Basis of Presentation


     The Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and the three months ended March 31, 1997 are based on the historical financial statements of NCO Group, Inc. ("NCO" or the "Company"), Management Adjustment Bureau, Inc. ("MAB"), Goodyear & Associates, Inc. ("Goodyear"), CMS A/R Services ("CMS A/R"), Tele-Research Center, Inc. ("TRC") and the Collection Division of CRW Financial, Inc. ("CRWCD"). The Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and the three months ended March 31, 1997 have been prepared assuming the MAB acquisition occurred on January 1, 1996, and the Goodyear, CMS A/R, TRC and CRWCD acquisitions occurred on January 1, 1996 and January 1, 1997, respectively. The Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 reflects the issuance of 1,604,620 shares of Common Stock at the initial public offering price of $13.00 per share which, net of the underwriting discount and offering expenses paid by the Company, was sufficient to repay acquisition related debt of $15.0 million, and to fund the distribution of undistributed S Corporation earnings of $3.2 million through September 3, 1996, the termination date of the Company's S Corporation status, to existing shareholders of the Company. The Pro Forma Consolidated Statements of Income for the year ended December 31, 1996 and the three months ended March 31, 1997 reflect the issuance of: (i) 345,178 shares of Common Stock and a warrant to purchase 250,000 shares of Common Stock in connection with the acquisition of CRWCD and (ii) 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million.

     The Pro Forma Consolidated Statements of Income do not purport to represent what NCO's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project NCO's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocations of purchase price to the assets and liabilities of Goodyear, CMS A/R, TRC and CRWCD are preliminary and the final allocations may differ from the amounts reflected herein. The unaudited Pro Forma Consolidated Statements of Income should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                                NCO GROUP, INC.
                   Pro Forma Consolidated Statement of Income
                      for the year ended December 31, 1996
                                  (Unaudited)


                                                                              Historical
                                        --------------------------------------------------------------------------------------
                                            NCO          MAB(1)      Goodyear(2)    CMS A/R(3)      TRC(4)        CRWCD(5)
                                        -------------  ------------  -------------  ------------  ------------  --------------
Revenue .............................. $30,760,452   $9,162,744     $5,454,500     $6,790,849    $1,917,607     $25,857,862
Operating costs and expenses:
Payroll and related expenses .........  14,651,384    5,870,416      3,339,926      2,933,754     1,139,791      14,967,000

 Selling, general and
  administrative expenses  ...........  10,032,216    3,255,089      1,619,526      2,927,587       633,426      10,970,256
 Depreciation and amortization
  expense   ..........................   1,253,867      337,295        169,322        295,021        11,341       1,305,000
                                       -----------    ----------    ----------     ----------    ----------     -----------
   Total operating costs and
    expenses .........................  25,937,467    9,462,800      5,128,774      6,156,362     1,784,558      27,242,256
                                       -----------    ----------    ----------     ----------    ----------     -----------
Income (loss) from operations   ......   4,822,985     (300,056)       325,726        634,487       133,049      (1,384,394)
Other income (expense):
 Interest and investment income  .....     242,380                       1,636         20,473
 Interest expense ....................    (817,951)     (50,974)       (27,253)       (66,193)          (75)         (8,000)
                                       -----------    ----------    ----------     ----------    ----------     -----------
                                          (575,571)     (50,974)       (25,617)       (45,720)          (75)         (8,000)
                                       -----------    ----------    ----------     ----------    ----------     -----------
Income (loss) before provision for
 income taxes  .......................   4,247,414     (351,030)       300,109        588,767       132,974      (1,392,394)
Income tax expense  ..................     612,748       83,924        117,000        207,104                      (509,000)
                                       -----------    ----------    ----------     ----------    ----------     -----------
Net income (loss)   .................. $ 3,634,666   $ (434,954)    $  183,109     $  381,663    $  132,974     $  (883,394)
                                       ===========    ==========    ==========     ==========    ==========     ===========
Historical income before income
 taxes   ............................. $ 4,247,414
Pro forma provision for income
taxes   ..............................   1,706,485
                                       -----------
Pro forma net income   ............... $ 2,540,929
                                       ===========
Pro forma net income per share  ...... $      0.50
                                       ===========
Pro forma weighted average shares
 outstanding   .......................   5,086,736
                                       ===========

                                             Acquisition              Pro Forma            Offering
                                             Adjustments             Consolidated         Adjustments           Pro Forma
                                        -----------------------  -------------------  ------------------  --------------------
Revenue ..............................                            $  79,944,014                            $  79,944,014
Operating costs and expenses:
Payroll and related expenses .........   $      (376,175)(6)         40,208,406                               40,208,406
                                                (543,200)(7)
                                                (451,400)(9)
                                                 (84,000)(10)
                                                (122,000)(11)
                                              (1,117,090)(12)
Selling, general and
 administrative expenses  ............          (649,112)(13)        28,788,988(8)                            28,788,988
Depreciation and amortization
 expense   ...........................          (328,538)(14)         3,043,308                                3,043,308
                                         --------------           --------------       -----------         -------------
 Total operating costs and
  expenses ...........................        (3,671,515)            72,040,702                               72,040,702
                                         --------------           --------------                           -------------
Income (loss) from operations   ......         3,671,515              7,903,312                                7,903,312
Other income (expense):
Interest and investment income  ......                                  264,489                                  264,489
Interest expense .....................            59,470(15)           (910,976)           648,692(15)          (262,284)
                                         --------------           --------------       -----------         -------------
                                                  59,470               (646,487)           648,692                 2,205
                                         --------------           --------------       -----------         -------------
Income (loss) before provision for
income taxes  ........................         3,730,985              7,256,825            648,692             7,905,517
Income tax expense  ..................                                  511,776                                  511,776
                                                                  --------------       -----------         -------------
Net income (loss)   ..................   $     3,730,985          $   6,745,049        $   648,692         $   7,393,741
                                         ==============           ==============       ===========         =============
Historical income before income
taxes   ..............................                            $   7,256,825                            $   7,905,517
Pro forma provision for income
taxes   ..............................                                3,114,868                                3,374,345(16)
                                                                  --------------                           -------------
Pro forma net income   ...............                            $   4,141,957                            $   4,531,172
                                                                  ==============                           =============
Pro forma net income per share  ......                            $        0.63                            $        0.64(17)
                                                                  ==============                           =============
Pro forma weighted average shares
outstanding   ........................                                6,587,838                                7,071,272
                                                                  ==============                           =============

The accompanying notes are an integral part of these pro forma consolidated financial statements.

                                NCO GROUP, INC.

                   Pro Forma Consolidated Statement of Income for the three months ended March 31, 1997
                                  (Unaudited)




                                                 Historical
                                      ---------------------------------
                                                           1997
                                           NCO        Acquisitions(18)
                                      -------------  ------------------
Revenue  ...........................  $18,076,757       $2,841,578
Operating costs and expenses:
 Payroll and related expenses ......    9,046,110        1,381,883
 Selling, general and
   administrative expenses .........    5,931,574        1,159,470
 Depreciation and amortization
  expense   ........................      716,467          156,915
                                      -----------       ----------
   Total operating costs and
    expenses   .....................   15,694,151        2,698,268
                                      -----------       ----------
Income from operations  ............    2,382,606          143,310
Other income (expense):
 Interest and investment income  ...       93,308
 Interest expense    ...............     (175,150)            (273)
                                      -----------       ----------
                                          (81,842)            (273)
                                      -----------       ----------
Income before provision for income
 taxes   ...........................    2,300,764          143,037
Income tax expense   ...............      993,974
                                      -----------       ----------
Net income  ........................  $ 1,306,790       $  143,037
                                      ===========       ==========
Net income per share    ............  $      0.18
                                      ===========
Weighted average shares
 outstanding   .....................    7,371,157
                                      ===========

                                          Acquisition         Pro Forma         Offering
                                          Adjustments        Consolidated      Adjustments        Pro Forma
                                      ---------------------  -------------  ------------------  -----------------
Revenue  ...........................                         $20,918,335                        $20,918,335
Operating costs and expenses:
 Payroll and related expenses    ...    $   (103,258)(19)     10,324,735                         10,324,735
 Selling, general and
  administrative expenses ..........         (54,093)(20)      7,036,951                          7,036,951
 Depreciation and amortization
  expense   ........................         (27,378)(21)        846,004                            846,004
                                       ------------          -----------                        -----------
   Total operating costs and
    expenses   .....................        (184,729)         18,207,690                         18,207,690
                                       ------------          -----------                        -----------
Income from operations  ............         184,729           2,710,645                          2,710,645
Other income (expense):
 Interest and investment income  ...                              93,308                             93,308
 Interest expense    ...............         (49,000)(22)       (224,423)        165,132(24)        (59,291)
                                       ------------          -----------     -----------        -----------
                                             (49,000)           (131,115)        165,132             34,017
                                       ------------          -----------     -----------        -----------
Income before provision for income
 taxes   ...........................         135,729           2,579,530         165,132          2,744,662
Income tax expense   ...............         120,431           1,114,405                          1,114,405
                                       ------------          -----------     -----------        -----------
Net income  ........................   $      15,298         $ 1,465,125     $   165,132        $ 1,630,257
                                       ============          ===========     ===========        ===========
Net income per share    ............                         $      0.20                        $      0.21(23)
                                                             ===========                        ===========
Weighted average shares
 outstanding   .....................                           7,432,522                          7,912,073
                                                             ===========                        ===========

The accompanying notes are an integral part of these pro forma consolidated financial statements.

                             Notes to Consolidated
                        Pro Forma Financial Statements
                                  (Unaudited)

     To date, all of the Company's acquisitions have been accounted for under the purchase method of accounting with the results of the acquired companies included in the Company's statements of income beginning on the date of acquisition.

   1. Represents the results of operations of MAB prior to its acquisition by the Company in September 1996.

   2. Gives effect to the acquisition of Goodyear, as if it occurred on January 1, 1996, for $4.5 million in cash and the issuance of a $900,000 Convertible Note payable to Goodyear's principal shareholder. In addition, the Company recognized $30,000 of direct closing costs related to the acquisition and accrued $270,000 of costs related to the termination of employees and other items. After allocating the purchase price to the estimated fair market value of the assets acquired and liabilities assumed, the Company recognized $5,223,342 of goodwill.

   3. Gives effect to the acquisition of CMS A/R, as if it occurred on January 1, 1996, for $5.1 million in cash of which $2,000,000 was borrowed from the Company's credit facility. In addition, the Company recognized $30,000 of direct closing costs related to the acquisition and accrued $220,000 of costs related to the termination of employees and other items. After allocating the purchase price to the estimated fair market value of the assets acquired and liabilities assumed, the Company recognized $3,486,107 of goodwill.

   4. Gives effect to the acquisition of TRC, as if it occurred on January 1, 1996, for $1.6 million in cash which was borrowed from the Company's credit facility. In addition, the Company recognized $8,000 of direct closing costs related to the acquisition and accrued $92,000 of costs related to the acquisition. After allocating the purchase price to the estimated fair market value of the assets acquired and liabilities assumed, the Company recognized $1,680,000 of goodwill.

   5. Gives effect to the acquisition of CRWCD, as if it occurred on January 1, 1996, for $3.8 million in cash borrowed from the Company's credit facility, the issuance of 345,178 shares of the Common Stock, and the issuance of a warrant to purchase 250,000 shares of Common Stock at an exercise price of $27.625 per share. The Common Stock and warrant issued were valued at $9,090,000. In addition, the Company recognized $195,000 of direct closing costs related to the acquisition and accrued $1,805,000 of costs related to the termination of employees and other items. After allocating the purchase price to the estimated fair market value of the assets acquired and liabilities assumed, the Company recognized $12,240,000 of goodwill.

   6. Reflects the reduction in salary of MAB's principal shareholder (who is no longer active in the day-to-day operations of MAB's business), pursuant to a new employment agreement.

   7. Reflects the elimination of payroll and related expenses relating to the elimination of certain redundant collection and administration personnel costs immediately identifiable at the time of the acquisition of MAB.

   8. Includes a non-recurring charge of $190,000 recorded by MAB to account for potential losses related to certain repayment guarantees made on behalf of third parties.

   9. Reflects the reduction in salary of Goodyear's principal shareholder (who is no longer active in the day-to-day operations of Goodyear's business), pursuant to a new employment agreement.

   10. Reflects the elimination of payroll and related expenses relating to the elimination of certain redundant administration personnel costs immediately identifiable at the time of the acquisition of Goodyear.

   11. Reflects the elimination of payroll and related expenses relating to the elimination of certain redundant administration personnel costs immediately identifiable at the time of the acquisition of CMS A/R.

                             Notes to Consolidated
                         Pro Forma Financial Statements
                                  (Unaudited)

   12. Reflects the elimination of payroll and related expenses relating to the elimination of certain redundant collection and administration personnel costs immediately identifiable at the time of the acquisition of CRWCD.

   13. Reflects the elimination of certain rental expenses attributable to facilities which were immediately identified for closure or consolidation into other existing facilities.

   14. Reflects amortization expense assuming MAB and the 1997 Acquisitions had been acquired on January 1, 1996. In addition, reflects the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions.

   15. Reflects the elimination of interest expense on current and long-term debt which was not assumed with the acquisitions, or was repaid with the proceeds of the Company's public offerings as if the repayments had occurred on January 1, 1996.

   16. Reflects estimated provision for income taxes, at an assumed rate of 40% after giving consideration to non-deductible goodwill expenses, assuming the Company had converted from an S Corporation to a C Corporation on January 1, 1996.

   17. Pro forma net income per share was computed by dividing the pro forma net income for the year ended December 31, 1996 by the pro forma weighted average number of shares outstanding. Pro forma weighted average shares outstanding are based on the weighted average number of shares outstanding including common share equivalents giving retroactive effect as of January 1, 1996 to: (i) the 46.56-for-one stock split effected in September 1996; (ii) the issuance of 1,604,620 shares of Common Stock (at $13.00 per share) net of underwriting discount and offering expenses paid by the Company, to result in net proceeds sufficient to pay a $3.2 million S Corporation distribution and repay $15,000,000 of acquisition-related debt; (iii) the issuance of 345,178 shares of Common Stock and a warrant to purchase 250,000 shares of Common Stock in connection with the acquisition of CRWCD; (iv) and the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million.

   18. Gives effect to the 1997 Acquisitions as if they had occurred on January 1, 1997.

   19. Reflects the elimination of payroll and related expenses relating to the elimination of certain redundant administration personnel costs immediately identifiable at the time of the acquisitions.

   20. Reflects the reduction of certain redundant operating costs and expenses that were immediately identifiable at the time of the acquisitions.

   21. Reflects the increase in amortization expense as if the 1997 Acquisitions had occurred on January 1, 1997 and the elimination of depreciation and amortization expense related to assets revalued or not acquired by NCO as part of the acquisitions.

   22. Reflects the elimination of interest expense on current and long-term debt which was not assumed with the 1997 Acquisitions, or was repaid with the proceeds of the Company's public offerings as if the repayments had occurred on January 1, 1997.

   23. Pro forma net income per share was computed by dividing the pro forma net income for the three months ended March 31, 1997 by the pro forma weighted average number of shares outstanding. Pro forma weighted average shares outstanding are based on the weighted average number of shares outstanding including common share equivalents giving retroactive effect as of January 1, 1997 to the issuance of 345,178 shares of Common Stock, and a warrant to purchase 250,000 shares of Common Stock in connection with the acquisition of CRWCD and the issuance of 331,779 shares of Common Stock at the public offering price of $29.50 per share which, net of the underwriting discount and estimated offering expenses payable by the Company, would be sufficient to repay acquisition related debt of $8.4 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders of
 NCO Group, Inc.
Blue Bell, Pennsylvania

     We have audited the accompanying consolidated balance sheets of NCO Group, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCO Group, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 7, 1997

                                NCO GROUP, INC.
                          Consolidated Balance Sheets

                                                                   December 31,
                                                           -----------------------------   March 31,
                       ASSETS                                1995            1996            1997
                                                           ------------   --------------   ------------
                                                                                           (Unaudited)
Current assets:
 Cash and cash equivalents   ...........................  $  804,550      $ 12,058,798     $ 5,793,016
 Available-for-sale securities  ........................     299,488
 Accounts receivable, trade, net of allowance for
  doubtful accounts of $23,200, $79,000 and
  $279,000, respectively  ..............................   1,402,546         4,701,364      11,122,643
 Notes receivable   ....................................     100,000
 Other current assets  .................................     118,793           499,815         631,284
                                                           ----------     -------------    ------------
    Total current assets  ..............................   2,725,377        17,259,977      17,546,943
                                                           ----------     -------------    ------------
Funds held in trust for clients
Property and equipment, net  ...........................     637,133         2,830,062       5,365,069
Other assets:
 Intangibles, net of accumulated amortization  .........   2,774,894        14,673,155      37,089,886
 Deferred taxes  .......................................                        70,760           8,666
 Deferred financing costs    ...........................     279,014           684,390         653,213
 Other assets    .......................................     227,826           308,011         771,766
                                                           ----------     -------------    ------------
    Total other assets    ..............................   3,281,734        15,736,316      38,523,531
                                                           ----------     -------------    ------------
Total assets  ..........................................   $6,644,244     $ 35,826,355     $61,435,543
                                                           ==========     =============    ============
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Long-term debt, current portion   .....................   $  46,171      $     46,946     $    52,727
 Capitalized lease obligations, current portion   ......                        62,131         129,048
 Corporate taxes payable  ..............................                       216,709       1,081,382
 Accounts payable   ....................................     221,562           657,647       2,011,363
 Accrued expenses   ....................................     565,734         1,044,536       4,104,255
 Accrued compensation and related expenses  ............     777,985         1,376,982       2,018,959
 Unearned revenue, net of related costs  ...............     302,384           225,817         153,450
                                                           ----------     -------------    ------------
    Total current liabilities   ........................   1,913,836         3,630,768       9,551,184
                                                           ----------     -------------    ------------
Funds held in trust for clients
Long-term liabilities:
 Long-term debt, net of current portion  ...............   2,592,906         1,091,901      10,328,989
 Capitalized lease obligations, net of current portion                         385,683         403,691
 Unearned revenue, net of related costs  ...............      86,155            70,385         107,388
Commitments and contingencies
Shareholders' equity:
 Preferred stock, no par value, 5,000,000 shares
  authorized, no shares issued and outstanding    ......
 Common stock, no par value, 25,000,000 shares
  authorized, 4,213,447, 6,713,447 and 7,058,625
  shares issued and outstanding at December 31,
  1995 and 1996 and March 31, 1997,
  respectively   .......................................     537,326        29,362,326      37,577,206
 Unexercised warrants  .................................     177,294           396,054       1,271,054
 Retained earnings  ....................................   1,378,261           889,238       2,196,031
 Unrealized gain on securities  ........................      41,339
 Notes receivable -- shareholder   .....................     (82,873)
                                                           ----------     -------------    ------------
    Total shareholders' equity  ........................   2,051,347        30,647,618      41,044,291
                                                           ----------     -------------    ------------
Total liabilities and shareholders' equity  ............   $6,644,244     $ 35,826,355     $61,435,543
                                                           ==========     =============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                NCO GROUP, INC.

                       Consolidated Statements of Income

                                                                                         For the Three Months Ended
                                               For the Years Ended December 31,                  March 31,
                                         --------------------------------------------   ----------------------------
                                           1994            1995            1996            1996           1997
                                         ------------   -------------   -------------   -------------   ------------
                                                                                        (Unaudited)     (Unaudited)
Revenue    ...........................   $8,577,895     $12,732,597     $30,760,452      $6,043,960     $18,076,757
Operating costs and expenses:
 Payroll and related expenses   ......   4,558,351        6,797,338      14,651,384       2,997,478     9,046,110
 Selling, general and
  administrative expenses    .........   2,673,521        4,042,342      10,032,216       1,931,278     5,931,574
 Depreciation and amortization
  expense  ...........................     215,117          347,503       1,253,867         200,275       716,467
                                         ----------     -----------     -----------      ----------     -----------
  Total operating costs and
    expenses  ........................   7,446,989       11,187,183      25,937,467       5,129,031     15,694,151
                                         ----------     -----------     -----------      ----------     -----------
Income from operations    ............   1,130,906        1,545,414       4,822,985         914,929     2,382,606
Other income (expense):
 Interest and investment income   ...       26,735           49,473         242,380          17,024        93,311
 Interest expense   ..................     (71,588)        (180,205)       (817,951)       (172,123)     (175,150)
 Loss on disposal of property and
  equipment   ........................                      (49,082)
                                         ----------     -----------     -----------      ----------     -----------
                                           (44,853)        (179,814)       (575,571)       (155,099)      (81,839)
                                         ----------     -----------     -----------      ----------     -----------
Income before provision for
 income taxes ........................   1,086,053        1,365,600       4,247,414         759,830     2,300,767
Income tax expense  ..................                                      612,748                       993,974
                                         ----------     -----------     -----------      ----------     -----------
Net income    ........................   $1,086,053     $ 1,365,600     $ 3,634,666      $  759,830     $1,306,793
                                         ==========     ===========     ===========      ==========     ===========
Pro forma (unaudited):
 Historical income before income
  taxes    ...........................   $1,086,053     $ 1,365,600     $ 4,247,414      $  759,830
 Pro forma provision for income
  taxes    ...........................     434,000          546,000       1,706,485         303,932
                                         ----------     -----------     -----------      ----------
 Pro forma net income  ...............   $  652,053     $   819,600     $ 2,540,929      $  455,898
                                         ==========     ===========     ===========      ==========
 Pro forma net income per share .                       $      0.17     $      0.50      $     0.10     $     0.18
                                                        ===========     ===========      ==========     ===========
 Pro forma weighted average
  shares outstanding   ...............                    4,728,906       5,086,736       4,733,549     7,371,157
                                                        ===========     ===========      ==========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                NCO GROUP, INC.

                Consolidated Statements of Shareholders' Equity

                                                        Common Stock
                                                 --------------------------
                                                  Number
                                                    of                       Unexercised
                                                  Shares        Amount        Warrants
                                                 -----------  -------------  -------------
Balance, January 1, 1994  .....................    4,002,763    $    49,326
Issuance of common stock  .....................      123,803        300,000
Net income    .................................
Distributions to shareholders   ...............
Change in unrealized gains on securities    ...
                                                  ----------    -----------   -----------

Balance, December 31, 1994   ..................    4,126,566        349,326
Issuance of common stock  .....................       86,881        188,000
Warrants issued  ..............................                                $  177,294
Note repayments  ..............................
Net income    .................................
Distributions to shareholders   ...............
Change in unrealized losses on securities   ...
                                                  ----------    -----------   -----------

Balance, December 31, 1995   ..................    4,213,447        537,326       177,294
Issuance of common stock  .....................    2,500,000     28,825,000
Warrants issued  ..............................                                   218,760
Note repayments  ..............................
Net income    .................................
Distributions to shareholders   ...............
                                                  ----------    -----------   -----------

Balance, December 31, 1996   ..................    6,713,447     29,362,326       396,054
Issuance of common stock for acquisitions      .     345,178      8,214,880
Warrants issued  ..............................                                   875,000
Net income ....................................
                                                  ----------    -----------   -----------

Balance, March 31, 1997 (Unaudited)   .........    7,058,625    $37,577,206    $1,271,054
                                                  ==========   ============   ===========

                                                                  Unrealized
                                                                     Gains          Notes
                                                   Retained       (Losses) on    Receivable
                                                   Earnings       Securities     Shareholder       Total
                                                 ---------------  -------------  -------------  -------------
Balance, January 1, 1994  .....................   $   813,366       $ 13,539                   $   876,231
Issuance of common stock  .....................                                                    300,000
Net income    .................................     1,086,053                                    1,086,053
Distributions to shareholders   ...............      (813,366)                                    (813,366)
Change in unrealized gains on securities    ...                      (26,234)                      (26,234)
                                                  -----------    -----------     -----------    -----------
Balance, December 31, 1994   ..................     1,086,053        (12,695)                    1,422,684
Issuance of common stock  .....................                                  $ (135,888)        52,112
Warrants issued  ..............................                                                    177,294
Note repayments  ..............................                                      53,015         53,015
Net income    .................................     1,365,600                                    1,365,600
Distributions to shareholders   ...............    (1,073,392)                                  (1,073,392)
Change in unrealized losses on securities   ...                       54,034                        54,034
                                                  -----------    -----------     -----------    -----------
Balance, December 31, 1995   ..................     1,378,261         41,339        (82,873)     2,051,347
Issuance of common stock  .....................                                                 28,825,000
Warrants issued  ..............................                                                    218,760
Note repayments  ..............................                                      82,873         82,873
Net income    .................................     3,634,666                                    3,634,666
Distributions to shareholders   ...............    (4,123,689)       (41,339)                   (4,165,028)
                                                  -----------    -----------     -----------    -----------
Balance, December 31, 1996   ..................       889,238                                   30,647,618
Issuance of common stock for acquisitions      .                                                 8,214,880
Warrants issued  ..............................                                                    875,000
Net income ....................................     1,306,793                                    1,306,793
                                                  -----------    -----------     -----------    -----------
Balance, March 31, 1997 (Unaudited)   .........   $ 2,196,031                                   $41,044,291
                                                  ===========    ===========     ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                NCO GROUP, INC.

                     Consolidated Statements of Cash Flows

                                                                       Years Ended December 31,
                                                              ------------------------------------------------
                                                                 1994            1995              1996
                                                              -------------  ---------------  ----------------
Cash flows from operating activities:
 Net income    .............................................  $ 1,086,053     $ 1,365,600      $  3,634,666
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation   ..........................................     171,378          199,123           465,785
   Loss on disposal of equipment    ........................                       49,082
   (Gain) Loss on sale of securities   .....................       4,421            2,877           (70,481)
   Amortization of intangibles   ...........................      43,739          221,813           707,050
   Amortization of deferred financing costs  ...............                       32,443            81,031
   Provision for doubtful accounts  ........................       3,903            3,808            55,845
   Changes in assets and liabilities, net of acquisitions:
    Accounts receivable, trade   ...........................     (41,675)        (571,611)       (1,825,307)
    Notes receivable    ....................................     (64,000)         (36,000)          155,856
    Accounts receivable, purchased  ........................     (44,038)          36,293            (4,755)
    Other current assets   .................................      31,126          (22,241)         (307,988)
    Deferred taxes   .......................................                                       (154,684)
    Other assets  ..........................................     (40,112)        (105,037)           (8,903)
    Accounts payable    ....................................    (123,094)         161,601           422,694
    Corporate taxes payable   ..............................                                        216,709
    Accrued expenses    ....................................        (214)         187,353          (788,709)
    Accrued compensation and related costs   ...............      51,755          555,398           598,997
    Unearned revenue    ....................................      23,950          (46,718)         (227,548)
                                                              -----------     -----------      ------------
      Net cash provided by operating activities    .........   1,103,192        2,033,784         2,950,258
Cash flows from investing activities:
 Purchase of property and equipment    .....................     (77,999)        (298,076)         (976,080)
 Purchase of securities    .................................    (169,785)        (107,643)          (78,307)
 Proceeds from sales of securities  ........................     143,613           99,256           406,937
 Net cash paid for acquisitions  ...........................  (1,000,000)      (1,729,244)      (12,857,223)
                                                              -----------     -----------      ------------
      Net cash used in investing activities  ...............  (1,104,171)      (2,035,707)      (13,504,673)
Cash flows from financing activities:
 Repayment of notes payable   ..............................                   (1,067,117)         (303,138)
 Borrowings under credit agreement  ........................   1,000,000        2,450,000        12,550,000
 Repayment under credit agreement   ........................    (222,084)                       (15,000,000)
 Payment of fees to acquire new debt   .....................                     (134,163)         (222,383)
 Issuance of common stock  .................................                      105,127        32,500,000
 Costs related to issuance of common stock   ...............                                     (3,675,000)
 Decrease in notes receivable, shareholders  ...............                                         82,873
 Distributions to shareholders   ...........................    (813,366)      (1,073,392)       (4,123,689)
                                                              -----------     -----------      ------------
      Net cash provided by (used in) financing activities        (35,450)         280,455        21,808,663
                                                              -----------     -----------      ------------
Net increase (decrease) in cash and cash equivalents  ......     (36,429)         278,532        11,254,248
Cash and equivalents at beginning of period  ...............     562,447          526,018           804,550
                                                              -----------     -----------      ------------
Cash and equivalents at end of period  .....................  $   526,018     $   804,550      $ 12,058,798
                                                              ===========     ===========      ============

                                                                  Three Months Ended
                                                                        March 31,
                                                              ------------------------------
                                                                 1996            1997
                                                              -------------  ---------------
                                                              (Unaudited)     (Unaudited)
Cash flows from operating activities:
 Net income    .............................................  $   759,830     $  1,306,793
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation   ..........................................      65,582           269,158
   Loss on disposal of equipment    ........................
   (Gain) Loss on sale of securities   .....................
   Amortization of intangibles   ...........................     106,898           403,975
   Amortization of deferred financing costs  ...............      27,795            43,334
   Provision for doubtful accounts  ........................       9,982            91,828
   Changes in assets and liabilities, net of acquisitions:
    Accounts receivable, trade   ...........................    (810,920)       (1,978,519)
    Notes receivable    ....................................     100,000
    Accounts receivable, purchased  ........................
    Other current assets   .................................     (33,887)          126,694
    Deferred taxes   .......................................                        39,644
    Other assets  ..........................................       4,563            50,568
    Accounts payable    ....................................     307,539        (1,073,492)
    Corporate taxes payable   ..............................      41,309           822,617
    Accrued expenses    ....................................     626,278         1,310,644
    Accrued compensation and related costs   ...............    (387,202)           17,017
    Unearned revenue    ....................................     (29,005)          (35,364)
                                                              -----------     ------------
      Net cash provided by operating activities    .........     788,762         1,394,897
Cash flows from investing activities:
 Purchase of property and equipment    .....................    (280,391)         (311,503)
 Purchase of securities    .................................     (16,063)
 Proceeds from sales of securities  ........................      24,636
 Net cash paid for acquisitions  ...........................  (4,515,534)      (15,556,862)
                                                              -----------     ------------
      Net cash used in investing activities  ...............  (4,787,352)      (15,868,365)
Cash flows from financing activities:
 Repayment of notes payable   ..............................     (17,067)         (130,157)
 Borrowings under credit agreement  ........................   4,550,000         8,350,000
 Repayment under credit agreement   ........................
 Payment of fees to acquire new debt   .....................     (10,916)          (12,157)
 Issuance of common stock  .................................
 Costs related to issuance of common stock   ...............
 Decrease in notes receivable, shareholders  ...............      82,873
 Distributions to shareholders   ...........................
                                                              -----------     ------------
      Net cash provided by (used in) financing activities      4,604,890         8,207,686
                                                              -----------     ------------
Net increase (decrease) in cash and cash equivalents  ......     606,300        (6,265,782)
Cash and equivalents at beginning of period  ...............     804,550        12,058,798
                                                              -----------     ------------
Cash and equivalents at end of period  .....................  $ 1,410,850     $  5,793,016
                                                              ===========     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                NCO GROUP, INC.

                  Notes to Consolidated Financial Statements

1. Nature of operations:

     NCO Group, Inc. (the "Company") is a leading provider of accounts receivable management and related services utilizing an extensive teleservices infrastructure. The Company's client base is comprised of organizations located throughout the United States in the following sectors: financial services, government, education, healthcare, retail and commercial, telecommunications, and utilities.

     Effective September 3, 1996, the shareholders of NCO Financial Systems, Inc. contributed each of their shares of common stock in exchange for one share of common stock of the Company, a recently formed corporation. In September 1996, the Company also effected a 46.56-for-one stock split and increased the number of authorized shares to 5,000,000 shares of preferred stock and 25,000,000 shares of common stock. All per share and related amounts have been adjusted to reflect the stock exchange and stock split.

     On November 13, 1996, the Company completed its initial public offering (the "IPO"), selling 2,875,000 shares of common stock including 375,000 over-allotment shares sold by existing shareholders. The Offering raised net proceeds of approximately $28.8 million for the Company. A director of the Company received compensation of $240,000 for services rendered in connection with the IPO.

2. Summary of significant accounting policies:

Principles of Consolidation:

     The consolidated financial statements include the accounts of NCO Group, Inc. and its wholly-owned subsidiaries after elimination of significant intercompany accounts and transactions.

Revenue Recognition:

     The Company generates revenues from contingency fees and contractual services. Contingency fee revenue is recognized upon collection of funds on behalf of clients. Contractual services revenue is deferred and recognized as services are performed.

Property and Depreciation:

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in the statement of income.

Income Taxes:

     The Company had elected to be taxed as an S Corporation under the Internal Revenue Code and the Pennsylvania Tax Code. While this election was in effect, no provision was made for income taxes by the Company since all income was taxed directly to the shareholders of the Company.

     The Company terminated its S Corporation status on September 3, 1996 and adopted Statement of Financial Accounting Standards SFAS No. 109, "Accounting for Income Taxes." This standard requires an asset and liability approach that takes into account changes in tax rates when valuing the deferred tax amounts to be reported on the balance sheet. Upon termination of the S Corporation status and adoption of SFAS No. 109, the Company recorded an estimated net deferred tax asset. The net deferred tax asset resulted primarily from differences in the treatment of unearned revenue and acquired account inventory.

                                NCO GROUP, INC.

2. Summary of significant accounting policies:  -- (Continued)

Cash and Cash Equivalents:

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk.

     At December 31, 1995 and 1996 and March 31, 1997, the Company had bank deposits in excess of federally insured limits of approximately $1,276,000, $1,045,605, and $1,052,207, respectively. The Company's cash deposits have been placed with a large national bank to minimize risk.

Credit Policy:

     The Company has two types of arrangements under which it collects its contingency fee revenue. For certain clients the Company remits funds collected on behalf of the client, net of the related contingency fees while, for other clients, the Company remits gross funds collected on behalf of clients, and bills the client separately for its contingency fees. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In the event of collection delays from clients, management may at its discretion change from the gross remittance method to the net remittance method.

Investment Securities:

     The Company adopted Statement of Financial Accounting Standards SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," for all periods presented. The statement requires management to report their investments as either "held-to-maturity", "trading securities", or "available-for-sale".

Deferred Financing Costs:

     Deferred financing costs relate to debt issuance costs incurred which are capitalized and amortized over the term of the debt.

Intangibles:

     Intangibles consists of goodwill and acquisition costs and non-compete covenants. Goodwill represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. Goodwill is amortized on a straight-line basis over 15 to 25 years. The recoverability of goodwill is periodically reviewed by the Company. Such allocation has been based on estimates which may be revised at a later date. In making such determination with respect to goodwill, the Company evaluates the operating results of the underlying business which gave rise to such amount. Accumulated amortization at December 31, 1995 and 1996, and March 31, 1997 totaled $159,676, $762,612, and
$1,140,733, respectively.

Estimates Utilized in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share:

     Earnings per share were computed by dividing the net income (including pro forma income taxes where applicable) for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997 by the pro forma weighted average number of shares outstanding. Pro forma net income amounts are used

                                NCO GROUP, INC.

2. Summary of significant accounting policies:  -- (Continued)

for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 because the historical net income does not include the impact of federal and state income taxes as if the Company had been subject to income taxes. Pro forma weighted average shares outstanding are based on the weighted average number of shares outstanding including common equivalent shares. All outstanding options and warrants have been treated as common equivalent shares in calculating pro forma net income per share, using the treasury stock method and the IPO price of $13.00 per share for periods prior to the IPO, only when their effect would be dilutive. For December 31, 1995 and 1996, the pro forma weighted average number of shares outstanding have also been adjusted to include the number of shares of common stock (250,000 shares) that the Company would have needed to issue at the IPO price of $13.00 per share to finance the distribution of undistributed S Corporation earnings through the date on which the Company terminated its S Corporation status. Fully diluted earnings per share are not materially different from primary earnings per share.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. This Statement requires restatement of all prior-period EPS data presented. The Company is currently evaluating the impact, if any, adoption of SFAS No. 128 will have on its financial statements.

Interim Financial Information:

     The accompanying consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

Reclassifications:

     Certain amounts for December 31, 1994 and 1995 and the years then ended, and for March 31, 1996 and the three months then ended, have been reclassified for comparative purposes.

3. Acquisitions:

     On April 29, 1994, the Company purchased certain assets of B. Richard Miller, Inc. ("BRM") at a cost of $1,427,000, which was comprised of $1,000,000 in cash, common stock valued at $300,000, and a note payable to the seller of $127,000. The purchase price was allocated based upon the estimated fair market value of the acquired property, equipment and account inventory and resulted in goodwill of $984,126.

     On August 1, 1995, the Company purchased certain assets of Eastern Business Services, Inc. ("Eastern") for approximately $2,041,000 comprised of $1,625,000 in cash and $416,000 of liabilities assumed. The purchase price was allocated primarily based upon the estimated fair market values of acquired property, equipment, and accounts receivable less notes payable and funds due to clients which resulted in goodwill of $1,812,000.

     On January 3, 1996 the Company purchased certain assets of Trans Union Corporation Collections Division ("TCD") for $4,750,000 in cash. The purchase price was allocated based upon the estimated fair market value of acquired property, equipment, accounts receivable and an agreement not to compete which resulted in goodwill of $3,681,000.

                                NCO GROUP, INC.

3. Acquisitions:  -- (Continued)

     On September 5, 1996 the Company purchased the outstanding stock of Management Adjustment Bureau, Inc. ("MAB") for $9,000,000 comprised of $8,000,000 in cash and a $1,000,000 convertible note. The purchase price was allocated based upon the estimated fair market value of acquired property, equipment, and accounts receivable which resulted in goodwill of $8,511,000.

     The following summarizes unaudited pro forma results of operations for the years ended December 31, 1995 and 1996, assuming the above acquisitions occurred as of the beginning of the respective periods.

                                       1995           1996
                                    -------------   ------------
      Revenue  ..................   $34,509,071     $39,923,196
      Net income  ...............     2,166,501       3,372,491
      Earnings per share   ......           .36             .54

     On January 22, 1997, NCO purchased all of the outstanding stock of Goodyear & Associates, Inc. ("Goodyear") for $4.5 million in cash and a $900,000 convertible note. The note is convertible into the Company's Common Stock, at any time, at $21.175 per share and bears interest payable monthly at a rate of 8.0% per annum with principal due in January 2002. Goodyear, based in Charlotte, North Carolina, provided accounts receivable management services principally to the telecommunications, education, and utility industries. Goodyear's revenues in 1996 were $5.5 million. This acquisition resulted in goodwill of $5.1 million.

     On January 30, 1997, NCO purchased certain assets of Tele-Research Center, Inc. ("TRC") for $1.6 million in cash. TRC, located in Philadelphia, Pennsylvania, provided market research, data collection, and other teleservices to market research companies as well as end-users. TRC's revenues in 1996 were $1.8 million. This acquisition resulted in goodwill of $1.6 million.

     On January 31, 1997, NCO purchased substantially all the assets of CMS A/R Services ("CMS A/R"), formerly a division of CMS Energy Corporation, owner of Consumers Energy, one of the nation's largest utility companies, for $5.1 million in cash. Specializing in the utility industry, CMS A/R, located in Jackson, Michigan, provided a wide range of accounts receivable management services in addition to traditional recovery of delinquent accounts including project outsourcing, early intervention, and database management services. CMS A/R's revenues in 1996 were $6.8 million. This acquisition resulted in goodwill of $3.5 million.

     On February 2, 1997, NCO purchased substantially all the assets of the Collection Division of CRW Financial, Inc. ("CRWCD") for $3.8 million in cash, 345,178 shares of its Common Stock and a warrant to purchase 250,000 shares of common stock. The purchase price was valued at approximately $12.8 million. CRWCD provided accounts receivable management services principally to the telecommunications, education, financial, government and utility industries from 14 offices located throughout the United States. In addition, CRWCD had a commercial collections division. CRWCD's revenues in 1996 were $25.9 million. Due to the consolidation or closing of certain CRWCD branch offices, and the loss of certain contracts during 1996, revenue for CRWCD for 1997 is anticipated to be 10-15% lower than the revenue shown on their historical financial statements. This acquisition resulted in goodwill of $12.2 million.

4. Marketable securities:

     The Company has classified all of its securities as "available-for-sale" and has recorded them at fair value and unrealized gains and losses as a separate component of shareholders' equity.

     Proceeds from the sale of investment securities were $406,937 in 1996. As of December 31, 1996, there were no gross unrealized gains or losses because all available-for-sale securities were distributed as part of the undistributed S Corporation earnings and all gains and losses were recognized accordingly.

                                NCO GROUP, INC.

4. Marketable securities:  -- (Continued)

     Proceeds from the sale of investment securities were $99,256 in 1995. Gross unrealized gains and losses as of December 31, 1995 for available-for-sale securities are as follows:

                                       Unrealized     Unrealized
                                        Holding       Holding        Fair
                           Cost          Gain           Loss        Value
                          ----------   ------------   -----------   ---------
Common stock  .........   $167,852       $ 41,475     $ (6,164)     $203,163
Corporate bonds  ......     90,297          6,028                     96,325
                          ---------      ---------    ---------     ---------
                          $258,149       $ 47,503     $ (6,164)     $299,488
                          =========      =========    =========     =========

     Investment income, included in interest and investment income on the statement of income consisted of:

                                                                                               For the
                                                       For the Year Ended December 31,       Three Months
                                                   ----------------------------------------   Ended March
                                                    1994          1995           1996          31, 1997
                                                   ----------   ------------   ------------   -------------
Realized gain on the sales of securities  ......  $ 11,749       $ 12,217       $ 86,509
Realized loss on the sales of securities  ......   (16,170)       (15,094)       (12,186)
Interest income   ..............................     5,142          7,035         33,577       $93,308
Dividend income   ..............................     5,211          5,892          6,816
                                                   --------      --------       --------       -------
                                                   $  5,932      $ 10,050       $114,716       $93,308
                                                   ========      ========       ========       =======

     The fair values of marketable securities held as of December 31, 1995 by contractual maturity are as follows: due within one year, $20,425; due after one year but within 5 years, $10,537; due after five years but within 10 years, $65,363. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties. There were no marketable securities held as of December 31, 1996 or March 31, 1997.

5. Funds held in trust for clients:

     In the course of the Company's regular business activities as an accounts receivable management company, the Company receives clients' funds arising from the collection of accounts placed with the Company. These funds are placed in segregated cash accounts and are generally remitted to clients within 30 days. Funds held in trust for clients of $1,228,889, $3,835,409 and $5,832,231 at December 31, 1995 and 1996 and March 31, 1997, respectively, have been shown net of their offsetting liability for financial statement presentation.

6. Property and equipment:

     At December 31, 1995 and 1996 and March 31, 1997, property and equipment, at cost, consisted of the following:

                                                     December 31,          March 31,
                                              --------------------------   -----------
                                                1995          1996           1997
                                              -----------   ------------   -----------
      Computer equipment    ...............   $ 905,732     $2,461,211     $9,542,288
      Furniture and fixtures   ............     316,312      1,095,134      1,626,429
      Leased assets   .....................                    324,414        262,448
                                              ---------    -----------    -----------
                                              1,222,044      3,880,759     11,431,165
      Less accumulated depreciation  ......     584,911      1,050,697      6,066,096
                                              ----------    -----------    -----------
                                              $ 637,133     $2,830,062     $5,365,069
                                              ==========    ===========    ===========

                                NCO GROUP, INC.

 6. Property and equipment:  -- (Continued)

     Depreciation charged to operations amounted to $171,378, $199,123, and $465,785 for the years ended 1994, 1995 and 1996, respectively, and $65,582, and $269,158 for the three months ended March 31, 1996 and 1997, respectively. The Company had not entered into any capital lease transactions for the year ended December 31, 1995.

7. Long-term debt:

                                                                      December 31,
                                                               ---------------------------    March 31,
                                                                 1995           1996            1997
                                                               ------------   ------------   --------------
Revolving credit agreement, LIBOR plus 2.5%, due
 December 2000 .............................................   $2,450,000                     $ 8,350,000
Non-interest bearing note; $157,500 face amount, payable
 in monthly installments of $5,250 through July 1999
 (less unamortized discount based on imputed interest
 rate of 10%)  .............................................     189,077      $  138,847          131,716
Subordinated seller note payable, 8.00% due September
 2001, convertible to common stock at $13.00 per share                        1,000,000         1,000,000
Subordinated seller note payable, 8.00% due January
 2002, convertible to common stock at $21.175 per
 share   ...................................................                                      900,000
  Less current portion  ....................................     (46,171)       (46,946)          (52,727)
                                                               ----------     ----------      -----------
                                                               $2,592,906     $1,091,901      $10,328,989
                                                               ==========     ==========      ===========

     The following summarizes the Company's required debt payments for the next five years:

       For the period ended December 31:


             1997  .....................   $  46,946
             1998  .....................      56,346
             1999  .....................      35,555
             2000  .....................         -0-
             2001 and thereafter  ......   1,000,000
                                           ----------
                                           1,138,847
                                           ==========

     In July 1995, the Company entered into a $7,000,000 revolving credit agreement. The line of credit is collateralized by substantially all the assets of the Company. The revolving credit agreement contains, among other provisions, requirements for maintaining defined levels of working capital, net worth, capital expenditures, various financial ratios and restrictions of distributions to shareholders.

     The Company recorded deferred charges of approximately $311,000 in connection with the revolving credit agreement which consisted primarily of bank charges, legal fees and a warrant to purchase 175,531 shares of Common Stock. The warrants expire on July 31, 2005 and are exercisable at a nominal exercise price. The bank had the right to put, and the Company had the ability to call, the warrants during the twelve-month period ending on July 31, 2001. However, these rights were eliminated as part of the increase in the credit agreement in September 1996.

     In September 1996, the credit agreement was increased to $15,000,000 to provide financing for the acquisition of MAB and the bank received a warrant to purchase 46,560 shares of Common Stock, exercisable at $13.00 per share. In December 1996, the bank increased the credit agreement to $25,000,000 and received a warrant to purchase an additional 18,500 shares of Common Stock, exercisable at $13.00 per share.

                                NCO GROUP, INC.

8. Income taxes:

     A summary of the components of the tax provision is as follows:

                                                 Year Ended       Three Months
                                                 December 31,     Ended March
                                                    1996           31, 1997
                                                 --------------   -------------
  Currently payable:
     Federal    ..............................      $620,133        $737,844
     State   .................................       147,299         213,168
  Deferred:
     Federal .................................           500          33,332
     State   .................................           125           9,630
                                                    ---------       ---------
  Provision for income taxes   ...............       768,057         993,974
   (excluding effect of change in tax status)
  Effect of accounting change:
     Federal    ..............................       124,247              --
     State   .................................        31,062              --
                                                    ---------       ---------
  Total provision  ...........................      $612,748        $993,974
                                                    =========       =========

     Deferred tax assets (liabilities) consist of the following:

                                               December 31,     March 31,
                                                  1996             1997
                                               --------------   -------------
  Amortization   ...........................     $  90,083       $  65,864
  Contractual revenue recognition  .........        65,333          51,188
  Accrued expenses  ........................        38,878          34,192
                                                 ---------       ---------
     Gross deferred tax assets  ............       194,294         151,244
  Depreciation   ...........................       (39,610)        (58,654)
  Accrual basis conversion   ...............       (83,924)        (83,924)
                                                 ---------       ---------
     Gross deferred tax liabilities   ......      (123,534)       (142,578)
                                                 ---------       ---------
     Net deferred tax asset  ...............     $  70,760       $   8,666
                                                 =========       =========

     A reconciliation of the U.S. statutory income tax rate to the effective rate (excluding the effect of the change in tax status) is as follows:

                                                        Year Ended       Three Months
                                                        December 31,     Ended March
                                                           1996           31, 1997
                                                        --------------   -------------
  U.S. statutory income tax rate   ..................         34%             34%
  Income allocable to S Corporation   ...............        (27%)            --
  Non-deductible goodwill and other expenses   ......          5%              3%
  State taxes, net of federal   .....................          2%              6%
                                                           -------           ---
     Effective tax rate   ...........................         14%             43%
                                                           =======           ===

9. Employee benefit plans:

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"). The Plan allows all eligible employees to defer up to 20% of their income on a pretax basis through contributions to the

                                NCO GROUP, INC.

9. Employee benefit plans:  -- (Continued)

Plan. The Company will match 25% of employee contributions for an amount up to 6% of each employee's base salary. The charge to operations for the matching contributions was $23,536, $30,027, $71,800, $7,802 and $33,659 for the year ended December 31, 1994, 1995 and 1996, and the three months ended March 31, 1996 and 1997, respectively.

10. Supplemental cash flow information:

     The following are supplemental disclosures of cash flow information:

                                                                                  Three Months Ended
                                               Year Ended December 31,                 March 31,
                                        -------------------------------------   -----------------------
                                         1994         1995          1996         1996         1997
                                        ---------   -----------   -----------   ----------   ----------
  Cash paid for interest    .........   $71,588     $ 157,379     $ 817,950     $137,727
  Cash paid for income taxes   ......                               600,000                  $ 181,206
  Noncash investing and
   financing activities:
    Note receivable,
     shareholder   ..................                 135,888
    Fair value of assets
     acquired   .....................   442,874     2,145,578     4,081,005      680,983
    Liabilities assumed from
     acquisitions  ..................   127,000       416,334     2,005,749                  3,400,271
    Warrants issued with debt .......                 177,294       218,760
    Warrants issued with
     acquisitions  ..................                                                          875,000
    Property acquired under
     capital leases   ...............                               348,586
    Common stock issued for
     acquisitions  ..................   300,000                                              8,214,880
    Convertible note payable,
     issued for acquisition    ......                             1,000,000                    900,000

11. Leases:

     The Company has entered into various office lease agreements with limited partnerships owned by certain shareholders of the Company. In addition, the Company has made disbursements on behalf of the limited partnerships and recorded a note receivable of $100,000 at December 31, 1995. The notes outstanding at December 31, 1995 were repaid during 1996.

     The Company leases certain equipment under agreements which are classified as capital leases. The equipment leases have original terms ranging from 36 to 120 months and have purchase options at the end of the original lease term.

     The Company also leases certain equipment under non-cancelable operating leases. Future minimum payments, by year and in the aggregate, under noncancelable capital leases and operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1996:

     For the year ended December 31:


                1997   ............   $1,686,000
                1998   ............    1,398,000
                1999   ............    1,191,000
                2000   ............    1,088,000
                2001   ............      727,000
                Thereafter   ......      476,000
                                      -----------
                                      $6,566,000
                                      ===========

                                NCO GROUP, INC.

11. Leases:  -- (Continued)

     Rent expense was $305,308, $463,916, $1,073,914, $228,497 and $561,268 for
the years ended December 31, 1994, 1995, and 1996, and the three months ended March 31, 1996 and 1997, respectively. The related party office lease expense was $297,500, $385,217, $489,926, $151,101 and $135,194 for the years ended
December 31, 1994, 1995, and 1996, and the three months ended March 31, 1996 and 1997, respectively, and provides for an escalation clause which takes effect in 1998. The total amount of base rent payments is being charged to expense on the straight-line method over the term of the lease.

12. Stock options:

     In June 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). In September 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Non-Employee Director Stock Option Plan (the "Director Plan" and collectively with the 1995 Plan and the 1996 Plan, the "Plans"). Payment of the exercise price for options granted under the Plans may be made in cash, shares of Common Stock or a combination of both. The 1995 plan authorized 221,719 shares of the Company's common stock to be issued as either incentive or non-qualified stock options. The 1996 Plan authorized 218,413 shares of the Company's common stock to be issued as either incentive or non-qualified stock options and the Director Plan authorized 24,258 shares of the Company's common stock to be issued as non-qualified stock options. In January 1997, the Board amended the 1996 Plan, subject to shareholder approval, to increase the number of shares of Common Stock authorized under that Plan by 259,868 shares to a total of 478,281 shares. In April 1997, the Board amended the Director Plan to, among other things, increase the number of shares of Common Stock authorized under that plan by 75,742 shares to a total of 100,000 shares. The maximum exercise period is ten years after the date of grant. A summary of stock option activity since inception of the Plans is as follows:

                                                     Weighted                          Weighted
                                                      Average        Number of         Average
                                      Number of     Option Price       Shares        Exercise Price
                                      Options        Per Share       Exercisable      Per share
                                      -----------   --------------   -------------   ---------------
  Outstanding at January 1, 1995
    Granted   .....................     144,057        $ 2.73          48,039            $2.73
                                        --------       -------         -------           ------
  Outstanding at December 31, 1995
   (all at $2.73)..................     144,057          2.73          48,039             2.73
    Granted   .....................     294,914         13.88
                                        --------       -------         ------            ------
  Outstanding at December 31, 1996
   (at $2.73 to $17.00)   .........     438,971        $10.20          48,039            $2.73
    Forfeitures  ..................         250         17.00
   Granted ........................     149,600         24.86
                                        --------       -------         ------            ------
  Outstanding at March 31, 1997
   (at $2.73 to $25.00)   .........     588,321        $10.20          48,039            $2.73
                                        ========       =======         =======           ======

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation". In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost based on the fair value of the options granted at grant date. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date in accordance with provisions of SFAS 123, net income and earnings per share for 1995 and 1996 would have been reduced to the unaudited pro forma amounts indicated in the following table:

                                NCO GROUP, INC.

12. Stock options:  -- (Continued)
                                                       1995          1996
                                                    ----------   -----------
     Net income -- as reported   ..................   $819,600     $2,540,929
     Net income -- pro forma   ....................   $812,022     $2,483,138
     Earnings per share -- as reported ............   $    .17            .50
     Earnings per share -- pro forma ..............   $    .17            .49

     The estimated weighted-average grant-date fair value of the options granted during the year ended December 31, 1996 was $4.35, and the weighted-average remaining contractual life of options outstanding at December 31, 1996 was 9.3 years. All options granted were at the market price of the stock on the grant date. For valuation purposes, the Company utilized the Black-Scholes option pricing model and assumed a weighted average risk-free interest rate of 6.32%, a weighted average expected life of 3.25 years, a weighted average 32.16% volatility factor, no expected dividends and a forfeiture rate of 5% over the vesting period.

     As part of the purchase price for the 1994 acquisition of certain assets of B. Richard Miller, Inc., 123,803 shares of the Company's common stock were issued to BRM's principal shareholder who also received an option to purchase up to an additional 86,881 shares of the Company which was exercised during 1995 at a cost of $188,000. As a result of the purchase of these shares, a receivable of $82,873 was due from the seller as of December 31, 1995 which was subsequently repaid during 1996.

13. Fair value of financial instruments:

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

     Cash and Cash Equivalents: The carrying amount reported in the balance sheet approximates fair value because of the short maturity of these instruments.

     Marketable Securities: Available-for-sale securities consisted of debt and equity securities. Fair values are based on quoted market prices.

     Debt: The Company's non-seller-financed debt is primarily variable in nature and based on the prime rate, and accordingly, the carrying amount of debt instruments approximates fair value. Seller-financed debt contains a conversion option which allows the seller to convert the debt into shares of common stock at a price of $13.00 per share. Valuation of the subordinated note assumes a required rate of return of 13.25%. For valuation of the option to convert the note into 76,923 shares of Common Stock, the Company utilized the Black-Scholes option pricing model and assumed a risk-free interest rate of 6.48%, an expected life of three years, a 35.00% volatility factor and no expected dividends.

     The estimated fair value of the Company's financial instruments are as follows at December 31:

                                                            1995                          1996
                                                  -------------------------   ----------------------------
                                                  Carrying        Fair         Carrying         Fair
                                                   Amount        Value          Amount          Value
                                                  -----------   -----------   -------------   ------------
  Financial Assets:
     Cash and cash equivalents  ...............   $ 804,550     $ 804,550     $12,058,798     $12,058,798
     Available-for-sale securities    .........     299,488       299,488
  Financial Liabilities:
     Non-interest bearing note payable   ......     189,077       189,077        138,847         138,847
     Revolving credit agreement    ............   2,450,000     2,450,000
     Subordinated seller note payable    ......                                1,000,000       1,491,016

14. Quarterly Financial Information (unaudited):

     The following table sets forth selected actual unaudited historical financial data for the calendar quarters of 1995, 1996 and the three months ended March 31, 1997. This quarterly information is unaudited but has been

                                NCO GROUP, INC.

14. Quarterly Financial Information (unaudited):  -- (Continued)

prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein and, in the Company's opinion, includes all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       Quarter Ended
                                 ------------------------------------------------------------------------------------------
                                                  1995                                     1996                     1997
                                 ---------------------------------------  ---------------------------------------  --------
                                  Mar.      Jun.      Sept.      Dec.      Mar.      Jun.     Sept.      Dec.       Mar.
                                   31        30         30        31        31        30        30        31         31
                                 --------  ---------  --------  --------  --------  --------  --------  ---------  --------
                                                                   (dollars in thousands)
Revenue   .....................  $2,544    $ 3,002    $3,480    $3,707    $6,044    $6,499    $7,715    $10,502    $18,077
Income from operations   ......     244        485       496       320       915     1,156     1,183      1,569      2,383
Net income   ..................     227        429       460       250       760     1,001       968        906      1,307

15. Commitments and Contingencies:

     The Company is party, from time to time, to various legal proceedings incidental to its business. In the opinion of management none of these items individually or in the aggregate would have a significant effect on the financial position, result of operations or cash flows of the Company.

16. Other Recent Accounting Pronouncements:

     In March 1995, the FASB issued Statement of Financial Accounting Standards SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment, based on the estimated future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. SFAS No. 121 had no impact on the financial statements upon adoption.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CRW Financial, Inc.:

We have audited the accompanying balance sheet of the Collection Division of CRW Financial, Inc. (a Delaware Corporation) as of December 31, 1996, and the related statements of operations, Division equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Collection Division of CRW Financial, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Philadelphia, Pa.,
April 17, 1997

                              CRW FINANCIAL, INC.

                  COLLECTION DIVISION OF CRW FINANCIAL, INC.

                    BALANCE SHEET--AS OF DECEMBER 31, 1996


                            ASSETS
Current Assets:
 Cash  .........................................................   $ 1,448,000
 Cash held for clients   .......................................     2,729,000
 Accounts receivable, net of allowance for doubtful accounts of
  $127,000   ...................................................     2,527,000
 Other current assets    .......................................       153,000
                                                                   ------------
  Total current assets   .......................................     6,857,000
                                                                   ------------
Property and Equipment, net    .................................     2,591,000
Intangible Assets, net   .......................................     4,392,000
Other Assets    ................................................       475,000
                                                                   ------------
                                                                   $14,315,000
                                                                   ============
       LIABILITIES AND DIVISION EQUITY
Current Liabilities:
 Collections due to clients    .................................   $ 2,729,000
 Current portion of long-term debt   ...........................       111,000
 Accounts payable  .............................................     1,784,000
 Accrued interest  .............................................     1,494,000
 Due to CRW Financial, Inc.    .................................     2,927,000
                                                                   ------------
  Total current liabilities    .................................     9,045,000
                                                                   ------------
Long-Term Debt  ................................................        79,000
                                                                   ------------
Commitments and Contingencies, (Note 6)
Division Equity    .............................................     5,191,000
                                                                   ------------
                                                                   $14,315,000
                                                                   ============

        The accompanying notes are an integral part of these statements.

                              CRW FINANCIAL, INC.

                   COLLECTION DIVISION OF CRW FINANCIAL, INC.

                           STATEMENTS OF OPERATIONS




                                                       Year Ended December 31,
                                                   -------------------------------
                                                      1995             1996
                                                   -------------   ---------------
NET REVENUES   .................................   $28,742,000      $25,858,000

OPERATING EXPENSES:
 Compensation and payroll taxes  ...............    14,933,000       14,967,000
 Telephone  ....................................     2,528,000        2,745,000
 Occupancy  ....................................     1,994,000        2,113,000
 Postage and printing   ........................     2,019,000        2,052,000
 Other operating costs  ........................     5,259,000        4,060,000
 Depreciation  .................................       741,000          928,000
 Amortization of intangible assets  ............       686,000          377,000
                                                   -----------      -----------
  Operating income (loss)  .....................       582,000       (1,384,000)

INTEREST EXPENSE  ..............................       (12,000)          (8,000)
                                                   -----------      -----------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT   ......       570,000       (1,392,000)
INCOME TAX BENEFIT   ...........................            --         (509,000)
                                                   -----------      -----------
NET INCOME (LOSS)    ...........................   $   570,000         (883,000)
                                                   ===========      ===========

        The accompanying notes are an integral part of these statements.

                              CRW FINANCIAL, INC.

                   COLLECTION DIVISION OF CRW FINANCIAL, INC.

                         STATEMENTS OF DIVISION EQUITY



BALANCE, DECEMBER 31, 1994   ......   $ 5,504,000
 Net income  .....................        570,000
                                      -----------
BALANCE, DECEMBER 31, 1995   ......     6,074,000
 Net loss  ........................      (883,000)
                                      -----------
BALANCE, DECEMBER 31, 1996   ......   $ 5,191,000
                                      ===========

        The accompanying notes are an integral part of these statements.

                              CRW FINANCIAL, INC.

                  COLLECTION DIVISION OF CRW FINANCIAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                           Year Ended December 31,
                                                                       -------------------------------
                                                                           1995             1996
                                                                       ---------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)  ................................................        570,000        (883,000)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities-
  Bad debt provision   .............................................             --          46,000
  Depreciation and amortization    .................................      1,427,000       1,305,000
  Changes in operating assets and liabilities-
    Accounts receivable   ..........................................        266,000         260,000
    Prepaid and other current assets  ..............................        (65,000)        245,000
    Accounts payable   .............................................        306,000        (707,000)
    Accrued expenses   .............................................     (1,282,000)        384,000
    Due to CRW Financial, Inc.  ....................................      1,436,000        (115,000)
    Other liabilities  .............................................       (308,000)        (11,000)
                                                                        -----------      -----------
     Net cash provided by operating activities    ..................      2,350,000         524,000
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment  ..............................     (1,447,000)       (246,000)
                                                                        -----------      -----------
     Net cash used in investing activities  ........................     (1,447,000)       (246,000)
                                                                        -----------      -----------
CASH FLOWS FROM FINANCIAL ACTIVITIES:
 Repayment of long-term debt    ....................................       (129,000)       (140,000)
                                                                        -----------      -----------
     Net cash used in financing activities  ........................       (129,000)       (140,000)
                                                                        -----------      -----------
NET INCREASE IN CASH   .............................................        774,000         138,000
CASH, BEGINNING OF PERIOD    .......................................        536,000       1,310,000
                                                                        -----------      -----------
CASH, END OF PERIOD    .............................................    $ 1,310,000      $ 1,448,000
                                                                        ===========      ===========

        The accompanying notes are an integral part of these statements.

                              CRW Financial, Inc.
                  Collection Division of CRW Financial, Inc.
                         Notes to Financial Statements

1. Background:
     The Collection Division of CRW Financial, Inc. (the "Division") performs receivables management, administration and debt collection services for clients primarily in the health care, student loan, credit card and utility industries, and to commercial clients. CRW Financial, Inc. ("CRW") was a subsidiary of Casino & Credit Services, Inc. ("CCS") prior to May 11, 1995, and its operations were a division of CCS from July 1992 to May 11, 1995 when CCS contributed all of its assets and subsidiaries, other than Central Credit, Inc. ("CCI"), to a newly formed subsidiary, CRW Financial, Inc. CCS then spun-off CRW Financial, Inc. in a distribution of CRW Financial, Inc. stock to CCS Shareholders on May 11, 1995.

2. Sale of Division:
     On February 2, 1997, CRW sold the assets of the Division to NCO Group, Inc. ("NCO") for $3,750,000 in cash and 345,178 shares of NCO Common stock and a warrant to purchase 250,000 shares of NCO Common stock at $27.625 per share and the assumption of certain liabilities. The NCO Common stock and warrant have been valued at $9,050,000.

3. Summaries of Significant Accounting Policies:

Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Collection fees are recorded as revenue upon collection of amounts owed by the debtor on behalf of the client. These fees are either billed to the client upon the Division's remittance of the amount collected to the client or are retained by the Division through a net remittance to the client.

Property and Equipment

     Property and equipment are stated at cost. The Division provides for depreciation on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are amortized over the lease term. Property and equipment, for continuing operations, consist of the following:

                                                                      December 31,
                                                                         1996
                                                                      -------------
Data processing, telecommunications equipment and software   ......    6,058,000
Machinery and office equipment    .................................      600,000
Furniture and fixtures   ..........................................      423,000
Leasehold improvements   ..........................................      155,000
                                                                      -----------
                                                                       7,236,000
Less -- Accumulated depreciation  .................................   (4,645,000)
                                                                      -----------
                                                                      $ 2,591,000
                                                                      ===========

                                                                December 31,
Intangible Assets                                    Life          1996
------------------                                -----------   ------------
Goodwill, net of accumulated amortization of
 $902,000 ....................................       15 years    4,021,000
Noncompete agreements, net of accumulated
 amortization of $1,869,000 ..................      3-5 years      371,000
                                                                -----------
                                                                $4,392,000
                                                                ===========

                              CRW Financial, Inc.
                  Collection Division of CRW Financial, Inc.
                  Notes to Financial Statements -- (Continued)

3. Summaries of Significant Accounting Policies:  -- (Continued)

     The Division determines impairments to goodwill and other intangibles based upon management's estimates of undiscounted future cash flows over the remaining useful life of the intangible asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the related intangible asset, the intangible asset is written down to the amount of the estimated discounted cash flows. No such write-down of intangible assets was made in 1995 or 1996.

Income Taxes

     The Division accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS No.
109). Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial reporting and income tax basis of assets and liabilities measured using enacted income tax rates and laws that are expected to be in effect when the differences reverse.

Statement of Cash Flows

     For the years ended December 31, 1995 and 1996, the Division paid interest expense of $12,000 and $8,000, respectively. The Division did not pay any income taxes for the years ended December 31, 1995 and 1996.

Investments in RTC Partnerships

     In January 1994, CRW entered into two partnerships with the Resolution Trust Corporation ("RTC") in which the Division is a general partner owning approximately 37.5% and the RTC is a limited partner. The Division accounts for these partnerships under the equity method. The Division has contributed approximately $143,000 of capital to the partnerships and has been retained by the partnerships as a collection agent for which it is paid a percentage of collections as a fee. The Division records such contingent fee revenue upon receipt of payment from the partnership. Revenues paid by the partnership to the Division in 1995 and 1996 were approximately $1,018,000, and $1,058,000, respectively. Included in other assets as of December 31, 1996 is the $143,000 of capital contributions made by the Division to the partnerships and the Division's share of the partnership's undistributed earnings of approximately $10,000.

4. Debt:

     In February 1994, the Division entered into a Note for the purchase of certain computer equipment. The Note is for a term of 60 months and requires monthly payments of principal and interest of $6,260, through January 1999. The
Note is collateralized by the equipment underlying the Note. At December 31, 1996, the remaining obligation under this Note was $154,000.

     In August 1994, the Division entered into a note payable to purchase certain equipment. The Note bears interest at 10.5% and is payable in monthly installments, including principal and interest, of $5,414, through August 1997. The Note is collateralized by the equipment underlying the Note. At December 31, 1996, the remaining obligation under this Note was $36,000.

     Future obligations under the notes discussed above, are as follows:


                  1997               $111,000
                  1998                 73,000
                  1999                  6,000
                                     ---------
                                     $190,000
                                     =========

5. Income Taxes:

     The results of operations of the Division are included in the consolidated Federal and state income tax returns of CRW. Deferred income taxes result from temporary differences between tax and financial accounting recognition of income and expense. The principal temporary differences are depreciation and certain accruals and reserves not deductible for tax purposes.

                              CRW Financial, Inc.
                  Collection Division of CRW Financial, Inc.
                  Notes to Financial Statements -- (Continued)

5. Income Taxes:  -- (Continued)

     In 1996, the net income tax benefit has been calculated by multiplying CRW's Federal effective income tax rate by the Division's pre-tax loss. CRW's federal effective rate was zero in 1995, therefore, the Division did not record any income taxes.

     Federal and state income taxes are payable by CRW. Therefore, the Division's portion of these assets have been netted against the due to CRW Financial, Inc. balance on the accompanying balance sheet. At December 31, 1996, the Division's portion of CRW's deferred tax asset amounted to $73,000.

6. Commitments and Contingencies:

     The Division has noncancellable operating lease, including the related-party leases discussed in Note 7, for its office facilities, automobiles and certain office equipment. Rent expense under leases was $1,299,000 in 1995 and $1,209,000 in 1996. The future minimum lease payments under leases at December 31, 1996 are as follows:


                   1997                 $1,264,000
                   1998                    879,000
                   1999                    671,000
                   2000                    594,000
                   2001                    365,000
                                        -----------
                                        $3,773,000
                                        ===========

     The Division is party to a number of lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these lawsuits will not have a material impact on the Division's financial position, liquidity or results of operations.

7. Related-Party Transactions:

     CRW leases an aggregate of 13,000 square feet from a partnership controlled by the Chief Executive Officer of CRW. The lease requires CRW to make monthly payments of $23,478 through December 31, 2001. In connection with the sale of the Division to NCO (discussed in Note 3), NCO has subleased this facility through July 31, 1997. In addition, CRW leases an aggregate of 22,000 square feet in King of Prussia from a second partnership which is also controlled by the Chief Executive Officer of CRW. This lease requires monthly base rent payments of $28,875 through April 1, 2005. CRW allocates a portion of the rent expense associated with these facilities to the Division.

     In addition to rent expense on facilities, certain other costs are allocated by CRW to the Division for overhead, data processing, employee benefits, etc. The net effect of intercompany transactions is reflected in the due to CRW Financial, Inc. balance on the accompanying balance sheet. At December 31, 1996, the obligation to CRW totaled $2,927,000 and is non-interest bearing. This obligation has no defined repayment terms.

8. Major Customers:

     Net revenues from the California Student Aid Commission were $4,220,000 and $3,619,000 in 1995 and 1996, respectively.

                       Report of Independent Accountants


To the Shareholder of Management Adjustment Bureau, Inc.

     We have audited the accompanying balance sheets of Management Adjustment Bureau, Inc. as of December 31, 1994, 1995 and June 30, 1996, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Management Adjustment Bureau, Inc. as of December 31, 1994, 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.


Coopers & Lybrand, L.L.P.

Rochester, New York
August 20, 1996

                      Management Adjustment Bureau, Inc.
                                 Balance Sheets




                                                                December 31,
                                                         ---------------------------   June 30,
                      Assets                               1994           1995           1996
                      -------                           ------------   ------------   -----------
Current assets:
 Cash    .............................................   $  413,088     $  290,197     $  475,354
 Accounts receivable (less allowance for doubtful
  accounts of $47,000, $80,420 and $92,808,
  respectively)   ....................................      924,551      1,308,511      1,234,393
 Property held for sale    ...........................                     217,400
 Loans receivable    .................................                      57,623         56,088
 Prepaid expenses    .................................      145,476        162,091        135,888
                                                         -----------    -----------    -----------
    Total current assets   ...........................    1,483,115      2,035,822      1,901,723
                                                         -----------    -----------    -----------
Funds held in trust for clients
Property and equipment, net   ........................    1,005,664      1,319,614      1,160,130
Other assets:
 Loan receivable  ....................................       50,000                        33,811
 Cash value - officer's life insurance    ............        6,256          6,673          7,189
 Deposits   ..........................................       12,000         16,200         26,514
                                                         -----------    -----------    -----------
    Total other assets  ..............................       68,256         22,873         67,514
                                                         -----------    -----------    -----------
                                                         $2,557,035     $3,378,309     $3,129,367
                                                         ===========    ===========    ===========
Liabilities and Retained Earnings
Current liabilities:
 Line-of-credit   ....................................                  $  446,000     $  400,000
 Long-term debt, current portion    ..................   $  252,176        271,456        168,459
 Accounts payable    .................................       41,917         92,738        123,756
 Accrued distribution   ..............................       64,500
 Accrued repayment guarantee  ........................                                    190,000
 Accrued compensation   ..............................       28,369        192,375         97,044
 Accrued expenses    .................................       24,309         28,573         30,983
                                                         -----------    -----------    -----------
    Total current liabilities    .....................      411,271      1,031,142      1,010,242
                                                         -----------    -----------    -----------
Funds held in trust for clients
Long-term debt    ....................................      173,089        410,077        354,409
Retained earnings:
 Common stock, no par value; Class A - authorized 200
  shares; issued and outstanding 100 shares  .........       19,000         19,000         19,000
 Retained earnings   .................................    1,953,675      1,918,090      1,745,716
                                                         -----------    -----------    -----------
    Total retained earnings   ........................    1,972,675      1,937,090      1,764,716
                                                         -----------    -----------    -----------
                                                         $2,557,035     $3,378,309     $3,129,367
                                                         ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                      Management Adjustment Bureau, Inc.
                   Statements of Income and Retained Earnings





                                                                      For the Years Ended                 For the
                                                                          December 31,                   Six Months
                                                         ----------------------------------------------    Ended
                                                                                                          June 30,
                                                            1993            1994             1995           1996
                                                         -------------   --------------   -------------   ------------
Revenues    ..........................................   $ 9,281,629     $ 11,183,167     $12,975,799     $ 6,776,290
Operating costs and expenses:
 Payroll and related expenses    .....................    5,303,241        6,556,110       7,909,785       4,254,479
 Selling, general and administrative expenses   ......    3,425,653        3,624,489       4,138,523       2,421,714
 Depreciation and amortization   .....................      165,006          300,158         457,997         248,921
                                                         -----------     ------------     -----------     -----------
                                                          8,893,900       10,480,757      12,506,305       6,925,114
                                                         -----------     ------------     -----------     -----------
Income (loss) from operations    .....................      387,729          702,410         469,494        (148,824)
                                                         -----------     ------------     -----------     -----------
Other income (expense):
 Interest expense    .................................      (28,856)         (31,065)        (26,802)        (30,262)
 Loss on disposal of assets   ........................      (72,389)                         (96,792)
 Miscellaneous income   ..............................        2,848            1,656          12,115           6,712
 Property write-down    ..............................                                       (78,600)
                                                         -----------     ------------     -----------     -----------
    Total other expense   ...........................       (98,397)         (29,409)       (190,079)        (23,550)
                                                         -----------     ------------     -----------     -----------
Net income (loss)    .................................      289,332          673,001         279,415        (172,374)
Retained earnings - beginning of year  ...............    1,336,342        1,565,674       1,953,675       1,918,090
Distributions to shareholder  ........................      (60,000)        (285,000)       (315,000)
                                                         -----------     ------------     -----------     -----------
Retained earnings - end of year  .....................   $ 1,565,674     $  1,953,675     $ 1,918,090     $ 1,745,716
                                                         ===========     ============     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                      Management Adjustment Bureau, Inc.
                           Statements of Cash Flows





                                                        For the Years Ended            For the Six
                                                           December 31,                Months Ended
                                              ---------------------------------------    June 30,
                                                1993          1994          1995           1996
                                              -----------   -----------   -----------   -------------
Cash flows from operating activities:
 Net income (loss)                            $ 289,332     $ 673,001     $ 279,415     $ (172,374)
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization                165,006       300,158       457,997         248,921
  Loss on disposal of assets                    72,389                      96,792
  Property write-down                                                       78,600
  Provision for doubtful accounts               30,000        17,000        33,420          12,388
  Changes in assets and liabilities:
    Decrease (increase) in accounts
     receivable                               (352,768)      130,193      (417,380)         61,730
    Decrease (increase) in prepaid
     expenses                                   10,558      (109,889)      (16,615)         26,203
    Decrease (increase) in cash value
     officer's life insurance                      284         6,000          (417)           (516)
    Increase in deposits                                     (12,000)       (4,200)        (10,314)
    Increase (decrease) in accounts
     payable                                   (15,867)      (35,367)       50,821          31,018
    Increase (decrease) in accrued
     expenses                                  123,436       (41,377)      103,770          97,079
    Decrease in accrued profit sharing
     contributions                            (175,000)
                                              ---------     ---------     ---------     ----------
       Total adjustments                      (141,962)      254,718       382,788         466,509
                                              ---------     ---------     ---------     ----------
    Net cash provided by operating
     activities                                147,370       927,719       662,203         294,135
                                              ---------     ---------     ---------     ----------
Cash flows from investing activities:
 Proceeds from sale of equipment                42,695                       5,800
 Purchases of equipment                       (488,186)     (371,172)     (637,419)        (89,437)
 Repayment (issuance) of loans receivable          117       (50,000)       (7,623)        (32,276)
 Proceeds from sale of property                                                            217,400
                                              ---------     ---------     ---------     ----------
    Net cash provided by (used in)
     investing activities                     (445,374)     (421,172)     (639,242)         95,687
                                              ---------     ---------     ---------     ----------
Cash flows from financing activities:
 Repayment of loans                           (100,000)     (193,324)     (204,695)       (561,719)
 Proceeds from loan agreements                 200,000       100,000       300,000         400,000
 Payment of stock redemption note              (70,007)
 Proceeds from line-of-credit                                              150,000
 Principal payments on capital leases          (18,198)      (47,428)      (76,157)        (42,946)
 Distributions to shareholders                 (60,000)     (285,000)     (315,000)
                                              ---------     ---------     ---------     ----------
    Net cash used in financing activities      (48,205)     (425,752)     (145,852)       (204,665)
                                              ---------     ---------     ---------     ----------
Net increase (decrease) in cash               (346,209)       80,795      (122,891)        185,157
Cash -- beginning of year                      678,502       332,293       413,088         290,197
                                              ---------     ---------     ---------     ----------
Cash -- end of year                           $ 332,293     $ 413,088     $ 290,197     $  475,354
                                              =========     =========     =========     ==========
Supplemental disclosures of cash flow
 information:
 Cash paid for interest                       $ 36,975       $ 41,704      $ 43,042       $ 27,762
 Cash paid for state income taxes             $    607       $ 15,715      $ 15,246
 Noncash activities:
  Capital lease obligations entered into      $ 89,139       $ 61,742      $237,121
  Debt assumed for property held for sale                                  $296,000

    The accompanying notes are an integral part of the financial statements.

                      Management Adjustment Bureau, Inc.

                         Notes to Financial Statements


1. Nature of Operations

     Management Adjustment Bureau, Inc. ("MAB"), specializes in accounts receivable management and liquidation, with a concentration of university, guaranteed student loans, bank credit cards, utility, retail, commercial and health care customers. MAB has principal operations in Buffalo, New York and Denver, Colorado.

2. Summary of Significant Accounting Policies


Revenue Recognition

     MAB generates revenues from contingency fees and contractual services and revenue is recognized upon collection of funds on behalf of clients.


Credit Policy

     MAB has two types of arrangements under which it collects its contingency fee revenue. For certain clients, MAB remits funds collected on behalf of the client, net of the related contingency fees while, for other clients, MAB remits gross funds, collected on behalf of clients, and bills the client separately for its contingency fees. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In the event of collection delays from clients, management may at its discretion change from the gross remittance method to the net remittance method.

Estimates Utilized in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Equipment and Depreciation

     Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful lives of the assets which range from three to thirty-nine years, using straight-line and accelerated methods. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in the statement of income.

Income Taxes

     MAB has elected to be treated as an S-Corporation for tax purposes. Accordingly, no provision will be made for income taxes by MAB since all income will be taxed directly to the shareholder of MAB. State taxes which are not significant are included in selling, general and administrative expenses.

3. Concentration of Credit Risk

     At December 31, 1994, 1995 and June 30, 1996, MAB had bank deposits in excess of federally insured limits of approximately $2,322,000, $1,662,000 and $1,614,070, respectively. MAB's cash deposits have been placed with a large national bank to minimize risk.

4. Loans Receivable

     In 1994, MAB loaned a former shareholder $50,000. Interest is payable in monthly installments of $333 at a fixed annual rate of eight percent. The loan is due in full on or before September 1, 1996. The note is unsecured. In 1995, MAB also extended various miscellaneous loans to employees.

     In 1996, MAB loaned $33,811 to a related party. The loan was assumed by the shareholder in August 1996.

                      Management Adjustment Bureau, Inc.
                 Notes to Financial Statements  -- (Continued)

5. Funds Held in Trust for Clients

     In the course of MAB's regular business activities as an accounts receivable management agency, MAB receives clients' funds arising from the collection of accounts placed with MAB. These funds are placed in segregated cash accounts and are generally remitted to clients within 30 days. Funds held in trust for clients and their offsetting liability of $1,778,502 and $1,530,270 as of December 31, 1994 and 1995 and $1,393,938 as of June 30, 1996,
have been shown net for financial statement presentation purposes.

6. Demand Loans

     MAB has a $200,000 unsecured demand line-of-credit with a bank which carries interest at the prime rate less .25%. The demand loan balance at December 31, 1995 was $150,000. The demand loan balance was paid off in January 1996, at which time MAB borrowed $400,000 through an unsecured note from a related party. The related party note is due on demand and accrues interest at nine percent per year.

     MAB has an outstanding demand line-of-credit of $296,000 with PHH Real Estate Services Corporation at December 31, 1995. The line-of-credit is secured by an investment in real estate and due upon sale of the real estate. In May 1996, the real estate was sold and the line-of-credit was repaid and terminated.

7. Property and Equipment

     Property and equipment, at cost, are as follows:

                                                    December 31,
                                             ---------------------------
                                                                           June 30,
                                               1994           1995           1996
                                             ------------   ------------   -----------
   Computer equipment   ..................   $1,059,596     $1,341,432     $1,407,832
   Furniture and fixtures  ...............      513,633        625,828        648,865
   Capitalized leases   ..................      150,881        388,002        388,002
                                             -----------    -----------    -----------
                                              1,724,110      2,355,262      2,444,699
   Less: Accumulated depreciation   ......      718,446      1,035,648      1,284,569
                                             -----------    -----------    -----------
                                             $1,005,664     $1,319,614     $1,160,130
                                             ===========    ===========    ===========

     Depreciation charged to operations amounted to approximately $165,006, $300,158 and $457,997 in 1993, 1994 and 1995, respectively and $248,921 for the six months ended June 30, 1996 and included amortization of capital leases of approximately $-0-, $9,984 and $41,567 in 1993, 1994 and 1995, respectively and $29,629 for the six months ended June 30, 1996.

                      Management Adjustment Bureau, Inc.
                 Notes to Financial Statements  -- (Continued)

8. Long-Term Debt

     Long-term debt is as follows:

                                                                                   December 31,
                                                                            --------------------------
                                                                                                         June 30,
                                                                              1994          1995           1996
                                                                            -----------  -------------  -------------
Bank debt:
Chemical Bank, collateralized by computer equipment. Monthly principal
 payments of $8,333 plus interest at 8.4% are due through April 1996. .    $ 133,333      $  33,333
Chemical Bank, unsecured term loan. Monthly principal payments of
 $5,000 plus interest at 8% are due through November 2000. ...............                  295,000      $ 265,000
M & T Bank, collateralized by computer equipment payments of $1,195,
 which include interest at 6.5%, are due through December 1996.  .........   206,676        106,979         54,593
                                                                            ---------     ---------      ---------
                                                                             340,009        435,312        319,593
Capital Leases:
AT&T Credit Corporation, telephone leases. Monthly lease payments of
 $3,084 and $2,039 which include interest and due through October
 1998.  ..................................................................    30,684         67,079         49,452
Steelcase Financial Services, office furniture lease. Monthly lease pay-
 ments of $2,000 for the first 20 months; $3,000 for the next 40 months,
 which include interest and are due through June 2002.  ..................                  164,394        153,823
Data General Corporation, lease collateralized by computer equipment
 Monthly lease payments of $794, which include interest at 9.3%, are
 due through May 1996.    ................................................    12,598          3,878
Data General Corporation, lease collateralized by an optical imaging sys-
 tem Monthly payments of $2,758, which include interest at 7.1%, are
 due through April, 1996.    .............................................    41,974         10,870
                                                                            ---------     ---------      ---------
                                                                              85,256        246,221        203,275
                                                                            ---------     ---------      ---------
Total debt and capital leases   ..........................................   425,265        681,533        522,868
Less: Current portion  ...................................................  (252,176)      (271,456)      (168,459)
                                                                            ---------     ---------      ---------
                                                                           $ 173,089      $ 410,077      $ 354,409
                                                                            =========     =========      =========

     The fair value of debt approximates the carrying value.

     Long-term debt and capital leases maturing during the next five years ending December 31, is approximately as follows:


                                                             Debt        Capital leases
                                                            ----------   ---------------
      1996  .............................................   $200,750        $ 84,627
      1997  .............................................     60,000          59,757
      1998  .............................................     60,000          40,172
      1999  .............................................     60,000          32,280
      2000  .............................................     54,562          32,280
      Thereafter  .......................................         --          48,420
                                                            ---------
                                                            $435,312         297,536
                                                            =========
      Less amounts representing interest  ...............                     51,315
                                                                            ---------
      Present value of net minimum lease payments  ......                   $246,221
                                                                            =========

                      Management Adjustment Bureau, Inc.
                 Notes to Financial Statements  -- (Continued)

     The term loan agreement contains, among other provisions, requirements for maintaining defined levels of working capital, net worth and various financial ratios. MAB was in violation of covenants for which waivers were obtained.

     In May 1996, MAB established two unsecured lines-of-credit with a total availability of $1,000,000. Each line-of-credit carries variable interest based on the prime rate. One line-of-credit is collateralized by MAB's accounts receivables and specific equipment.

9. Commitments and Contingencies

     MAB has operating leases for a building and automobiles which expire at various dates through 2010 with renewal privileges in some instances. Total rental expense under operating leases was approximately $344,500, $330,000 and $469,400 for 1993, 1994, and 1995, respectively and $227,500 for the six months ended June 30, 1996.

     Future minimum lease payments under operating leases through 2000 for the years ending December 31, are approximately:

                1996  .............................................$ 416,900
                1997  ...............................................346,600
                1998 ................................................324,900
                1999 ................................................305,100
                2000 ................................................310,700

     MAB is involved in various legal issues. In the opinion of MAB's management, the ultimate cost individually or in the aggregate to resolve these matters will not have a material adverse effect on MAB's financial position, results of operations or cash flows beyond the reserves already established. Included in these reserves is an amount for $190,000 for a potential loss related to a specific contract. Management estimates the range of potential losses is between $-0- and $380,000 for this specific contract. Management is not aware of any other legal proceedings.

10. Profit Sharing Plan

     MAB has a profit sharing plan with a 401(k) feature covering all qualified employees. MAB's contribution to this plan is a 50% match on the first 4% contributed by employees. MAB contributed $47,732, $50,531, and $50,805 in 1993, 1994, and 1995, respectively, to the Plan. MAB contributed $40,242 to the Plan for the six month period ended June 30, 1996.

11. Major Customer

     MAB had revenues from a major customer of approximately 9% and 10% for the years ended December 31, 1994 and 1995, respectively and 13% for the six month period ended June 30, 1996.

     During August 1996, MAB was notified that it will not continue to provide certain services to this customer.

12. Stock Purchase Agreement

     In July 1996, the shareholder received a letter of intent from NCO Financial Systems to purchase MAB. MAB is currently pursuing the sale.

             (A map of the United States showing the location of the
               Company's corporate headquarters, call centers and
                 sales centers appears on the inside back cover
                of the Prospectus. The map is superimposed over
                       a photograph of computer boards.)

================================================================================

       No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company, or that information contained herein is correct as of any time subsequent to the date hereof.



                               ------------------
                                TABLE OF CONTENTS
                               ------------------



                                                     Page
                                                     -----
Prospectus Summary  ..............................     3
Risk Factors  ....................................     8
Acquisition History    ...........................    13
Use of Proceeds  .................................    16
Dividend Policy and Prior S Corporation Status .      16
Price Range of Common Stock  .....................    17
Capitalization   .................................    18
Selected Financial and Operating Data ............    19
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations    .................................    22
Business   .......................................    30
Management    ....................................    39
Certain Transactions   ...........................    44
Principal and Selling Shareholders    ............    47
Description of Capital Stock    ..................    49
Shares Eligible for Future Sale    ...............    52
Underwriting  ....................................    54
Legal Matters    .................................    55
Experts    .......................................    55
Additional Information    ........................    55
Index to Consolidated Financial Statements  ......   F-1

================================================================================

                                2,500,000 Shares






                                [GRAPHIC OMITTED]





                                  Common Stock




                                  -------------
                                   PROSPECTUS
                                  ------------







                             MONTGOMERY  SECURITIES

                          JANNEY MONTGOMERY SCOTT INC.

                             THE ROBINSON-HUMPHREY
                                  COMPANY, INC.




                                  JULY 2, 1997



================================================================================